As filed with the Securities and Exchange Commission on June 16, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

Excelsior LaSalle Property Fund, Inc.

(Exact name of registrant as specified in its charter)

Maryland	20-1432284
(State of Organization)	(I.R.S. Employer Identification No.)

225 High Ridge Road, Stamford, CT	06905
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code:

(203) 352-4400

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Class A Common Stock, $0.01 par value per share

Cautionary Note Regarding Forward-Looking Statements

This General Form for Registration of Securities on Form 10 (this “Form 10”) may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments. Forward-looking statements can be identified by the use of forward-looking terminology such as, but not limited to, “may,” “should,” “expect,” “anticipate,” “estimate,” “would be,” “believe,” or “continue” or the negative or other variations of comparable terminology. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this Form 10 is filed with the SEC. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this Form 10. Important factors that could cause actual results to differ materially from the forward-looking statements are disclosed in “Item 1A. Risk Factors.”

Item 1. Business.

GENERAL

Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Fund” refer to Excelsior LaSalle Property Fund, Inc.

We are filing this Form 10 to register our shares of Class A common stock, $0.01 par value per share (our “Common Stock” or “Shares”), pursuant to Section 12(g) of the Exchange Act. We are subject to the registration requirements of Section 12(g) of the Exchange Act because at December 31, 2005 the aggregate value of our assets exceeded applicable thresholds and our Common Stock was held of record by 500 or more persons. As a result of our obligation to register our securities with the Securities and Exchange Commission (the “SEC”) under the Exchange Act, we will be subject to the requirements of the Exchange Act rules. In particular, we will be required to file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K and otherwise comply with the disclosure obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

The Fund is a Maryland corporation and was incorporated on May 28, 2004 (“Inception”). We initially issued 1,000 Shares to a sole stockholder, LaSalle U.S. Holdings, Inc. (“LUSHI”). On December 17, 2004, the Fund changed its legal name to Excelsior LaSalle Property Fund, Inc. The Fund was created to provide accredited investors within the meaning of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”) with an opportunity to participate in a private real estate investment fund that has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. We are authorized to issue up to 5,000,000 Shares. Please note that while we use the term “Fund,” the Fund is not a mutual fund or any other type of “investment company” as that term is defined by the Investment Company Act of 1940, as amended (the “Investment Company Act”) and will not be registered under that Act.

From Inception through December 22, 2004, LUSHI was the sole stockholder of the Fund, and the Fund was managed and advised by LaSalle Investment Management, Inc. (“LaSalle”), a Maryland corporation and an affiliate of LUSHI. During this time, we acquired an office building, two industrial buildings, an ownership interest in a retail joint venture and entered into contracts to purchase two additional industrial buildings. During the time in which LUSHI was our sole stockholder, LUSHI contributed capital of $50,082,667 to the Fund, in two forms, cash contributions of $37,974,780, which were used to acquire properties, and the contribution of the Monument IV at Worldgate office building at LUSHI’s carrying cost of $12,107,887. LUSHI, through its advisor LaSalle, has committed to maintain a $10,000,000 investment in the Fund for the shorter of ten years or until LaSalle is no longer associated with the Fund. In accordance with Fund agreements, any capital contributions from LUSHI in excess of the $10,000,000 committed investment would be returned to LUSHI. This excess capital amounted to $40,082,667.

On December 23, 2004, we held an initial closing (the “Initial Closing”) and sold an additional 836,100 Shares for $100 per share to approximately 400 accredited investors. Concurrent with the Initial Closing, LUSHI received a distribution of $1,289,777, an amount equal to the cash generated by the Fund while LUSHI was our sole stockholder and the return of the excess capital of $40,082,667, leaving $10,000,000 of LUSHI’s initial investment in the Fund. Cash generated by the Fund while LUSHI was our sole stockholder was calculated based on the revenues and expenses of the properties as adjusted to eliminate certain non-cash items such as straight-line rent, depreciation, amortization of intangibles and equity earnings from the unconsolidated property and further adjusted to add back the preferred return on the unconsolidated property. Cash generated by the Fund is not comparable to and should not be compared to cash flows from operations as measured under GAAP. The amount of cash generated by the Fund and paid to LUSHI was approved by the Manager and our board of directors. See “Item 7. Certain Relationships and Related Transactions” for a description of the LUSHI coinvestment. To give effect to LUSHI’s investment, LUSHI was issued an additional 99,000 Shares at the Initial Closing, which along with the initial 1,000 shares issued on May 28, 2004 as noted above, reflect a total investment by LUSHI of $10,000,000 for which it received 100,000 Shares. Also on December 23, 2004, our sponsor, U.S. Trust Company, N.A., acting through its investment advisory division, U.S. Trust Company, N.A. Asset Management Division, became the manager of the Fund. On December 16, 2005, UST Advisers, Inc., a wholly-owned subsidiary of U.S. Trust Company, N.A., assumed the duties and responsibilities of U.S. Trust Company, N.A. Asset Management Division and became the manager of the Fund (the “Manager”). The Manager is registered as an investment advisor with the SEC. The Manager has the day-to-day responsibility for our management and administration pursuant to a management agreement between us and the Manager (the “Management Agreement”). On March 31, 2006, U.S. Trust Company, N.A. merged with its affiliate, United States Trust Company, National Association (“U.S. Trust”), with U.S. Trust as the surviving entity. The Manager is a wholly-owned subsidiary of U.S. Trust. U.S. Trust is a wholly-owned subsidiary of U.S. Trust Corporation, which is in turn a wholly-owned subsidiary of The Charles Schwab Corporation, a New York Stock Exchange-listed financial services firm.

The Manager and the Fund contracted with LaSalle to act as our investment advisor (the “Advisor”). The Advisor is registered as an investment advisor with the SEC. The Advisor has broad discretion with respect to our investment decisions and is responsible for selecting our investments and for managing our investment portfolio pursuant to the terms of the Advisory Agreement among the Fund, the Advisor and the Manager (the “Advisory Agreement”). LaSalle is a wholly-owned but operationally independent subsidiary of Jones Lang LaSalle Incorporated, a New York Stock Exchange-listed real estate services and money management firm. We have no employees as all operations are overseen and undertaken by the Manager and Advisor. In accordance with Maryland law, the Fund does have certain officers who administer the Fund’s operations. Among other things, the Fund’s Co-Chief Executive Officers and the Chief Financial Officer will sign the certifications that are required to accompany the Fund’s Form 10-Ks and Form 10-Qs that the Fund will file after this Form 10 becomes effective. See “Item 5. Directors and Executive Officers.” These officers are employees of, and are compensated by, the Manager.

The Manager has retained The Townsend Group, at the expense of the Manager, to assist the Manager in reviewing the investment activities of the Advisor and the investment performance of the Fund’s assets and monitoring compliance with the Fund’s investment guidelines. The Townsend Group is a consulting firm whose exclusive focus is the asset class of real estate. Founded in 1983 and with offices in Cleveland, Denver and San Francisco, The Townsend Group is a provider of real estate consulting services to institutional investors in the United States.

From time to time since the Initial Closing we have sold additional Shares to accredited investors. As of June 1, 2006, there were 2,432,792 Shares outstanding.

For a description of our properties, see “Item 3. Properties.”

INVESTMENT STRATEGY

Our investment objective is to seek to generate attractive long-term risk-adjusted total returns. We intend to pursue our investment objective by investing in real estate and real estate related assets directly or through subsidiaries (as described below), including joint venture arrangements with third parties. We intend to acquire and manage a portfolio of real estate investments that is diversified by both property sector and by geographic market. Specifically, we intend to pursue investments in well-located, well-leased assets within the office, retail, industrial and apartment sectors in the United States (the “Primary Sectors”). We expect to actively manage the mix of properties and markets over time in response to changing operating fundamentals within each property sector and to changing economies and real estate markets in the cities considered for investment. When consistent with our investment objective, we will also seek to maximize the tax efficiency of our investments through tax-free exchanges and other tax planning strategies. Our investment strategy may be changed from time to time by our board of directors.

We expect that a majority of our total return will be generated from current income. We also expect to have the potential for moderate capital appreciation over a market cycle. We will seek to minimize risk and maintain stability of income and value through broad diversification across property sectors and geographic markets and by balancing tenant lease expirations and debt maturities across the portfolio. We expect to employ debt financing to enhance returns when mortgage interest rates are at attractive levels relative to real estate income yields. To moderate risk, we expect to limit overall portfolio leverage to 65% (portfolio leverage is calculated as our share of the current property debt balance divided by the fair value of all our real estate investments). We expect to rely primarily on fixed-rate financing to lock in favorable spreads between real estate income yields and mortgage interest rates, and expect to maintain a balanced schedule of debt maturities.

We may also seek to enhance overall portfolio returns by selectively investing in higher-risk properties involving more significant leasing and/or capital reinvestment challenges. After our net asset value, or NAV as defined under “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Calculation of Share Price—Net Asset Value Calculation” exceeds $300 million, we may invest up to 25% of our assets in investments in sectors other than the Primary Sectors and/or properties located outside of the United States (“Other Investments”). These investments will be considered when the anticipated incremental return outweighs the inherent incremental risk relative to the Primary Sectors. Pursuant to the terms of the Advisory Agreement, the Manager has retained the right to appoint one or more additional advisors with respect to Other Investments.

We intend to adhere to the above investment strategy for the remainder of 2006.

INVESTMENT POLICIES

Investments in Real Estate or Interests in Real Estate

We may invest directly in real estate or indirectly in real estate through interests in corporations, limited liability companies, partnerships and joint ventures having an equity interest in real property, real estate investment trusts, ground leases, tenant-in-common interests, participating mortgages, convertible mortgages, second mortgages, mezzanine loans or other debt interests convertible into equity interests in real property, options to purchase real estate, real property purchase-and-leaseback transactions and other transactions and investments with respect to real estate. Prior to our NAV reaching $300 million, all real estate investments will be in the United States. After reaching the $300 million NAV threshold, up to 25% of our assets may be located outside the United States.

We intend, where appropriate, to employ leverage to enhance our returns. Long-term non-recourse financing, on a portfolio-wide basis, is not expected to exceed 65% of portfolio value without the approval of our board of directors. Leverage on any single property is not expected to exceed 75% of the property’s fair value without the approval of our board of directors. There is no set limit as to the number of mortgages that may be secured by a single property, as long as the 75% leverage threshold is not exceeded. Also, we have obtained an unsecured line of credit for up to $30 million (expandable to $50 million once our NAV exceeds $300 million, subject to certain financial covenants) for short-term operating and other working capital needs which is excluded from the portfolio leverage limits described above.

The Advisor performs hold/sell analyses for each property as part of the annual strategic planning process. A sale decision may originate at the portfolio level, where diversification objectives relating to property, geographical mix or scheduled lease expirations may indicate the need to rebalance the portfolio. A range of property-specific conditions may also indicate the need to sell, including changing demand fundamentals, potential market oversupply, changing conditions in capital markets, or changes in the asset’s competitive status in its market. Ultimately, the optimal holding period for every property is the period that maximizes return within our risk tolerance objectives. This goal is achieved when:

•	the Advisor’s research and analysis conclude that the asset or the market have reached a cyclical peak;

•	analysis indicates that a property is likely to under-perform our return objectives going forward;

•	analysis indicates that a property’s risk profile exceeds our tolerances; or

•	we can achieve improved returns by redeploying capital into new investments.

We have no limitation on the percentage of total assets that may be invested in any asset, nor the concentration of investments in any one geographic location nor to any individual tenant. The Advisory Agreement includes broad investment guidelines that provide for our diversification goals, which include goals for investment style, property type and geographic diversification.

Investment in Real Estate Mortgages

We may invest in real estate mortgages on all types of properties, which may be first or second mortgages that may or may not be insured by a governmental body. We are not limited as to the percentage of total assets that may be invested in any real estate mortgage, nor the concentration of real estate mortgages in any one geographic location nor to any individual borrower though we intend to follow our diversification guidelines when making these investments. We will generally invest only in mortgage loans that provide some type of ownership feature, including participating mortgages, convertible mortgages, second mortgages, mezzanine loans or mortgages with purchase options. We do not intend to originate, service or warehouse real estate mortgages.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities

We intend to acquire equity interests in entities that own real estate. In this regard, we may invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests or membership interests in limited liability companies or other special purpose entities owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. We have not established limitations on the purchase of securities and interests in entities we may acquire as it would relate to securities listed on exchanges, minimum net income requirements or the period of operation for the issuer. We have not established limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, other than as described in this section, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we intend that our investments in securities will not require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

Investments in Other Securities

We do not intend to invest in securities of persons (e.g., corporations) not engaged in real estate related activities.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to certain activities. These policies may be amended or revised, from time to time, at the discretion of our board of directors, without a vote of the stockholders.

To issue more classes or series of common stock

Our board of directors may classify or reclassify any unissued shares of our Common Stock from time to time in one or more classes or series of stock. We may issue various series of common stock in the future. If we issue any new series of common stock, we currently expect that it will have the same legal rights and preferences as our Shares.

To issue senior securities

We have not issued any senior securities and do not anticipate issuing any senior securities in the future.

To borrow money

We have borrowed and will continue to borrow, money to finance acquisitions and cover working capital needs. The Advisor has broad discretion over the financing and re-financing of the real estate investments, as well as borrowing money through the unsecured working capital credit facility. The Advisor may enter into non-recourse debt secured by a real estate investment, as long as the debt is limited to 75% of the fair value of the individual real estate investment. Our overall non-recourse, secured debt is limited to 65% of the fair value of all our real estate investments. Our board of directors has approved the use of an unsecured line of credit, for up to $30 million (expandable to $50 million once our NAV exceeds $300 million). Borrowings under the unsecured credit facility are not included in the 65% secured debt to fair value of all our real estate investments limitation. We may borrow money with variable interest rates and we may employ caps or swaps to limit our exposure to interest rate risk.

To make loans to other persons

We have and may in the future make loans, secured by real estate, to individuals. Such loans will be made when we believe it is in our best interest to gain control of real estate investments that fit within our investment guidelines. Loans to other persons (e.g., corporations), secured by real estate, fall under the broad discretion of the Advisor and generally will consist of participating mortgages, convertible mortgages, second mortgages, mezzanine loans or secured debt with a purchase option. We have not made, and will not make, loans to other persons that are not directly related to the acquisition of real estate investments. The Advisor does not have the authority to make loans that are not directly related to real estate investments.

To invest in the securities of other issuers for the purpose of exercising control

We have not invested, but may in the future invest, in securities of other issuers whose line of business relates to the ownership of real estate under the discretion of the Advisor for the purpose of exercising control of those issuers. All decisions to invest in securities of other issuers fall under the broad discretion of the Advisor.

To underwrite securities of other issuers

We have not underwritten, and will not underwrite, the securities of other issuers.

To engage in the purchase and sale (or turnover) of investments

We have and intend to continue to be engaged in the purchase of real estate investments and may, from time to time, invest excess cash in short-term, government-backed securities. We have not sold, but expect in the future to sell, individual real estate investments when the Advisor determines that the prospective returns or risk of the investment are not appropriate for the Fund. All decisions to purchase and sell real estate investments fall under the broad discretion of the Advisor.

To offer securities in exchange for property

We have not offered, but may in the future offer, securities in exchange for real estate investments subject to the consent of both the Manager and Advisor.

To repurchase or otherwise reacquire our Shares or other securities

Pursuant to our Share Repurchase Program, we intend to provide limited liquidity to our stockholders by conducting semi-annual tender offers. See “Item 11. Description of Registrant’s Securities To Be Registered—Share Repurchase Program.”

To make annual or other reports to security holders

We intend to make available to all stockholders audited annual financial statements and unaudited quarterly financial statements. Following effectiveness of this registration statement, we will be required to file annual, quarterly and current reports and other information with the SEC. You may obtain copies of any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, registration statements and other information about issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

COMPETITION

We face competition when attempting to make real estate investments, including competition from domestic and foreign financial institutions, other REITs, life insurance companies, pension funds, partnerships and individual investors. The leasing of real estate is highly competitive. Our properties compete for tenants with similar properties primarily on the basis of location, total occupancy costs (including base rent and operating expenses), services provided, and the design and condition of the improvements.

SEASONALITY

Our investments are not materially impacted by seasonality, despite certain of our retail tenants being impacted by seasonality. Percentage rents (rents computed as a percentage of tenant sales) that we earn from investments in retail properties may, in the future, be impacted by seasonality.

ENVIRONMENTAL STRATEGIES

As an owner and operator of real estate, we are subject to various environmental laws. Compliance with existing laws has not had a material adverse effect on our financial condition and results of operations, and we do not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed environmental laws or regulations applicable to our current investments in properties or investments in properties we may make in the future. During our due diligence prior to making investments in properties, we retain qualified environmental consultants to assist us in identifying and quantifying environmental risks associated with such investments.

REPORTABLE SEGMENTS

Financial Accounting Standards Board (“FASB”) Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), requires disclosure of certain operating and financial data with respect to separate business activities within an enterprise. Our primary business is the ownership and operation of real estate investments. We evaluate cash flow and allocate resources on a property-by-property basis. We aggregate our properties into one reportable segment since all properties are institutional quality commercial real estate. We do not distinguish or group our consolidated operations by property type or on a geographic basis. Accordingly, we have concluded that we currently have a single reportable segment for SFAS 131 purposes. Further, all operations are currently within the United States.

INSURANCE

Although we believe our investments are currently adequately covered by insurance consistent with the level of coverage that is standard in our industry, we cannot predict at this time if we will be able to obtain adequate coverage at a reasonable cost in the future.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of our Common Stock by persons who hold the securities as capital assets (within the meaning of section 1221 of the Internal Revenue Code (the “Code”)). It does not purport to address the federal income tax consequences applicable to all categories of holders, including holders subject to special treatment under federal income tax laws, such as insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations (except as discussed under “—Taxation of Stockholders—Tax-Exempt Stockholders”) or dealers in securities. Except as discussed under “—Taxation of Stockholders—Non-U.S. Stockholders,” this summary also does not address persons who are not U.S. Stockholders (as defined herein).

This summary is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial and administrative authorities. All these authorities are subject to change, and any change may be effective retroactively. This summary is not tax advice, and is not intended as a substitute for careful tax planning. WE RECOMMEND THAT OUR STOCKHOLDERS CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

General

We are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation, as described in this registration statement and as represented by us, is expected to enable us to meet the requirements for qualification and taxation as a REIT. Our qualification and taxation as a REIT will depend upon our ability to meet on a continuous basis, through actual annual operating results, (i) income and asset composition tests, (ii) specified distribution levels, (iii) diversity of beneficial ownership and (iv) various other qualification tests (discussed below) imposed by the Code. No assurance can be given that we actually will satisfy such tests on a continuous basis. See “Failure to Qualify,” below.

The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These are highly technical and complex provisions that have received only limited administrative and judicial interpretation, and that are subject to change, potentially with retroactive effect.

In general, if we qualify as a REIT, we will not be subject to federal corporate income taxes on the net income that we earn that is distributed currently to our stockholders. This treatment substantially eliminates the “double taxation” (taxation at both the corporation and stockholder levels) that generally results from an investment in stock of a “C” corporation (that is, a corporation generally subject to the full corporate-level tax). We will, however, still be subject to federal income and excise tax in certain circumstances, including the following:

•	we will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains;

•	we will be subject to the “alternative minimum tax” on our undistributed items of tax preference;

•	if we have (i) net income from the sale or other disposition of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, then we will be subject to tax on that income at the highest corporate rate. In general, “foreclosure property” is any property we acquire by foreclosure or otherwise on default of a lease of such property or a loan secured by such property;

•	if we have net income from prohibited transactions, such income will be subject to a 100% tax. In general, “prohibited transactions” are sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business;

•	if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below), but preserve our qualification as a REIT by satisfying certain other requirements, then we will be subject to a 100% tax on the product of (a) the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability;

•

if we fail to distribute for each calendar year at least the sum of (i) 85% of our REIT ordinary income, (ii) 95% of our REIT capital gain net income and (iii) any undistributed taxable income from prior years, then we will be subject to a 4% excise tax on the excess of the required distributions over the actual distributions. Dividends declared in the fourth quarter of the calendar year, which are payable to shareholders of record on a specified date within the fourth quarter, and paid by January 31st of the following year, are deemed paid by the REIT and received by each shareholder on December 31st of such calendar year;

•	if we acquire any asset from a “C” corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset or any other property in the hands of the C corporation, and if we recognize gain on the disposition of such asset during the ten year period beginning on the date we acquire the asset, then the asset’s “built-in” gain (the excess of the asset’s fair market value at the time we acquired it over the asset’s adjusted basis at that time) will be subject to tax at the highest corporate rate;

•	we may elect to retain and pay income tax on some or all of our long-term capital gain, as described below; and

•	if it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined below) on the basis of arm’s length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, then we will be subject to a tax equal to 100% of those amounts.

Requirements for Qualification

The Code defines a REIT as a corporation, trust, or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) no more than 50% of the value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

(7) that meets certain other tests, described below, regarding the composition of its income and assets; and

(8) whose taxable year is the calendar year.

The first four requirements must be satisfied during the entire taxable year, and the fifth requirement must be satisfied during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. We will be treated as satisfying the sixth requirement for any taxable year for which we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our Shares and we do not know, or exercising reasonable due diligence would not have known, that we failed to satisfy such condition.

We intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding Shares. Failure to do so will subject us to a fine. In addition, certain restrictions on the transfer of our Shares, imposed by our charter, are meant to help us continue to satisfy the fifth and sixth requirements for qualification described above.

Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests

To remain qualified as a REIT, we must satisfy two gross income tests in each taxable year. First, at least 75% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources such as rents from real property (as defined below), dividends and gain from the sale or disposition of shares in other REITs, interest on obligations secured by real property and earnings from certain temporary investments. Second, at least 95% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Rents received by a REIT (which include charges for services customarily furnished or rendered in connection with real property and rent attributable to personal property leased in connection with real property) will generally qualify as “rents from real property” subject to certain restrictions, including:

•	the amount of rent must not be based, in whole or in part, on the income or profits of any person (with an exception for rents based on fixed percentages of the tenant’s gross receipts or sales);

•	except for certain qualified lodging facilities leased to a taxable REIT subsidiary (described below), the REIT or a direct or indirect owner of 10% or more of the REIT may not own, directly or constructively, 10% or more of the tenant (a “Related Party Tenant”);

•	the amount of rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease; and

•	the REIT generally may not operate or manage the property or furnish or render services to the tenants except through (i) a taxable REIT subsidiary (described below) or (ii) an “independent contractor” that satisfies certain stock ownership restrictions and is adequately compensated and from whom the REIT derives no income. We are not required to use a taxable REIT subsidiary or independent contractor to the extent that any service provided is “usually or customarily rendered” in connection with the rental of space for occupancy only and is not considered “rendered to the tenants.”

If, for any taxable year, we fail to satisfy the 75% gross income test, the 95% gross income test, or both, we may nevertheless preserve our REIT status if we satisfy certain relief provisions under the Code. In general, relief will be available if (i) our failure to meet one or both of the gross income tests is due to reasonable cause rather than willful neglect and (ii) we attach a schedule to our federal corporate income tax return indicating the nature and amount of our non-qualifying income. However, it is impossible to state whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under “General,” even if we qualify for relief, a tax would be imposed with respect to the amount by which we fail the 75% gross income test or the 95% gross income test.

Asset Tests

To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature of our assets:

•	at least 75% of the value of our total assets must be represented by real estate assets, including (a) interests in real property and interests in obligations secured (or deemed for these purposes to be secured) by real property, (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (that is, at least five years) public debt offering, (c) stock in other REITs and (d) cash, cash items and Government securities;

•	no more than 20% of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below); and

•

except for (a) securities in the 75% asset class, (b) securities in a taxable REIT subsidiary or qualified REIT subsidiary (defined below), and (c) most partnership interests and certain debt obligations: (i) the value of any one issuer’s securities we own may not exceed 5% of the value of our total assets; (ii) we may not own more than 10% of any one issuer’s outstanding voting securities; and (iii) we may not own more than 10% of the total value of any one issuer’s outstanding securities.

We may hold assets (or provide services to tenants) through one or more taxable REIT subsidiaries. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. A taxable REIT subsidiary pays tax at regular corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if earned by us directly. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, we will be subject to a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm’s length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate.

We may also hold assets through one or more corporate subsidiaries that satisfy the requirements to be treated as “qualified REIT subsidiaries.” A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and assets tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary (and no election is made to treat the subsidiary as a taxable REIT subsidiary). We may also hold assets through other entities that may be disregarded for federal income tax purposes, such as one or more limited liability companies in which we are the sole member.

If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.

We also will not lose our status as a REIT if we were to violate the asset tests described above as a result of more than 5% of our total assets being invested in the securities of one issuer or as a result of holding more than 10% (by vote or by value) of the securities of any one issuer, under the following circumstances. First, if (i) the value of the assets causing us to violate the 5% or 10% tests does not exceed the lesser of (a) 1% of the value of our assets at the end of the quarter in which the violation occurs, or (b) $10,000,000, and (ii) we cure the violation by disposing of such assets within six months after the end of the quarter in which we identify the failure, then we will not lose our REIT status. Second, if the value of the assets that cause the violation exceeds the foregoing value threshold, then we will still maintain our REIT status provided (i) our failure to satisfy the 5% or 10% tests was due to reasonable cause and was not due to willful neglect, (ii) we file a schedule with the IRS describing the assets causing the violation, (iii) we cure the violation by disposing of the assets within six months after the end of the quarter in which we identify the failure, and (iv) we pay a “penalty tax.” The penalty tax is equal to the greater of (a) $50,000 or (b) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. This second rule also applies if less than 75% of our total assets are represented by real estate or if more than 20% of our total assets are represented by the securities of one or more taxable REIT subsidiaries.

Annual Distribution Requirement.

To qualify as a REIT, we must also distribute to our stockholders, dividends (other than capital gain dividends) in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our “net capital gain”) plus (b) 90% of our after-tax net income, if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income (including, among other things, cancellation of indebtedness income and original issue discount). In general, the distributions must be paid during the taxable year to which they relate. We may also satisfy the distribution requirements with respect to a particular year provided we (i) declare a sufficient dividend before timely filing our tax return for that year and (ii) pay the dividend within the 12 month period following the close of the year, and on or before the date of the first regular dividend payment after such declaration.

To the extent we fail to distribute 100% of our net capital gain or we distribute at least 90% but less than 100% of our “REIT taxable income” (as adjusted), we will be subject to tax at regular corporate rates (with respect to the undistributed net capital gain) and at the regular corporate ordinary income tax rates (with respect to the undistributed REIT taxable income). Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

We intend to make timely dividend distributions sufficient to meet the foregoing annual distribution requirements. It is possible that from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. The shortfall may, for example, be due to differences between the time we actually receive income or pay an expense, and the time we must include the income or may deduct the expense for purposes of calculating our REIT taxable income. As a further example, the shortfall may be due to an excess of non-deductible cash outlays such as principal payments on debt and capital expenditures, over non-cash deductions such as depreciation. In such instances, we may arrange for short-term or long-term borrowings so that we can pay the required dividends and meet the 90% distribution requirement.

Under certain circumstances, if we fail to meet the distribution requirement for a taxable year, we may correct the situation by paying “deficiency dividends” to our stockholders in a later year. By paying the deficiency dividend, we may increase our dividends paid deduction for the earlier year, thereby reducing our REIT taxable income for the earlier year. However, if we pay a deficiency dividend, we will have to pay to the IRS interest based on the amount of any deduction taken for such dividend.

Failure to Qualify

If we would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for each violation. The immediately preceding sentence does not apply to violations of the income tests described above or violations of the asset tests for which special relief rules (described above) are provided.

If we fail to qualify for taxation as REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

For any year in which we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. Any distributions we do make will not be deductible by us, and will generally be taxable to our stockholders as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations in the Code, corporate stockholders receiving such distributions may be eligible to claim the dividends received deduction, and such distributions made to non-corporate stockholders may qualify for preferential rates of taxation.

Taxation of Stockholders

U.S. Stockholders

As used in this section, the term “U.S. Stockholder” means a holder of our Common Stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and the partners in such partnership, should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our Common Stock.

Dividends

As long as we qualify as a REIT, distributions that are made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and are not designated as capital gain dividends) will be taken into account by them as ordinary income and will be ineligible for the corporate dividends received deduction. Except in very limited circumstances, such distributions also will not qualify for the new lower rate applicable to certain dividends paid to individuals. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held our shares. Thus, with certain limitations, capital gain dividends received by a U.S. Stockholder who is an individual may be eligible for preferential rates of taxation. However, U.S. Stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Dividends declared by us in October, November or December of any calendar year and payable to stockholders of record on a specified date in such month, are treated as paid by us and as received by our stockholders on the last day of the calendar year (including for excise tax purposes), provided we actually pay the dividends no later than in January of the following calendar year.

We may elect not to distribute part or all of our net long-term capital gain, and pay corporate tax on the undistributed amount. In that case, a U.S. Stockholder will (i) include in its income, as long-term capital gain, its proportionate share of the undistributed gain, and (ii) claim, as a refundable tax credit, its proportionate share of the taxes paid. In addition, a U.S. Stockholder will be entitled to increase its tax basis in our Shares by an amount equal to its share of the undistributed gain reduced by its share of the corporate taxes paid by us on the undistributed gain.

Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock as to which the distributions were made, and will reduce the adjusted basis of the stockholder’s shares. To the extent these distributions exceed the stockholder’s adjusted basis in its shares, the distributions will be included in the stockholder’s income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

Stockholders may not claim any net operating losses or net capital losses that we generate on their individual income tax returns. Distributions with respect to, and gain from the disposition of, our Shares will be treated as “portfolio income” and, therefore, U.S. Stockholders that are subject to the passive activity loss limitations will be unable to claim passive activity losses against such income.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our Shares. To do so, we must demand written statements each year from the record holders of specified percentages of our Common Stock in which they are requested to disclose the actual owners of our Shares, i.e., the persons required to include the dividends paid by us in their gross income. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A U.S. Stockholder that fails or refuses to comply with this demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our Shares and other information.

Sale of Stock

When a U.S. Stockholder sells or otherwise disposes of our Common Stock, the stockholder will recognize capital gain or capital loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the stockholder’s adjusted tax basis in the Shares for tax purposes. The gain or loss will be long-term gain or loss if the U.S. Stockholder has held the Shares for more than one year. Long-term capital gain of a non-corporate U.S. Stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. Stockholder on a disposition of Shares that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent the stockholder received distributions from us that were treated as long-term capital gains. Limitations are imposed on the deductibility of capital losses.

Backup Withholding

We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. Stockholder may be subject to backup withholding tax (currently at a rate of 28%) with respect to dividends paid unless the stockholder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. An individual U.S. Stockholder may satisfy these requirements by providing us with a properly completed and signed IRS Form W-9. Individual U.S. Stockholders who do not provide us with their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Any amount withheld will be creditable against the U.S. Stockholder’s income tax liability.

Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income (“UBTI”) if received by a tax-exempt entity. Based on that ruling, dividend income from our Shares generally will not be UBTI to a tax-exempt U.S. Stockholder, provided that the stockholder has not held its Shares as “debt financed property” within the meaning of the Code. Similarly, gain from selling our Shares generally will not constitute UBTI to a tax-exempt U.S. Stockholder unless the stockholder has held our Shares as “debt financed property.”

Notwithstanding the above paragraph, if we are a “pension-held REIT,” then any qualified pension trust that holds more than 10% of our Shares will have to treat dividends paid by us as UBTI in the same proportion that our gross income would be UBTI if earned by the pension trust directly. A qualified pension trust is any trust described in section 401(a) of the Code that is exempt from tax under section 501(a) of the Code. In general, we will be treated as a “pension-held REIT” only if (a) we are predominantly owned by qualified pension trusts (that is, at least one qualified pension trust holds more than 25% of our Shares, or one or more qualified pension trusts, each of which owns more than 10% of our Shares, hold in the aggregate more than 50% of our Shares) and (b) we would not qualify as a REIT if we had to treat our Shares owned by a qualified pension trust as owned by a single individual under the closely-held provisions governing REITS (instead of treating such stock as proportionately owned by the qualified pension trust’s multiple beneficiaries). As a result of certain limitations on the transfer and ownership of shares contained in the Declaration of Trust, we do not expect to be classified as a pension-held REIT.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(17) and (c)(20), respectively, of the Code are subject to different UBTI rules, which generally will require them to characterize our distributions as UBTI unless they comply with certain set-aside or reserve requirements.

Non-U.S. Stockholders

The rules governing the U.S. federal income taxation of stockholders who or which are nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that are not subject to U.S. federal income taxation (which we call “non-U.S. Stockholders”), are complex, and no attempt will be made herein to provide more than a limited summary of those rules. The discussion below assumes that the non-U.S. Stockholder’s investment in our Shares is not effectively connected with a trade or business conducted in the United States by the non-U.S. Stockholder or, if a tax treaty applies to the non-U.S. Stockholder, that its investment in our Shares is not attributable to a United States permanent establishment maintained by the non-U.S. Stockholder. WE RECOMMEND THAT NON-U.S. STOCKHOLDERS CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS AND REPORTING REQUIREMENTS WITH REGARD TO AN INVESTMENT IN OUR SHARES.

Ordinary Dividends

Distributions, other than capital gain dividends and distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests (discussed below), will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to non-U.S. Stockholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends (other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends) paid to a non-U.S. Stockholder, unless we receive the requisite proof that (i) a lower treaty rate applies or (ii) the income is “effectively connected income.” A non-U.S. Stockholder claiming the benefit of a tax treaty may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A non-U.S. Stockholder who wishes to claim that distributions are effectively connected with a United States trade or business may need to satisfy certification and other requirements, such as providing IRS Form W-8ECI. Other requirements, such as providing an IRS Form W-8IMY, may apply to a non-U.S. Stockholders that is a financial intermediary or a foreign partnership.

Return of Capital

Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from a disposition of U.S. real property will be treated as a non-taxable return of capital to a non-U.S. Stockholder up to the amount of the non-U.S. Stockholder’s adjusted basis in our Shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. Stockholder’s Shares, they will give rise to tax liability if the non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its Shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will exceed our current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. Stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution did, in fact, exceed our current and accumulated earnings and profits.

FIRPTA Dividends

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain from the sale or exchange of U.S. real property interests generally is taxable to non-U.S. persons as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders will be taxed on our capital gain distributions that are attributable to gains from the distributions of U.S. real property (collectively, “FIRPTA dividends”) at the same capital gain rates applicable to U.S. Stockholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). Corporate non-U.S. Stockholders may be subject to a 30% branch profits tax on FIRPTA dividends unless the stockholder is entitled to treaty relief or other exemption. We will be required to withhold 35% of any FIRPTA dividend, including any distribution that we could designate as a capital gain dividend.

Sales of Shares

Gain recognized by a non-U.S. Stockholder upon a sale or exchange of our Shares generally will not be taxed under FIRPTA provided we are a “domestically controlled REIT.” In general, we will qualify as a domestically controlled REIT if at all times during a designated testing period less than 50% in value of our Shares are held (directly or indirectly) by foreign persons. Gain not subject to FIRPTA nevertheless will be subject to a 30% U.S. tax if the non-U.S. Stockholder is an alien individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met.

We anticipate that we will qualify as a domestically controlled REIT, but, no assurance can be given that we will so qualify. If we are not a domestically controlled REIT, then a non-U.S. Stockholder’s sale of our Shares generally will not be subject to tax under FIRPTA if (a) our Shares are regularly traded on an established securities market (such as the New York Stock Exchange) and (b) the non-U.S. Stockholder has not owned more than 5% of our Shares during a designated testing period. If gain on the sale of Shares are subject to tax under FIRPTA, then a non-U.S. Stockholder will be subject to income and branch profits taxes as described above under “—Taxation of Stockholders—Non-U.S. Stockholders—FIRPTA Dividends,” and the purchaser of such shares may be required to withhold 10% of the gross purchase price.

Federal Estate Taxes

In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our Shares at the date of death, our Shares will be included in the individual’s estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

A non-U.S. Stockholder generally is exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of Shares effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from United States federal income tax, the payor or broker does not have actual knowledge or reason to know that the stockholder is a United States person and the stockholder has furnished to the payor or broker a valid IRS Form W-8BEN or an acceptable substitute form certifying, under penalties of perjury, that the stockholder is a non-United States person. Payment of the proceeds from the sale of our Shares affected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if the proceeds are transferred to an account maintained by the non-U.S. Stockholder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the stockholder at a United States address, or the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the stockholder is a United States person and the documentation requirements described above are met or the stockholder otherwise establishes an exemption.

A non-U.S. Stockholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

We and our stockholders may be subject to state or local taxation in various state and local jurisdictions, including those in which we or they transact business or reside. State and local tax laws may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our Shares.

ERISA CONSIDERATIONS

Fiduciary Investment Considerations under ERISA

Certain of our stockholders may be subject to the fiduciary responsibility and prohibited transaction requirements of ERISA, and/or related provisions of the Code. The following is a summary of some of the material fiduciary investment considerations that may apply to such stockholders under ERISA and the Code. This summary is based on the fiduciary responsibility provisions and prohibited transaction restrictions of ERISA, relevant regulations and opinions issued by the United States Department of Labor and court decisions thereunder, and on the pertinent provisions of the Code, relevant regulations, published rulings and procedures of the IRS, and court decisions thereunder.

This summary does not include all of the fiduciary investment considerations relevant to stockholders subject to ERISA and/or Section 4975 of the Code and should not be construed as legal advice or a legal opinion. Prospective stockholders should consult with their own counsel on these matters.

This summary is based on provisions of ERISA and the Code as of the date hereof. This summary does not purport to be complete and is qualified in its entirety by reference to ERISA and the Code. No assurance can be given that future legislation, administrative regulations or rulings in court decisions will not significantly modify the requirements summarized herein. Any such changes may be retroactive and thereby apply to transactions entered into prior to the date of their enactment or release.

Fiduciary Considerations

Before authorizing an investment in our Shares, fiduciaries of an employee benefit plan subject to ERISA should consider: (i) the fiduciary standards imposed by ERISA; (ii) whether an investment in our Shares satisfies the prudence and diversification requirements of ERISA, including whether the investment is prudent in light of limitations on the marketability of the Shares; and (iii) whether such fiduciaries have authority to make the investment under the appropriate plan investment policies and governing instruments. Accordingly, when considering an investment of employee benefit plan assets in our Shares, each employee benefit plan fiduciary should consider the effect of the investment on any applicable fiduciary standards of conduct, prohibited transaction rules, valuation requirements, reporting and disclosure requirements and other related requirements. The sale of Shares to an employee benefit plan is in no respect a representation by the Manager, the Advisor or the Fund that this investment meets all relevant requirements with respect to investments by employee benefit plans generally or any particular employee benefit plan or that this investment is appropriate for an employee benefit plan generally or any particular employee benefit plan.

Definition of Plan Assets

ERISA and the Code impose various duties and restrictions with respect to the investment, management and disposition of plan assets. ERISA and the Code do not, however, define the term “plan assets,” particularly in the context of pooled investment funds and other vehicles in which a plan may invest. The Department of Labor has, however, published regulations relating to the definition of “plan assets,” pursuant to which the assets of an entity in which a plan or plans acquire an equity interest will or will not be deemed “plan assets” (the “Regulation”). The Regulation generally provides that when a plan (including an IRA) acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets will include both the equity interest in the entity and an undivided interest in each of the underlying assets of the entity unless it is established that the entity is an “operating company” as defined in the Regulation or that ownership of each class of equity interests in the entity on any date after the most recent acquisition of any equity interest in the entity by “benefit plan investors” (a term that includes various employee benefit and retirement arrangements in addition to ERISA-Covered Plans (e.g., government plans, foreign employee benefit plans and IRAs) has a value in the aggregate of less than 25% of the total value of such class of equity interests that are outstanding (not counting interests held by the manager of the entity and its affiliates).

If the investments we hold are deemed to be “plan assets” of a plan that is a Stockholder, Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code will extend to investments made by us. This would result, among other things, in:

•	the application of the prudence and other fiduciary standards of ERISA (which impose liability on fiduciaries) to investments made by us, which could materially affect our operations;

•	potential liability for persons having investment discretion over the assets of an ERISA-Covered Plan investing in our Shares should investments made by us not conform to ERISA’s prudence and fiduciary standards under Part 4 of Subtitle B of Title I of ERISA, unless certain conditions are satisfied; and

•	the possibility that certain transactions that we might enter into in the ordinary course of our business might constitute “prohibited transactions” under ERISA and the Code. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of employee benefit plans, may also result in the imposition of an excise tax under the Code upon disqualified persons with respect to the employee benefit plans.

As relevant to us, the Regulation provides that an “operating company” is an entity that is engaged primarily, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Regulation provides that the term operating company includes an entity qualifying as a venture capital operating company (a “VCOC”).

An entity will qualify as a VCOC if: (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments” and (ii) the entity, in the ordinary course of its business, actually exercises management rights with respect to one or more of its venture capital investments. The Regulation defines the term “venture capital investments” as an investment in an operating company (other than a VCOC) with respect to which the investor obtains “management rights”. “Management rights” is defined to mean “contractual rights directly between the investor and an operating company to substantially participate in, or substantially influence the conduct of, the management of the operating company”.

The Advisor has agreed to use its reasonable best efforts to cause us to qualify as a VCOC and structure our investments in compliance with the requirements for such exemption as set forth in the Regulation. While the Manager and the Advisor believe that we will be able to qualify as a VCOC and will use their reasonable best efforts to structure our investments so as to satisfy the VCOC requirements, there is no assurance that we will be able to continue to qualify as a VCOC at all times, inasmuch as this requires a factual determination that depends on the nature of our investments and the nature of our activities.

Prospective stockholders that are subject to the provisions of ERISA should consult with their counsel and advisors as to the provisions of ERISA applicable to an investment in our Shares, including the fiduciary and prohibited transaction provisions of ERISA and the Code. The fiduciary of an individual retirement account, an individual retirement annuity or employee benefit plan not subject to ERISA should consider that investments are limited to those investors that are authorized by the applicable governing documents and by applicable state law, and should consult with counsel regarding their ability to invest in our Shares.

QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST AND TAXABILITY OF DISTRIBUTIONS

We currently qualify as a real estate investment trust pursuant to the requirements contained in Sections 856-858 of the Code. If, as we contemplate, such qualification continues, we will not be taxed on our real estate investment trust taxable income. During 2005, we distributed 100% of our taxable income to our stockholders as detailed in the following table:

2005
Ordinary income per share	$1.38
Return of capital per share	3.87

Distributions paid per share	$5.25

On December 15, 2005, our board of directors declared a $1.75 per Share distribution to Stockholders of record on such date payable on February 3, 2006. This distribution is not included in the $5.25 of distributions described above.

FINANCIAL INFORMATION

For information regarding our revenues, profits and losses and total assets, see our consolidated financial statements beginning on page F-1 of this Form 10.

GEOGRAPHIC CONCENTRATION

Properties in Virginia, Georgia and Illinois accounted for 44%, 30% and 13%, respectively, of our consolidated revenues during the year ended December 31, 2005. Properties in no other state accounted for more than 10% of our consolidated revenues during 2005. All of our properties are located within the United States.

DEPENDENCE ON SIGNIFICANT TENANTS

For the year ended December 31, 2005, Fannie Mae, Havertys Furniture Companies, Inc. and TNT Logistics North America, Inc. accounted for 44%, 14% and 13% of our consolidated revenues, respectively. During the period from May 28, 2004 (Inception) through December 31, 2004, two tenants, Fannie Mae and Havertys Furniture Companies, Inc., accounted for 84% and 11% of our consolidated revenues, respectively.

Item 1A. Risk Factors.

You should consider carefully the risks described below and the other information in this Form 10, including our consolidated financial statements and the related notes included elsewhere in this Form 10. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations.

We are subject to the risks of commercial real estate ownership that could reduce the value of our properties.

Real estate historically has experienced significant fluctuations and cycles in value that have resulted in reductions in the value of real estate related investments. Real estate will continue to be subject to such fluctuations and cycles in value in the future that may negatively impact the value of our investments. The marketability and value of our investments will depend on many factors beyond our control. The ultimate performance of our investments will be subject to the varying degrees of risk generally incident to the ownership and operation of the underlying real properties. The ultimate value of our investments in the underlying real properties depends upon our ability to operate the properties in a manner sufficient to maintain or increase revenues in excess of operating expenses and debt service. Revenues and the values of our properties may be adversely affected by:

•	changes in national or international economic conditions;

•	cyclicality of real estate;

•	changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

•	the financial condition of tenants, buyers and sellers of properties;

•	competition from other properties offering the same or similar services;

•	changes in interest rates and in the availability, cost and terms of mortgage debt;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	the ongoing need for capital improvements (particularly in older structures);

•	changes in real estate tax rates, insurance costs and other operating expenses;

•	adverse changes in governmental rules and fiscal policies;

•	civil unrest;

•	acts of God, including earthquakes, hurricanes and other natural disasters;

•	acts of war;

•	acts of terrorism (any of which may result in uninsured losses);

•	adverse changes in zoning laws;

•	and other factors that are beyond our control.

In the event that any of the properties underlying our investments experience any of the foregoing events or occurrences, the value of and return on such investment may be negatively impacted.

Our success will be dependent on the availability of, and the degree of competition for, attractive investments, which could materially impair our financial performance.

Our operating results will depend upon the availability of, and the Advisor’s ability to identify, acquire and manage, appropriate real estate investment opportunities. It may take considerable time for us to identify and acquire appropriate investments. In general, the availability of desirable real estate opportunities and our investment returns will be affected by the level and volatility of interest rates, conditions in the financial markets and general, national and local economic conditions. No assurance can be given that we will be successful in identifying, underwriting and then acquiring investments which satisfy our return objectives or that such investments, once acquired, will perform as intended. We are engaged in a competitive business and compete for attractive investments with traditional equity sources, both public and private, as well as existing funds, or funds formed in the future, with similar investment objectives. If we cannot effectively compete with these entities for attractive investments, our financial results will be adversely affected.

The past performance of the Manager and the Advisor or any fund connected to either is not a predictor of our future results, and the Fund may not achieve positive financial results.

Neither the track record of senior management of the Manager or the Advisor nor the performance of any fund connected to either shall imply or predict (directly or indirectly) any level of our future performance or the future performance of the Manager or the Advisor. The Advisor’s and Manager’s performance and our performance are dependent on future events and are, therefore, inherently uncertain. Past performance cannot be relied upon to predict future events due to a variety of factors, including, without limitation, varying business strategies, different local and national economic circumstances, different supply and demand characteristics, varying degrees of competition, varying circumstances pertaining to the real estate capital markets and the cyclical nature of real estate. We only recently commenced investment operations and have a very short-term performance history, and the Fund may not achieve positive financial results.

Conflicts of interest may arise between the Advisor and its affiliates and us, which could impair our financial results.

The Advisor and its affiliates engage in a broad spectrum of activities, including real estate advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with our investment activities. In the future, there might arise instances where the interests of the Advisor conflict with our interests and/or the interests of our stockholders. Certain affiliates of the Advisor may engage in transactions with, provide services to, invest in, advise, sponsor and/or act as investment manager to portfolio investments, investment vehicles and other persons or entities that may have similar properties and investment objectives and policies to ours and that may compete with us for investment opportunities. The Advisor and its affiliates and their respective clients may themselves invest in investments that would be appropriate for us and may compete with us for such investment opportunities. The Advisor’s interests in such investments may conflict with our interests in related investments at the time of origination or in the event of default or work out of the investment. These conflicts of interest could impair our financial results.

Conflicts of interest may arise between the Manager and us with respect to the management of the Fund, which could impair our financial results.

Conflicts of interest may arise between the Manager and us with respect to the management of the Fund. It is anticipated that the officers and employees of the Manager will devote as much time to us as the Manager deems appropriate. However, officers and employees may have conflicts in allocating their time and services among us and the Manager and its affiliates. Additionally, the Manager or its affiliates may invest in investments that are senior or junior to, participations in, or have rights and interests different from or adverse to, our investment opportunities for the Manager’s or its affiliates’ account or the account of other funds under its management. The Manager’s interests in such investments may conflict with our interests in related investments at the time of origination or in the event of default or restructuring of the investment. These conflicts of interest could impair our financial results.

If we are unable to obtain leverage on favorable terms, our ability to make new investments, our operating costs and ability to make dividend payments may be adversely affected.

Our return on investment is somewhat dependent upon our ability to grow our portfolio of existing and future investments through the use of leverage. Our ability to obtain the leverage necessary on attractive terms will ultimately depend upon our ability to maintain interest coverage ratios meeting market underwriting standards which will vary according to lenders’ assessments of our creditworthiness and our ability to comply with the terms of the borrowings. Our failure to obtain leverage at the contemplated levels, or to obtain leverage on attractive terms, could have a material adverse effect on our ability to make new investments, our operating costs and our ability to pay dividends over time.

Our use of leverage could impair our financial performance and result in the loss of some or all of our assets.

Leverage creates an opportunity for increased return on our investments, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. This magnification may be realized, for example, in a circumstance where the gross asset value of one of our investments declines, the principal amount of the debt secured by that investment stays constant and the net equity or our net worth absorbs 100% of the decline in the investment’s value. We will leverage assets only when there is an expectation that leverage will enhance returns, although there can be no assurance that our use of leverage will prove to be beneficial. Moreover, there can be no assurance that we will be able to meet our debt service obligations and, to the extent we cannot, we risk the loss of some or all of our assets or a financial loss if we are required to liquidate assets at a commercially inopportune time.

If the Manager or Advisor were to lose key personnel or we were to lose the services of the Manager or the Advisor, our ability to run our business could be adversely affected.

The Manager’s ability to successfully manage our affairs currently depends on the Manager’s organization and the Advisor’s ability to identify, structure and finance investments. We will also be relying to a substantial extent on the experience, relationships and expertise of the senior management and other key employees of the Manager and the Advisor. Key personnel of the Manager include Lee Gardella and Robert Aufenanger. Key personnel of the Advisor include Peter Schaff, Allan Swaringen and Tony O’Malley. There can be no assurance that these individuals will remain in the employ of the Manager and the Advisor. The loss of the services of the Manager’s organization, the Advisor’s investment advice or any of such individuals could have a material adverse effect on our operations. In addition, under certain circumstances, our board of directors has the right to remove the Manager and the Advisor.

We expect to incur significant costs in connection with Exchange Act compliance and we may become subject to liability or sanctions for any failure to comply, which could materially impact our results of operations and financial condition.

As a result of our obligation to register our Common Stock with the SEC under the Exchange Act, we will be subject to Exchange Act rules and related reporting requirements. This compliance with the reporting requirements of the Exchange Act will require timely filing of Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K, among other actions. Further, recently enacted regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act of 2002 and the SEC regulations relating thereto, have increased the costs of corporate governance, reporting and disclosure practices to which we will be subject to upon the effectiveness of this registration statement. Our efforts to comply with applicable laws and regulations, including requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, are expected to involve significant, and potentially increasing, costs. In addition, these laws, rules and regulations create new legal bases for administrative, civil and criminal proceedings against us in case of non-compliance, thereby increasing our risk of liability and potential sanctions.

We may not achieve our return objectives, which may adversely affect the value of your investment.

We will make investments based on the Advisor’s estimates or projections of internal rates of return and current returns, which in turn are based on, among other considerations, assumptions regarding the performance of our assets, the amount and terms of available financing and the manner and timing of dispositions, all of which are subject to significant uncertainty. In addition, events or conditions that have not been anticipated may occur and may have a significant effect on our ability to generate attractive long-term risk-adjusted total returns. Moreover, our ability to achieve our objectives may be adversely impacted by any of the factors discussed in this “Risk Factors” section. Our failure to achieve our return objectives may adversely affect the value of your investment.

If significant tenants were to default on their lease obligations to us, our results of operations and ability to pay dividends to stockholders may be adversely affected.

During the three months ended March 31, 2006, Fannie Mae accounted for 14% of consolidated revenues. During the year ended December 31, 2005 Fannie Mae, Havertys Furniture Companies, Inc. and TNT Logistics North America, Inc. accounted for 44%, 14% and 13% of consolidated revenues, respectively. If any of these significant tenants were to default on its lease obligation to us, our results of operations and ability to pay dividends to stockholders would be adversely affected.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our results of operations and financial condition and our ability to pay dividends to stockholders.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, under, or in its property. In addition, the presence of these substances, or the failure to properly remediate these substances, may subject us to claims by private plaintiffs and adversely affect our ability to sell or rent a property or to use the property as collateral for future borrowing.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the future discovery of environmental contamination may require material expenditures by us. We cannot assure that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties.

These laws typically allow liens to be placed on the affected property. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and that may subject us to liability in the form of fines and/or damages for noncompliance.

We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist in the future. We cannot provide assurance that our business, results of operations, liquidity, financial condition and ability to pay dividends will not be adversely affected by these laws.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediation of the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Public concern about indoor exposure to mold has been increasing along with awareness that exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of a significant amount of mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected properties. In addition, the presence of mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise as a result of the presence of mold in our properties. If we ever become subject to significant mold-related liabilities, our business, financial condition, liquidity, results of operations and ability to pay dividends could be materially and adversely affected.

Stockholders may experience dilution.

We expect to sell additional Shares through private placements to accredited investors, although we currently do not have any agreements in place to do so. Stockholders that do not participate in future private placements will experience dilution in the percentage of their equity investment in the Fund. In addition, depending on the value of our properties at the time of any future sale of our Shares, our stockholders may experience dilution in both the book value and Current Share Price (as defined under “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters”) of their Shares.

If we are unable to raise additional capital to support our growth through the sale of Shares, our financial results may suffer.

To support our growth and further diversify our portfolio and investments, we expect to raise additional capital by selling Shares to accredited investors in private placement transactions. If we were unable to sell additional Shares due to market forces or other factors, our ability to grow our business may be adversely affected. This may negatively affect our ability to achieve greater diversification and economies of scale in our operations and therefore may adversely affect our financial results.

Future terrorists attacks may result in financial losses for the Fund and limit our ability to obtain terrorism insurance.

The terrorist attacks on September 11, 2001 disrupted the U.S. financial markets and negatively impacted the U.S. economy in general. Any future terrorist attacks and the anticipation of any such attacks, or the consequences of the military or other response by the United States and its allies, may have a further adverse impact on the U.S. financial markets, including real estate capital markets, and the economy. It is not possible to predict the severity of the effect that such future events would have on the U.S. financial markets and economy.

It is possible that the economic impact of any future terrorist attacks will adversely affect some of our investments. Some of our investments, particularly those located in or around major population centers, may be more susceptible to these adverse effects than others. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact investors’ returns.

In addition, the events of September 11 created significant uncertainty regarding the ability of real estate owners of high profile properties to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Protection Act of 2002, through the end of 2007, insurers must make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may affect the general real estate lending market, lending volume and the market’s overall loss of liquidity may reduce the number of suitable investment opportunities available to us and the pace at which our investments are made. As of June 1, 2006, we carry terrorism insurance on all of our investments.

Insurance on our properties may not adequately cover all losses to our properties, which could reduce stockholder returns if a material uninsured loss occurs.

Our tenants are required to maintain property insurance coverage for the properties under net leases. We maintain a blanket policy on our properties not insured by our tenants. There are various types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Should an uninsured loss occur, we could lose our capital investment and/or anticipated profits and cash flow from one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. In that case, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property, which could reduce the amounts we have available to pay dividends.

Due to limitations on our ability to repurchase your Shares and restrictions on their transfer, an investment in our Shares will be illiquid.

An investment in our Shares requires a long-term commitment, with no certainty of return. Our Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) and unless our Shares are so registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not currently intend to apply for listing of our Common Stock on any securities exchange or arrange for it to be quoted on any automated dealer quotation system. There is no public market for our Shares and none is expected to develop. Our Shares are also subject to other transfer restrictions described under “Item 11. Description Of Registrant’s Securities To Be Registered—Transferability Of Shares.”

Although we intend to provide liquidity to our Stockholders by conducting semi-annual tender offers pursuant to which we expect to offer to repurchase a specific percentage, number or dollar amount of outstanding Shares in July and January of each year, we may not have sufficient available cash to fund the repurchase of Shares. There is no guarantee that cash will be available at any particular time to fund repurchases of Shares, and we are under no obligation to make such cash available through the sale of assets, borrowings or otherwise. In addition, our compliance with the federal income tax rules applicable to REITs and rules under the federal securities laws may affect our ability to repurchase Shares. If the number of Shares tendered by Stockholders exceeds the percentage, number or dollar amount of Shares offered to be repurchased, we might only accept Shares properly tendered on a pro rata basis.

In addition, the repurchase of Shares is subject to regulatory requirements imposed by the SEC. Our repurchase procedures are intended to comply with such requirements. However, in the event that our board of directors determines that our repurchase procedures described above are required to be or appropriately should be amended, the board of directors will adopt revised repurchase procedures as necessary to ensure our compliance with applicable regulations or as the board of directors in its sole discretion deems appropriate. We may terminate, reduce or otherwise change the above share repurchase program. See “Item 11. Description Of Registrant’s Securities To Be Registered—Share Repurchase Program.” Shares should only be acquired by investors able to commit their capital for an indefinite period of time.

Our investments may be illiquid, which may limit our ability to repurchase your Shares.

Real estate investments are relatively illiquid. Such illiquidity may limit our ability to vary our portfolio of investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from the decline in value of a property securing one of our investments. There can be no assurances that the fair market value of any of our real property investments will not decrease in the future. The relative illiquidity of our investments may limit our ability to repurchase your Shares through semi-annual tender offers as planned.

If we are not able to appropriately diversify our investments, our financial results would be disproportionately affected by a downturn in the particular geographic region or property sector in which our investments are concentrated.

While we intend to diversify our investments both geographically and by property sector, there is no assurance as to the degree of diversification that we will actually achieve. We may not be able to assemble a fully diversified portfolio. Furthermore, we may make investments involving contemplated sales or refinancings that do not actually occur as expected, which could lead to increased risk as a result of our having an unintended long-term investment and reduced diversification. Further diversification consistent with our objectives will be dependent on a number of additional factors, including our ability to raise additional capital, so there can be no assurance that our diversification objectives will be achieved. To the extent we are not able to appropriately diversify our investments, our financial results would be disproportionately affected if there were a downturn in the particular geographic region or property sector in which our investments were concentrated. As of June 1, 2006, 67% of the current fair value of our consolidated properties is geographically concentrated in the Western United States. Fifty-four percent and 46% of the current fair value of our unconsolidated properties are geographically concentrated in the Midwestern and Western United States, respectively. Our diversification of consolidated properties by property type, based on current fair value as of June 1, 2006, consists of 56% in the office property sector, 23% in the retail property sector and 21% in the industrial property sector. Our diversification of unconsolidated properties by property type at June 1, 2006 consists of 54% in the retail property sector and 46% in the office property sector.

We may not have unilateral control over some of our investments and may be unable to take actions to protect our interest in these investments, which may result in losses with respect to these investments and expose us to liability.

In certain situations, we may (a) acquire only a minority interest in a property or other asset in which we invest, (b) rely on independent third party management or strategic partners with respect to the operations of a company or other asset in which we invest or (c) acquire only a participation in an asset underlying an investment, and therefore may not be able to exercise control over the management of such investment. We may also co-invest with third parties through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests in certain investments. For example, we currently share control with unrelated third parties in three of our real estate investments, those being Legacy Village, 111 Sutter Street and Pacific Medical Office Portfolio. These investments may involve risks not present in investments where a third party is not involved, including the possibility that a third party partner or co-venturer may have financial difficulties resulting in a negative impact on such investment, may have economic or business interests or goals that are inconsistent with or adverse to ours, or may be in a position to take action contrary to our investment objectives. In addition, we may in certain circumstances become liable for the actions of our third party partners or co-venturers.

A portion of the Advisor’s and Manager’s fees is based on our ability to generate cash flow from operations, which may result in the Advisor and the Manager having incentives that conflict with those of our stockholders.

A portion of the Advisor’s and Manager’s fees is based on our ability to generate cash flow from operations. Therefore, they may have an incentive to maximize the amount of cash generated from our operations, rather than to maximize appreciation, and to hold properties rather than to sell properties at an otherwise appropriate time for our stockholders. For the year ended December 31, 2005, the Advisor and the Manger were paid $670,710 and $14,484, respectively, based on our ability to generate cash flow from operations. For the quarter ended March 31, 2006, the Advisor and the Manager were paid $267,572 and $6,954, respectively, based on our ability to generate cash flow from operations. For a description of the portion of each of the Manager’s and Advisor’s fees that is based on the Fund’s ability to generate cash, see the discussions under the headings “Management Agreement—Management Fee” and “Advisory Agreement—Asset Management Fee,” respectively, in “Item 7. Certain Relationships and Related Transactions.”

Because a portion of the fees paid to the Manager and the Advisor is based on the Fund’s NAV, the Manager and the Advisor may have an incentive sell Shares at a time when the capital from those sales cannot be effectively employed, which could harm the Fund’s financial performance and decrease the amount of dividends paid to stockholders.

A portion of the fees paid to the Manager and the Advisor is based on the Fund’s NAV. The Manager and the Advisor may have an incentive to sell Shares, as doing so will bring cash into Fund and increase NAV, which, in turn, will increase the amount of fees paid to the Manager and the Advisor. However, if the Fund is not able to effectively employ this capital in new real estate investments, the Fund’s financial performance may be harmed and the amount of dividends paid to stockholders could decrease. For the year ended December 31, 2005, the Advisor and the Manager were each paid $936,598 in fees based on the Fund’s NAV. For the quarter ended March 31, 2006, the Advisor and the Manager were each paid $408,649 in fees based on the Fund’s NAV. For a description of the portion of each of the Manager’s and Advisor’s fees that is based on the Fund’s NAV, see the discussions under the headings “Management Agreement—Management Fee” and “Advisory Agreement—Asset Management Fee,” respectively, in “Item 7. Certain Relationships and Related Transactions.”

Stockholders will have limited recourse against our board of directors, the Manager and the Advisor.

Our governing documents, as well as the Management Agreement and Advisory Agreement, limit the circumstances under which our board of directors, the Manager, the Advisor and their respective affiliates, including their officers, partners, employees, stockholders, members, managers and other agents, can be held liable to us and our stockholders. For example, our charter provides that our directors and officers will not be liable to the Fund or the stockholders for money damages to the maximum extent permissible under Maryland law. In addition, the Advisory Agreement and the Management Agreement, respectively, provide for the Fund to indemnify, defend and hold harmless the Advisor and the Manager and their affiliates, partners, members, stockholders, officers, employees, agents, successors, and assigns from and against all liabilities, judgments, costs, losses, and expenses, including attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties in connection with the Advisory Agreement and the Management Agreement, respectively, and the Advisor’s and the Manager’s respective services thereunder except to the extent caused by or resulting from (i) the Advisor’s or Manager’s breach of the Advisory Agreement or Management Agreement, as applicable, or (ii) the negligent or wrongful acts or omissions of the Advisor or Manager or their affiliates, officers, partners, agents, employees, successors or assigns. As a result, our stockholders may have a more limited right of action in certain cases than they would have in the absence of such limitations.

If we fail to qualify as a “venture capital operating company” under ERISA, stockholders subject to ERISA and the related excise tax provisions of the Code may be subject to adverse financial and legal consequences if they engage in specified prohibited transactions.

Stockholders subject to ERISA should consult their own advisors as to the effect of ERISA on an investment in our Shares. The Advisor will use reasonable best efforts to conduct our operations so that we qualify as a “venture capital operating company” under applicable ERISA regulations. If in the future we were to fail to qualify as a venture capital operating company under ERISA and our investments would be deemed to be “plan assets” of the stockholders which are employee benefit plans subject to ERISA (“Plans”), transactions involving our assets with “Parties in Interest” under ERISA or “Disqualified Persons” under the Code with respect to such Plans might be prohibited under Section 406 of ERISA and Section 4975 of the Code.

We may not be able to qualify for exemption from registration under the Investment Company Act, which could limit our ability to use leverage and could materially impair our financial performance.

We do not intend to become regulated as an investment company under the Investment Company Act based upon certain exemptions thereunder. Accordingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we may be unable to conduct our business as described in this registration statement. Any failure to qualify for an exemption from the Investment Company Act could have a material adverse effect on our operations and expenses. Our efforts to avoid registration as an investment company in reliance on one of the available exemptions may affect the composition of our investment portfolio and the investment and disposition decisions of the Advisor.

Our charter does not permit ownership of over 9.9% of our Common Stock by any individual or entity, and attempts to acquire Shares in excess of the 9.9% limit would be void without the prior approval of our board of directors.

For the purpose of preserving our REIT qualification, our charter prohibits, without the consent of our board of directors, direct or constructive ownership by any individual or entity of more than 9.9% of the lesser of the total number or value of our shares of Common Stock as a means of preventing ownership of more than 50% of our Common Stock by five or fewer individuals. Our charter’s constructive ownership rules are complex and may cause shares of our Common Stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual. As a result, the acquisition of less than 9.9% of our Common Stock by an individual or entity could cause an individual to own constructively in excess of 9.9% of our Common Stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer Shares in excess of the ownership limit without the consent of our board of directors will be void, and will result in those Shares being transferred by operation of law to a charitable trust, and the person who acquired such excess Shares will not be entitled to any distributions thereon or to vote such excess Shares.

There are no assurances of our ability to pay dividends in the future.

We intend to pay quarterly dividends and to make distributions to stockholders in amounts such that all or substantially all of our real estate investment trust taxable income in each year, subject to certain adjustments, is distributed to stockholders. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Code. All distributions will be made at the discretion of our board of directors and will depend on our earnings, financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances as to our ability to pay dividends in the future. There may be little or no cash flow available to investors. In addition, some of our distributions may include a return of capital.

If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and face a substantial tax liability.

We expect to operate so as to qualify as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to the stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial, could have a material adverse effect on our book value and could reduce the amount of cash available for distribution to stockholders;

•	unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT; and

•	we may also be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

Recent tax legislation may cause investments in non-REIT corporations to be relatively more desirable.

Recent tax legislation generally provides for a reduced tax rate for dividends paid to individuals. This reduced rate generally does not apply to dividends paid by REITs. Although this legislation does not adversely affect the tax treatment of REITs, it may cause investments in non-REIT corporations to be relatively more desirable.

Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our investments in commercial real estate and related assets, the amounts we distribute to stockholders and the ownership of our Shares. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have capital readily available for distribution. The REIT provisions of the Code may substantially limit our ability to hedge our financial assets and related borrowings. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of achieving our investment objectives.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

To qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

From time to time, our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other working capital available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Code. Thus, we could be required to borrow capital, sell a portion of our assets at disadvantageous prices, issue consent dividends (which will be taxable to stockholders) or find another alternative. These options could increase our costs or reduce our NAV.

Item 2. Financial Information.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The selected statements of operations and cash flow data for the three months ended March 31, 2006 and 2005 and the selected consolidated balance sheet data as of March 31, 2006 were derived from our unaudited consolidated financial statements which are included elsewhere in this Form 10. We derived the selected statements of operations and cash flow data for the year ended December 31, 2005 (“2005”) and the period from May 28, 2004 (Inception) through December 31, 2004 (“2004”) and the selected consolidated balance sheet data as of December 31, 2005 and 2004 from our consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this Form 10. You should read the selected financial information and operating data below in conjunction with our consolidated financial statements and the accompanying notes thereto beginning on page F-1 of this Form 10.

	March 31, 2006	March 31, 2005	2005	2004
Operating Data:
Total revenues	$11,351,882	$2,977,302	$15,003,067	$1,517,883
Operating expenses	8,745,405	1,727,818	10,633,828	764,170

Operating income	2,606,477	1,249,484	4,369,239	753,713
Interest income	263,868	43,079	898,256	18,327
Interest expense	(3,961,174)	(971,601)	(5,371,190)	(840,014)
Loss allocated to minority interest	22,876	—	10,844	—
Equity in income (loss) of unconsolidated affiliates	(64,763)	254,140	116,067	5,571

Net income (loss)	$(1,132,716)	$575,102	$23,216	$(62,403)

Weighted average shares outstanding	2,014,345	936,100	1,276,388	39,783
Earnings (loss) per share—basic and diluted	$ (0.56)	$0.61	$0.02	$(1.57)
Cash distributions declared per common share	$ 1.75	$1.75	$7.00	$1,289.78

Balance Sheet Data:
Investment in real estate—net of accumulated depreciation	$474,060,041	—	$399,182,125	$134,924,729
Total assets	585,372,276	—	502,343,926	169,577,857
Total debt	350,637,262	—	280,361,461	66,850,000
Stockholders’ equity	204,121,375	—	186,054,913	92,257,820

Other Data:
Cash flows provided by operating activities	$738,818	$1,678,286	$5,253,976	$648,810
Cash flows used in investing activities	(95,589,734)	(37,526,966)	(222,169,957)	(96,216,548)
Cash flows provided by financing activities	89,517,773	33,315,038	221,683,665	98,961,662

Funds from operations per share—basic and diluted(1)	$2.09	$2.18	$6.90	$28.47

(1)	Funds From Operations (“FFO” as defined below) does not represent cash flow from operations as defined by accounting principles generally accepted in the United States of America (“GAAP”), should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund all cash requirements. Please see below for a reconciliation of net income to FFO.

The financial and operating data for the three months ended March 31, 2006 and 2005, the year ended December 31, 2005 and the period from May 28, 2004 (Inception) through December 31, 2004 are not necessarily comparable as we acquired five properties in the second half of 2004 which were held throughout 2005 and acquired an additional twenty properties throughout 2005, which were held throughout the first quarter of 2006 and acquired an additional property during the first quarter of 2006. “See Item 3. Properties.” In addition, we borrowed or assumed approximately $214 million in debt and issued an additional 1,001,843 shares of Common Stock in 2005 and borrowed an additional $70 million in debt and issued 209,395 shares of Common Stock during the first quarter of 2006. See “Item 3. Properties” and “Item 9. Market Price of and Dividends on the Registrants’ Common Equity and Related Stockholder Matters.”

FUNDS FROM OPERATIONS

Consistent with real estate industry and investment community preferences, we consider Funds From Operations (“FFO”) as a supplemental measure of the operating performance for a real estate investment trust and a complement to GAAP measures because it facilitates an understanding of the operating performance of our properties. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains or losses from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization and after adjustments for our portion of these items related to unconsolidated affiliates.

FFO does not give effect to real estate depreciation and amortization because these amounts are computed to allocate the cost of a property over its useful life. Because values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, we believe that FFO provides investors with a clearer view of our operating performance.

In order to provide a better understanding of the relationship between FFO and GAAP net income, the most directly comparable GAAP financial reporting measure, we have provided a reconciliation of GAAP net income (loss) to FFO. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.

	For the three months ended March 31, 2006	For the three months ended March 31, 2005	For the year ended December 31, 2005	For the period from May 28, 2004 (Inception) through December 31, 2004
Net income (loss)	$(1,132,716)	$575,102	$23,216	$(62,403)
Plus: Real estate depreciation and amortization	4,151,884	935,943	4,794,262	488,219
Adjustments for minority interest	(108,461)	—	(18,876)	—
Real estate depreciation and amortization from unconsolidated real estate affiliates	1,293,406	527,779	4,011,372	706,965

Funds from operations	$4,204,113	$2,038,824	$8,809,974	$1,132,781

Weighted average shares outstanding, basic and diluted	2,014,345	936,100	1,276,388	39,783
Funds from operations per share, basic and diluted	$2.09	$2.18	$6.90	$28.47

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Management Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand our results of operations and financial condition. This MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements appearing elsewhere in this registration statement. All references to numbered Notes are to specific notes to our Consolidated Financial Statements beginning on page F-1 of this Form 10, and which descriptions are incorporated into the applicable response by reference. References to “base rent” in this Form 10 refer to cash payments made under the relevant lease(s), excluding real estate taxes and certain property operating expenses that are paid by us and are recoverable under the relevant lease(s) and exclude adjustments for straight-line rent revenue and above- and below-market lease accretion (See Note 2).

The discussions surrounding our consolidated properties (our “Consolidated Properties”) refer to our wholly or majority owned and controlled properties, which as of December 31, 2005 were comprised of: Monument IV at Worldgate, Havertys Furniture, Hagemeyer Distribution Center, Georgia Door Sales Distribution Center, TNT Logistics, 105 Kendall Park Lane, Waipio Shopping Center, Marketplace at Northglenn and the Pacific Medical Office Portfolio. As of March 31, 2006, our Consolidated Properties also included Metropolitan Park North, which was acquired on March 28, 2006. Our unconsolidated properties, which are owned through joint venture arrangements (our “Unconsolidated Properties”), consisted of Legacy Village and 111 Sutter Street as of December 31, 2005 and March 31, 2006. Because management’s operating strategies are generally the same whether the properties are consolidated or unconsolidated, we believe that financial information and operating statistics with respect to all properties, both consolidated and unconsolidated, provide important insights into our operating results, including the relative size and significance of these elements to our overall operations. Collectively, we refer to our Consolidated and Unconsolidated Properties as our “Fund Portfolio.”

Our primary business is the ownership and management of a diversified portfolio of retail, office and industrial properties located in the United States. We currently do not own any apartment properties or properties outside the United States, but will look to make strategic investments in these areas in the future. We hire property management companies to provide the on-site, day-to-day management services for our properties. When selecting a property management company for one of our properties, we look for service providers that have a strong local market or industry presence, create portfolio efficiencies, have the ability to develop new business for us and will provide a strong internal control environment that will comply with our Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) internal control requirements. We currently use a mix of property management service providers that include large national real estate service firms and smaller local firms including affiliates of the Advisor. For our three joint ventures, Legacy Village, 111 Sutter Street and the Pacific Medical Office Portfolio, we use either one of our partners in these joint ventures or an independent third party to perform property management services. Our property management service providers are generally hired to perform both property management and leasing services for our properties.

We seek to minimize risk and maintain stability of income and principal value through broad diversification across property sectors and geographic markets and by balancing tenant lease expirations and debt maturities across the portfolio. Our diversification goals also take into account investing in sectors or regions we believe will create returns consistent with our investment objective. Under normal conditions, we intend to pursue investments principally in well-located, well-leased assets within the office, retail, industrial and apartment sectors, which we refer to as the Primary Sectors. We will also pursue investments in certain sub-sectors of the Primary Sectors, for example the medical office sub-sector of the office sector. We expect to actively manage the mix of properties and markets over time in response to changing operating fundamentals within each property sector and to changing economies and real estate markets in the geographic areas considered for investment.

When consistent with our investment objectives, we will also seek to maximize the tax efficiency of our investments through tax-free exchanges and other tax planning strategies.

A key ratio reviewed by management in our investment decision process is the cash flow generated by the proposed investment, from all sources, compared to the amount of cash investment required (the “Cash on Cash Return”). Generally, we look at the Cash on Cash Returns over the one, five and ten-year time horizons and select investments that we believe meet our objectives. We own certain investments that provide us with significant cash flows that do not get treated as revenue under GAAP, but do get factored into our Cash on Cash Return calculations. Examples of such non-revenue generating cash flows include the sales tax sharing agreement at Marketplace at Northglenn (See Note 3 for a description of the Enhanced Sales Tax Incentive Program (“ESTIP”)), the real estate tax reimbursement agreement at TNT Logistics (See Note 5 for a description of the TNT Logistics Tax Increment Financing Note (“TIF Note”)) and the preferred return received from Legacy Village (See Note 4 for a description of the Legacy Village preferred return). For GAAP purposes, cash received from the Marketplace at Northglenn ESTIP and TNT Logistics TIF Note is split between repayment of the principal balance on the notes receivable and interest income earned on those notes. For GAAP purposes, cash received from the Legacy Village preferred return in excess of the net income allocated to us is treated as a return of capital. Additionally, certain GAAP concepts such as straight-line rent and depreciation and amortization, are not factored into our Cash on Cash Returns (See Note 2).

The following tables summarize our diversification by property sector and geographic region based upon the fair value of our Consolidated and Unconsolidated Properties. The ten-year lease expiration table represents the lease expirations by both total square feet and annualized minimum base rents for current tenants of our Consolidated and Unconsolidated Properties. The ten-year debt repayment schedule represents debt principal repayments and maturities and the weighted average interest rate of those repayments and maturities for our Consolidated and Unconsolidated Properties. These tables provide examples of how the Advisor evaluates the Fund Portfolio when making investment decisions.

Property Sector Diversification
Consolidated Properties

	Percent of Fair Value
	2005	2004
Office
Commercial Office	15%	48%
Medical Office	31%	—
Retail	29%	—
Industrial	25%	52%
Apartment	—	—

Unconsolidated Properties
	Percent of Fair Value
	2005	2004
Office
Commercial Office	46%	—
Medical Office	—	—
Retail	54%	100%
Industrial	—	—
Apartment	—	—

Geographic Region Diversification
Consolidated Properties

	Percent of Fair Value
	2005	2004
East	15%	48%
West	60%	—
Midwest	6%	21%
South	19%	31%

Unconsolidated Properties
	Percent of Fair Value
	2005	2004
East	—	—
West	46%	—
Midwest	54%	100%
South	—	—

Ten-Year Lease Expiration
Consolidated Properties

	Total Square Footage	Annualized Minimum Base Rents	Percent of Annualized Minimum Base Rents
2006	158,000	$3,326,000	10.4%
2007	118,000	2,330,000	7.3%
2008	106,000	2,148,000	6.7%
2009	408,000	3,350,000	10.4%
2010	152,000	2,587,000	8.1%
2011	329,000	5,800,000	18.1%
2012	70,000	1,003,000	3.1%
2013	362,000	2,004,000	6.2%
2014	815,000	3,326,000	10.4%
2015	88,000	1,291,000	4.0%
Thereafter	1,231,000	4,912,000	15.3%

Unconsolidated Properties
	Total Square Footage	Annualized Minimum Base Rents	Percent of Annualized Minimum Base Rents
2006	2,000	$31,000	0.1%
2007	5,000	127,000	0.4%
2008	34,000	1,420,000	4.8%
2009	36,000	1,227,000	4.2%
2010	121,000	5,271,000	18.0%
2011	64,000	2,744,000	9.4%
2012	6,000	216,000	0.7%
2013	96,000	4,702,000	16.0%
2014	61,000	2,455,000	8.4%
2015	11,000	463,000	1.6%
Thereafter	410,000	10,680,000	36.4%

Ten-Year Debt Repayment

Consolidated Properties

	Principal Repayments and Maturities	Percent of Total Outstanding Debt	Weighted Average Interest Rate
2006	$194,293	0.1%	5.45%
2007	1,967,332	0.7%	5.56%
2008	3,130,911	1.1%	5.53%
2009	3,449,344	1.2%	5.52%
2010	29,252,062	10.5%	5.29%
2011	39,458,774	14.2%	5.31%
2012	30,730,903	11.1%	5.06%
2013	46,349,240	16.7%	5.76%
2014	32,274,538	11.6%	5.75%
2015	35,163,733	12.6%	5.42%
Thereafter	56,119,472	20.2%	5.50%

Unconsolidated Properties
	Principal Repayments and Maturities	Percent of Total Outstanding Debt	Weighted Average Interest Rate
2006	$2,251,850	1.4%	5.63%
2007	2,381,833	1.5%	5.63%
2008	2,519,320	1.6%	5.63%
2009	2,664,743	1.7%	5.63%
2010	3,123,273	1.9%	5.62%
2011	3,742,061	2.3%	5.62%
2012	3,957,704	2.5%	5.62%
2013	4,185,774	2.6%	5.62%
2014	82,992,462	51.8%	5.62%
2015	52,380,617	32.7%	5.58%
Thereafter	—	—	—

We will employ debt financing in an effort to enhance returns when mortgage interest rates are at attractive levels relative to real estate income yields. To moderate risk, Fund Portfolio leverage is expected to be limited to approximately 65%. We rely primarily on long-term fixed-rate financing to lock in favorable spreads between real estate income yields and mortgage interest rates, and strive to maintain a balanced schedule of debt maturities.

We may also seek to enhance overall portfolio returns by investing selectively in higher risk properties involving more significant leasing and/or capital reinvestment challenges. After we reach $300 million in NAV, we may invest up to 25% of our assets in non-Primary Sectors and/or properties located outside of the United States (“Other Investments”). Such investments will be considered when the anticipated incremental return properly compensates us for the inherent incremental risk. As of June 1, 2006, we have not made any Other Investments.

There are several factors that we believe will affect our ability to produce incremental cash flow and net income. These include:

•	the continued successful and timely investment in new properties and financial interests in properties. In order to achieve this goal, we have made and will continue to make effective use of various ownership structures to access investment opportunities that might otherwise be unavailable to us.

•

investment in secondary metropolitan markets. We will seek investments in secondary metropolitan markets where the investment opportunities and available Cash on Cash Returns, with risk taken into account, are more attractive than in primary markets. Currently, we are predominantly invested in primary real estate markets throughout the United States. If real estate yields continue to compress, we will selectively seek investments in additional markets to continue to achieve strong risk-adjusted returns.

•	ability to secure financing. We have primarily used long-term fixed-rate mortgage financing that is accretive to the underlying expected property returns. Our future performance is partially dependent on the direction of interest rates and lenders’ continued willingness to lend at competitive rates. In a period of increasing interest rates, Cash on Cash Returns are subject to dilution. Under these market conditions, we may use the following strategies to attempt to improve investment returns:

•	invest in properties with favorable in-place debt.

•	invest in structured joint ventures that offer us a preferred right to cash flow.

•	invest in select secondary markets that offer higher Cash on Cash Returns.

•	invest in properties or markets with moderately higher risk.

Operating Statistics

We generally have investments in properties with high occupancy rates leased to quality tenants under long-term, non-cancelable leases that we believe are beneficial to achieving our investment objectives. Occupancy rates and average minimum base rents per square foot for the Fund Portfolio for each of the Primary Sectors as of December 31, 2005 were as follows:

Consolidated Properties	Occupied Square Feet	Total Square Feet	Occupancy	Average Minimum Base Rent Per Square Foot
Retail	571,000	576,000	99%	$13.67
Office	930,000	983,000	95%	19.15
Industrial	2,196,000	2,196,000	100%	3.08
Apartments	—	—	—	—

Unconsolidated Properties	Occupied Square Feet	Total Square Feet	Occupancy	Average Minimum Base Rent Per Square Foot
Retail	565,000	595,000	95%	$21.69
Office	260,000	284,000	92%	$39.04
Industrial	—	—	—	—
Apartments	—	—	—	—

Seasonality

Our investments are not materially impacted by seasonality, despite certain of our retail tenants being impacted by seasonality. Percentage rents (rents computed as a percentage of tenant sales) that we earn from investments in retail properties may, in the future, be impacted by seasonality.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant estimates and assumptions have been made with respect to the useful lives of assets, recoverable amounts of receivables, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions. Actual results could differ from those estimates.

Critical Accounting Policies

Critical accounting policies are those that are both significant to the overall presentation of our financial condition and results of operations in our consolidated financial statements and require management to make difficult, complex or subjective judgments. Our critical accounting policies are those applicable to the following:

Initial Valuations and Estimated Useful Lives or Amortization Periods for Real Estate Investments and Intangibles

At acquisition, we make an assessment of the value and composition of the assets acquired and liabilities assumed. These assessments consider fair values of the respective assets and liabilities and are primarily determined based on estimated future cash flows using appropriate discount and capitalization rates, but may also be based on independent appraisals or other market data. The estimated future cash flows that are used for this analysis reflect the historical operations of the property, known trends and changes expected in current market and economic conditions that would impact the property’s operations, and our plans for such property. These estimates are particularly important as they are used for the allocation of purchase price between depreciable and non-depreciable real estate and other identifiable intangibles, including above, below and at-market leases. As a result, the impact of these estimates on our operations could be substantial. Significant differences in annual depreciation or amortization expense may result from the differing useful life or amortization periods related to such purchased assets and liabilities.

Events or changes in circumstances concerning a property may occur, which could indicate that the carrying values or amortization periods of the assets and liabilities may require adjustment. The resulting recovery analysis also depends on an analysis of future cash flows to be generated from a property’s assets and liabilities. Changes in our overall plans and views on current market and economic conditions may have a significant impact on the resulting estimated future cash flows of a property that are analyzed for these purposes.

Impairment of Long-Lived Assets

Real estate investments are individually evaluated for impairment annually or whenever conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) over the anticipated holding period is less than its historical cost. Upon determination that a permanent impairment has occurred, rental properties will be reduced to their fair value.

Our estimate of the expected future cash flows used in testing for impairment is highly subjective and based on, among other things, our estimates regarding future market conditions, rental rates, occupancy levels, costs of tenant improvements, leasing commissions and other tenant concessions, assumptions regarding the residual value of our properties at the end of our anticipated holding period and the length of our anticipated holding period. These assumptions could differ materially from actual results. If our strategy changes or if market conditions otherwise dictate a reduction in the holding period and an earlier sale date, an impairment loss could be recognized and such loss could be material.

Recoverable Amounts of Receivables

We make periodic assessments of the collectibility of receivables (including deferred rent receivable) based on a specific review of the risk of loss on specific accounts or amounts. The receivable analysis places particular emphasis on past-due accounts and considers the nature and age of the receivables, the payment history and financial condition of the payee, the basis for any disputes or negotiations with the payee and other information that may impact collectibility. The analysis considers the probability of collection of the unbilled deferred rent receivable given our experience regarding such amounts. The resulting estimates of any allowance or reserve related to the recovery of these items is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on such payees.

Tenant Improvements versus Lease Incentives

At the inception of a lease, we are often required to expend money to get the leased space ready for tenant occupancy or to induce the tenant to sign the lease. We make subjective judgments based on the facts and circumstances behind each lease to determine whether we have purchased an asset for the Fund as is the case for a tenant improvement or if we have, in essence, paid the tenant an inducement fee to sign the lease. Tenant improvements are recorded as investments in real estate and depreciated over the shorter of the lease life or asset life. Lease incentives are recorded as deferred expenses and are amortized against minimum rent revenue over the life of the lease.

Acquisitions

Consolidated Properties

Consolidated Property acquisitions completed during 2004, 2005 and through June 1, 2006 are as follows:

Property Name	Type	Location	Acquisition Date	Gross Purchase Price in millions (1)	New or Assumed Debt in millions
Monument IV at Worldgate	Office	Herndon, VA	August 27, 2004	$59.6	$38.0
Havertys Furniture	Industrial	Braselton, GA	December 3, 2004	28.5	21.4
Hagemeyer Distribution Center	Industrial	Auburn, GA	December 3, 2004	10.2	7.5
TNT Logistics	Industrial	Monee, IL	December 31, 2004	25.7	16.7
Georgia Door Sales Distribution Center	Industrial	Austell, GA	February 10, 2005	8.5	6.2
105 Kendall Park Lane	Industrial	Atlanta, GA	June 30, 2005	18.8	13.0
Waipio Shopping Center	Retail	Waipahu, HI	August 1, 2005	30.5	20.0
Marketplace at Northglenn	Retail	Northglenn, CO	December 21, 2005	91.5	64.5
Pacific Medical Office Portfolio (2)	Office	CA and AZ	December 21, 2005	132.8	84.3
Metropolitan Park North	Office	Seattle, WA	March 28, 2006	89.2	61.0

(1)	Gross purchase price includes purchase price plus acquisition costs, but does not include additional capital expenditures made after the acquisition date.
(2)	We acquired a 95% economic interest in the limited liability company that owns leasehold interests in the Pacific Medical Office Portfolio.

2004 Acquisitions

Monument IV at Worldgate is a 228,000 square-foot office building in Herndon, Virginia, a suburb of Washington, D.C. The property is 100% leased under a net lease to Fannie Mae. The lease expires in 2011.

Havertys Furniture is a 511,000 square-foot industrial building located in Jackson County, Georgia, a suburb of Atlanta. The property is 100% leased under a net lease through 2021 to a single-tenant. The property serves as the southeastern United States distribution center for a 125 year-old furniture retailer. The tenant exercised an expansion option during 2005 that will require us to expand the building size by approximately 297,000 square-feet with occupancy beginning in 2006 at an approximate cost of $11.7 million. At December 31, 2005, we had incurred $8.1 million in construction costs attributable to this expansion and had borrowed, via a construction loan, $6.6 million of these costs at a fixed-rate of 6.19%. We expect increased rents from this expansion to generate favorable cash flows for us beginning in 2006.

Hagemeyer Distribution Center is a 300,000 square-foot industrial building located in Barrow County, Georgia, a suburb of Atlanta. The property is 100% leased under a net lease through 2013 to a single tenant, which serves as the southeastern United States regional distribution center for this industrial and commercial supplier.

TNT Logistics is a 722,000 square-foot industrial building located in Monee, Illinois, a suburb of Chicago. The property is 100% leased under a net lease through 2014 to a single tenant, a logistics company that uses the building as a distribution center for a tire manufacturer. The property acquisition was originally structured as a mortgage loan and purchase option, which was exercised by us on March 30, 2006.

2005 Acquisitions

The Georgia Door Sales Distribution Center acquisition was the final part of a three-property acquisition, from one seller, that included Havertys Furniture and the Hagemeyer Distribution Center. This property is a 254,000 square-foot facility located in Cobb County, Georgia, an active industrial market in the western suburbs of Atlanta. The property is 100% leased under a net lease through 2009 to a single tenant. The property serves as a regional distribution center for a national door manufacturer.

105 Kendall Park Lane is a 409,000 square-foot facility located in Fulton County, Georgia. The property is 100% leased under a net lease through 2017 to a single tenant that is a leading provider of specialty chemical products.

Waipio Shopping Center is a 137,000 square-foot grocery anchored shopping center located in Waipahu, Hawaii. The property’s largest tenants are Calvary Chapel of Pearl Harbor, Foodland grocery store and Outback Steakhouse. The property is 99% leased, with leases expiring through 2034. Tenants of this center pay their pro rata share of the property’s operating expenses.

Marketplace at Northglenn is a 439,000 square-foot power center located in suburban Denver, Colorado. The property’s largest tenants include Bed, Bath & Beyond, Gart Sports, Ross Stores, Office Depot and Marshall’s. The property is 99% leased, with lease expirations through 2020. Tenants of this center pay their pro rata share of the property’s operating expenses.

Pacific Medical Office Portfolio is a 755,000 square-foot medical office building portfolio located mainly on the campuses of Catholic Healthcare West hospitals. The fifteen buildings are located in southern California and Phoenix, Arizona. The portfolio is 94% leased. The property’s largest tenants include Catholic Healthcare West, Facey Medical Group and San Dimas Medical Group, Inc. The portfolio has a mixture of tenants who pay their pro rata share of operating expenses and those that do not pay any operating expenses.

2006 Acquisitions (through June 1, 2006)

Metropolitan Park North is a 186,000 square-foot, multi-tenant office building with a five-level parking garage located in Seattle, Washington with lease expirations through 2016. The property is 99% leased, under net leases. The property’s largest tenants include Nordstrom’s information technology group and a 24-Hour Fitness center.

Unconsolidated Properties

Unconsolidated Properties acquired during 2004 and 2005 are as follows:

Property Name	Type	Location	Acquisition Date	Gross Purchase Price in millions(1)	New or Assumed Debt in millions	Share of New or Assumed Debt at in millions(2)
Legacy Village	Retail	Lyndhurst, OH	August 25, 2004	$80.6	$104.2	$48.5
111 Sutter Street	Office	San Francisco, CA	March 29, 2005	68.4	56.0	44.8

(1)	Gross purchase price consists of purchase price plus acquisition costs for our interest, but does not include additional capital expenditures made after the acquisition date.
(2)	Our share of the Unconsolidated Properties new or assumed debt is based on our ownership percentages.

2004 Acquisition

We have a 46.5% ownership interest in the limited liability company that owns Legacy Village, a 595,000 square-foot lifestyle retail center in Lyndhurst, Ohio, an eastern suburb of Cleveland. The property’s largest tenants include Expo Design Center (the store closed in August 2005, but continues to pay rent under a long-term lease that runs through 2044), Dick’s Sporting Goods, Giant Eagle, Crate & Barrel and Joseph Beth Books. The property is 96% leased with leases expiring between 2008 and 2044. Tenants of this center pay their pro rata share of the property’s operating expenses.

2005 Acquisition

We have an 80% ownership interest in the limited liability company that owns 111 Sutter Street, a 284,000 square-foot office building, located in San Francisco’s Financial District. This acquisition represents our first asset located within a central business district. Many of the existing leases in the building are at rental rates above the prevailing market rate, providing strong cash returns as the San Francisco office market continues to strengthen. The property’s largest tenants include Modem Media, Northwestern Mutual Life and Ogilvy Public Relations. The property is 92% leased with leases expiring through 2019. Tenants of this building pay their pro rata share of the property’s operating expenses. See Note 4 for a discussion of factors considered in determining that our investment should not be consolidated.

Results of Operations

General

Our revenues are primarily received from tenants in the form of fixed minimum base rents and recoveries of operating expenses. Our expenses primarily relate to the costs of operating and financing the properties. Due to the fixed nature of the revenue and expense streams in the Fund Portfolio, significant future growth in cash flow and net income will need to be generated through the acquisition of additional properties. Our share of the net income or net loss from Unconsolidated Properties is included in the equity in income of unconsolidated affiliates.

We began operations on May 28, 2004 (Inception), and no properties were owned prior to August 25, 2004 by the Fund or any related entity. Accordingly, our results of operations only cover the three months ended March 31, 2006 and 2005 and the year ended December 31, 2005 and the period from May 28, 2004 (Inception) through December 31, 2004.

Results of Operations for the three months ended March 31, 2006 and 2005:

Increases in all operating line items from March 31, 2005 to March 31, 2006 are directly attributable to the acquisition of the real estate investments that occurred during 2005 that were owned for the entire first quarter of 2006. The acquisition of Metropolitan Park North that occurred on March 28, 2006 had an immaterial impact on the first quarter 2006 results.

We believe the following analyses of comparable real estate investments provide important information about the operating results of our real estate investments, such as trends in total revenues or operating expenses that may not be as apparent in a period-over-period comparison of the entire Fund. Comparable real estate investments represent properties owned by us at March 31, 2006, which were also owned by us during the entire three month period ending on March 31, 2005. Comparable real estate investments at March 31, 2006 include Monument IV at Worldgate, Havertys Furniture, Hagemeyer Distribution Center and TNT Logistics.

Revenues

	Total Fund Real Estate Investments
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	$ Change	% Change
Revenues:
Minimum rents	$9,126,566	$2,709,374	$6,417,192	236.9%
Tenant recoveries and other rental income	2,225,316	267,928	1,957,388	730.6%

Total revenues	$11,351,882	$2,977,302	$8,374,580	281.3%

Included in minimum rents, as increases, are SFAS 141 and 142 above- and below-market lease accretion (See Note 2) of $428,333 and $230,522 for the three months ended March 31, 2006 and 2005, respectively. Also included in minimum rents is straight-line rental income, representing rents recognized prior to being billed and collectible as provided by the terms of the lease, of $356,071 and $221,031 for the three months ended March 31, 2006 and 2005, respectively.

Tenant recoveries relate mainly to real estate taxes and certain property operating expenses that are paid by us and are recoverable under the various tenants’ leases.

	Comparable Real Estate Investments
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	$ Change	% Change
Revenues:
Minimum rents	$2,807,999	$2,611,240	$196,759	7.5%
Tenant recoveries and other rental income	239,916	255,074	(15,158)	(5.9)%

Total revenues	$3,047,915	$2,866,314	$181,601	6.3%

	Total Revenues Reconciliation
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Total revenues:
Comparable real estate investments	$3,047,915	$2,866,314
Non-comparable real estate investments	8,303,967	110,988

Total revenues	$11,351,882	$2,997,302

Total revenues at comparable real estate investments increased for the three months ended March 31, 2006 over the same period in 2005 as a result of additional rental revenue related to the Havertys Furniture expansion (See Note 10) of approximately $201,000, which was slightly offset by a decrease in tenant recoveries at the net leased properties. Going forward, we expect the Havertys Furniture expansion to add incremental revenue as the construction is completed and the tenant takes full occupancy.

Operating Expenses

	Total Fund Real Estate Investments
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	$ Change	% Change
Operating expenses:
Real estate taxes	$1,183,924	$219,220	$964,704	440.1%
Property operating	1,825,774	36,579	1,789,195	4,891.3%
Fund level expenses	451,287	140,648	310,639	220.9%
General and administrative	1,132,536	395,428	737,108	186.4%
Depreciation and amortization	4,151,884	935,943	3,215,941	343.6%

Total operating expenses	$8,745,405	$1,727,818	$7,017,587	406.2%

Real estate taxes and property operating expenses consist of the costs of ownership and operation of the real estate investments, many of which are recoverable under net leases. Examples of property operating expenses include insurance, utilities and repair and maintenance expenses.

Our Fund level expenses in 2006 and 2005 are subject to an expense limitation and reimbursement agreement (the “Expense Limitation Agreement”) with the Manager (See Note 9) and relate mainly to our offering costs incurred in 2004, 2005 and 2006 and our compliance and administration related costs in 2005 and 2006. We record Fund level expenses based on a calculation of 0.75% of NAV annually, calculated quarterly, compared to actual costs incurred by the Manger of the fund during the current quarter plus reimbursable expenses carried forward from prior quarters. Expenses in excess of the 0.75% of NAV annually, calculated quarterly, will be carried forward for up to three years. As of March 31, 2006, Fund level expenses of $65,750 are being carried forward by the Manager. At March 31, 2005, Fund level expenses of $384,905 were carried forward, all of which were reimbursed to the Manager by us during 2005. It is reasonably possible that the expenses carried forward will be charged to the Fund in the future, to the extent permitted under the terms of the Expense Limitation Agreement. The Expense Limitation Agreement expires on December 23, 2006, after which time we will be responsible for all expenses as incurred, unless renewed by the Manager and the Fund for successive one-year terms.

General and administrative expenses relate mainly to the fixed and variable management and advisory fees earned by the Manager and Advisor. Fixed fees increase or decrease based on changes in the NAV, but are expected to grow as we continue to sell Common Stock and acquire additional properties. The variable fee is calculated as a formula of cash flow generated from owning and operating the real estate investments and will fluctuate as future cash flows fluctuate, but is expected to grow as the Fund grows.

We expect depreciation and amortization expense to increase as we acquire new real estate investments. Depreciation and amortization expense will be impacted by the values assigned to buildings and in-place lease assets as part of the initial purchase price allocation.

	Comparable Real Estate Investments
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	$ Change	% Change
Operating expenses:
Real estate taxes	$346,783	$206,930	$139,853	67.6%
Property operating	86,597	34,275	52,322	152.7%
Depreciation and amortization	898,757	863,625	35,132	4.1%

Total operating expenses	$1,332,137	$1,104,830	$227,307	20.6%

	Operating Expenses Reconciliation
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Total operating expenses:
Comparable real estate investments	$1,332,137	$1,104,830
Non-comparable real estate investments	5,829,445	86,912
Fund level expenses	451,287	140,648
General and administrative	1,132,536	395,428

Total operating expenses	$8,745,405	$1,727,818

The increase in real estate taxes expense at comparable real estate investments is the result of signing the TNT Logistics TIF Note (see Note 5) during May 2005, which was made retroactive to the beginning of the year, causing a significant increase in the assessed value of the property in the second quarter of 2005. Prior to the signing of the TIF Note, the property was assessed at a significantly lower value as farmland.

The increase in property operating expenses is the result of two items: increased insurance costs for our real estate investments and legal costs at TNT Logistics. As a result of the losses incurred by the insurance industry during last year’s hurricane season, the cost of property insurance has increased for many of our properties. We incurred legal costs at TNT Logistics to determine our rights associated with the lawsuit between the tenant and seller and the impact of the Illinois Pollution Control Board (“IPCB”) hearing (See Note 5).

The increase in depreciation and amortization expense is a result of the Havertys Furniture building expansion, which was partially completed and put into service during the three months ended March 31, 2006. We expect to report incremental depreciation expense in the future as the Havertys Furniture expansion will be completed during the three months ended June 30, 2006.

Other Income and Expenses

	Total Fund Real Estate Investments
	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	$ Change	% Change
Other income and (expenses):
Interest income	$263,868	$43,079	$220,789	512.5%
Interest expense	(3,961,174)	(971,601)	(2,989,573)	3,077.0%
Loss allocated to minority interest	22,876	—	22,876	N/A
Equity in (loss) income of unconsolidated affiliates	(64,763)	254,140	(318,903)	125.5%

Total other income and (expenses):	$(3,739,193)	$(674,382)	$(3,064,811)	454.5%

Interest income increased for the three months ended March 31, 2006 over 2005 as a result of three items that occurred during 2006. First, we invested idle cash from the sale of Common Stock prior to closing on the Metropolitan Park North acquisition. Second, we earned interest income on the TNT Logistics TIF Note (See Note 5). Third, we earned interest income on the Marketplace at Northglenn ESTIP Note (See Note 3).

We expect interest expense to increase in the future as we acquire new real estate investments using leverage. Interest expense includes the amortization of deferred finance fees of $97,542 and $12,184 for the three months ended March 31, 2006 and 2005, respectively. Also included in interest expense in 2006, as a reduction, is amortization of debt premium associated with the assumption of debt on the Pacific Medical Office Portfolio of $71,339.

Loss allocated to minority interest represents the other owner’s share of the net loss recognized from operations of the Pacific Medical Office Portfolio for the three months ended March 31, 2006. The amount of future income or loss allocated to the minority interest owner of the Pacific Medical Office Portfolio will be directly impacted by the net income or net loss recognized by that investment.

Equity in (loss) income of unconsolidated affiliates decreased by $318,903 as equity income from Legacy Village decreased by $173,375 from $225,214 for the three months ended March 31, 2005 to $51,839 for the three months ended March 31, 2006 as a result of reduced rental income from certain tenants related to Expo Design Center co-tenancy provisions (see “Significant Events” below for a further discussion of the co-tenancy clauses). Equity income (loss) at 111 Sutter Street decreased by $145,528 from equity income of $28,926 for the period from March 29, 2005 (acquisition date) through March 31, 2005 to an equity loss of $116,602 for the three months ended March 31, 2006 as a result of owning the real estate investment for the entire three month period ending on March 31, 2006 versus only owning it for 3 days during the three months ended March 31, 2005.

Results of Operations for the year ended December 31, 2005 and the period from May 28, 2004 (Inception) through December 31, 2004:

	Year Ended December 31, 2005	Period from May 28, 2004 (Inception) through December 31, 2004
Revenues:
Minimum rents	$13,246,485	$1,393,624
Tenant recoveries and other rental income	1,756,582	124,259

Total revenues	15,003,067	1,517,883
Operating expenses:
Real estate taxes	1,616,554	110,870
Property operating	652,433	12,943
Fund level expenses	937,109	115,641
General and administrative	2,633,470	36,497
Depreciation and amortization	4,794,262	488,219

Total operating expenses	10,633,828	764,170

Operating income	4,369,239	753,713

Other income and (expenses):
Interest income	898,256	18,327
Interest expense	(5,371,190)	(840,014)
Loss allocated to minority interest	10,844	—
Equity in income of unconsolidated affiliates	116,067	5,571

Total other income and (expenses):	(4,346,023)	(816,116)

Net income (loss)	$23,216	$(62,403)

Increases in all operating line items from 2004 to 2005 are directly attributable to the acquisition of real estate investments that occurred during 2005 and the impact of owning the acquisitions made in 2004 for the entire year.

Included in minimum rents, as increases, are SFAS 141 and 142 above- and below-market lease accretion (See Note 2) of $952,745 and $229,682 in 2005 and 2004, respectively. The amount and direction of future above- and below-market lease amortization is entirely dependent upon the in-place leases at future property acquisitions. Also included in minimum rents is straight-line rental income, representing rents recognized prior to being billed and collectible as provided by the terms of the lease, of $881,106 and $142,433 in 2005 and 2004, respectively. The amount of future straight-line rental income will be dependent upon the types of leases in place at future property acquisitions.

Tenant recoveries relate mainly to real estate taxes and certain property operating expenses that are paid by us and are recoverable under the various tenants’ leases. We anticipate that a majority of the real estate taxes and property operating expenses will be recoverable from the tenants as most of the tenants in the Consolidated Properties are net lease tenants. The newly acquired Pacific Medical Office Portfolio contains many gross leases, which require the landlord to pay the expenses normally associated with ownership, such as utilities, repairs, insurance and real estate taxes without reimbursement from the tenants. These gross leases will cause the ratio of tenant recoveries to operating expenses to decrease in future years. The strategy at Pacific Medical Office Portfolio is to convert all expiring gross leases to net leases, which require the lessee to pay much of the expenses that are normally associated with ownership. The successful conversion of the gross leases to net leases will be a key value driver for this investment in the future. The ratio of tenant recoveries to real estate taxes and property operating expenses will change in the future as we acquire real estate investments with differing lease terms.

Our Fund level expenses in 2004 and 2005 are subject to an expense limitation and reimbursement agreement (the “Expense Limitation Agreement”) with the Manager (See Note 9) and relate mainly to our offering costs incurred in 2004 and 2005 and our compliance and administration related costs in 2005. Also included in 2004 Fund level expense is $101,904 related to a proposed acquisition that was not completed as a result of significant issues discovered during the pre-acquisition due diligence process. As of December 31, 2005, additional Fund level expenses of $225,525 are being carried forward by the Manager, as these expenses were in excess of the amounts permitted under the Expense Limitation Agreement. At December 31, 2004, additional Fund level expenses of $365,245 were carried forward, all of which were reimbursed to the Manager by us during 2005. It is reasonably possible that the carried forward expenses will be charged to the Fund during 2006, to the extent permitted under the terms of the Expense Limitation Agreement. Significant amounts of Fund level expenses are expected to be incurred during the next few years as we will be required to comply with the disclosure rules of the SEC and the heightened internal control requirements of Sarbanes-Oxley. The Expense Limitation Agreement expires on December 23, 2006, after which time we will be responsible for all expenses as incurred, unless renewed by the Manager and the Fund for successive one-year terms.

General and administrative expenses increased $2,596,973 to $2,633,470 for 2005 from $36,497 in 2004. General and administrative expenses relate mainly to the fixed and variable management and advisory fees earned by the Manager and Advisor. Fixed fees increase or decrease based on changes in the NAV, but are expected to grow as we continue to sell common stock and acquire additional properties. The variable fee is calculated as a formula of cash flow generated from owning and operating the real estate investments and will fluctuate as future cash flows fluctuate, but is expected to grow as the Fund grows.

Depreciation and amortization expense increased $4,306,043 to $4,794,262 for 2005 from $488,219 in 2004. We expect depreciation and amortization expense to increase as we acquire new real estate investments. Depreciation and amortization expense will be impacted by the values assigned to buildings and in-place lease assets as part of the initial purchase price allocation.

Interest income increased $879,929 to $898,256 for 2005 from $18,327 in 2004, as we invested significant amounts of idle cash in government backed securities prior to closing on certain acquisitions and from interest income earned on the TNT Logistics TIF Note (See Note 5).

We expect interest expense to increase in the future as we acquire new real estate investments using leverage. We intend to maintain an approximate 65% loan to value ratio for the Fund Portfolio, subject to the future interest rate environment. The weighted average interest rate for outstanding debt was 5.47% and 5.17% at December 31, 2005 and 2004, respectively. Interest expense includes the amortization of deferred finance fees of $214,960 and $12,466 for 2005 and 2004, respectively. Also included in interest expense in 2005, as a reduction, is amortization of premium associated with the assumption of debt on the Pacific Medical Office Portfolio of $11,995.

Loss allocated to minority interest represents the other owner’s share of the net loss recognized from operations of the Pacific Medical Office Portfolio for our period of ownership, December 21, 2005 through December 31, 2005. The amount of future income or loss allocated to the minority interest owner of the Pacific Medical Office Portfolio will be directly impacted by the net income or net loss recognized by that investment.

Equity in income of unconsolidated real estate affiliates increased $110,496 to $116,067 for 2005 from $5,571 in 2004 and includes the results of operations for Legacy Village for the year ended December 31, 2005 and 111 Sutter Street for the period from March 29, 2005 through December 31, 2005. The results of operations for 2004 consist of Legacy Village for the period from August 25, 2004 through December 31, 2004. Legacy Village provided net income of $271,747 while our share of 111 Sutter Street’s net loss was $155,680 for 2005. Legacy Village provided net income of $5,571 during our ownership period in 2004. Going forward, we will be subject to variability in earnings from our Unconsolidated Properties.

Significant Events

Events at Consolidated Properties

Construction on the Havertys Furniture 297,000 square foot expansion commenced in May 2005 and was completed in April 2006. We expect the projected rent will have a favorable impact on our cash flow in 2006 and going forward. The estimated cost for the Havertys Furniture expansion is approximately $11.7 million. The tenant took occupancy and began paying rent on approximately 156,000 square feet on January 9, 2006, approximately 36,000 square feet on February 15, 2006, approximately 32,000 square feet on March 1, 2006 and took occupancy of the remainder of the building in April 2006. We incurred approximately $8.1 million in construction costs through December 31, 2005. We obtained an $11.5 million construction loan on the expansion in late December 2005, which had an outstanding balance of $6.6 million at December 31, 2005 at a fixed-rate of 6.19%. As part of the building expansion, the tenant extended its lease expiration from 2017 to 2021. As of June 1, 2006, we had incurred approximately $11.7 million in construction costs and had borrowed a total of approximately $10.1 million on the construction loan.

Events at Unconsolidated Properties

During August 2005, Expo Design Center closed its Legacy Village store as part of a broader decision to close 15 stores across the country. However, Home Depot, Inc., the parent company of Expo Design Center, is obligated to pay full rent through 2044.

The store closure triggered co-tenancy provisions in the leases of three tenants at Legacy Village. These co-tenancy provisions have various conditions, but, in general, they require either certain anchor tenants or certain amounts of square footage to be occupied and open for business or the three tenants gain certain rights. Pursuant to the leases, these three tenants have the right to pay alternative rent during the time the co-tenancy provisions are not met and would allow the tenants to terminate their leases early if the Expo Design Center space is not re-tenanted by August 2006.

The co-tenancy provisions resulted in a decrease in rental revenue of $311,000 in 2005. We estimate the potential loss in rental revenue to be between $470,000 and $1,371,000 for 2006 depending on whether the tenants decide to continue their occupancy at Legacy Village or terminate their leases. Based on the current occupancy, the co-tenancy provision can be satisfied if approximately half of the Expo Design Center space is re-tenanted and open for business. Home Depot, Inc. has retained a firm to assist them in re-tenanting the building, which would include sub-leasing the space to one or more retail tenants that meet certain use criteria. The Fund’s cash flow is protected through August 2006 by the preferred return it receives from Legacy Village (See Note 4 for a description of the preferred return), but will be subject to variability after that date.

Liquidity and Capital Resources

The Fund’s primary uses and sources of cash are as follows:

Uses	Sources

Short-term liquidity and capital needs such as:

•      Minor improvements made to individual properties that are not recoverable through expense recoveries or common area maintenance charges to tenants

•      Distributions to Stockholders

•      Interest payments on debt

•      Fees payable to the Manager and the Advisor

•      General and administrative costs

•      Other Fund level expenses

Longer-term liquidity needs such as:

•      Acquisitions of new real estate

•      Expansion of existing properties

•      Tenant improvements and leasing commissions

•      Debt repayment requirements, including both principal and interest

•      Repurchases of our Common Stock

•      Operating cash flow, including the receipt of distributions of our share of cash flow produced by our unconsolidated real estate affiliates

•      Proceeds from secured loans collateralized by individual properties

•      Proceeds from our unsecured line of credit

•      Proceeds from construction loans

•      Joint venture financing with institutional partners

•      Periodic sales of our equity securities

•      Receipts from local governments for real estate tax reimbursements and sales tax sharing agreements

•      Sales of real estate investments

The sources and uses of cash for the three months ended March 31, 2006 and 2005, the year ended December 31, 2005 (“2005”) and the period from May 28, 2004 (Inception) through December 31, 2004 (“2004”) were as follows:

	Three months ended March 31, 2006	Three months ended March 31, 2005	2005	2004
Net cash provided by operating activities	$738,818	$1,678,286	$5,253,976	$648,810
Net cash used in investing activities	(95,589,734)	(37,526,966)	(222,169,957)	(96,216,548)
Net cash provided by financing activities	89,517,773	33,315,038	221,683,665	98,961,662

The decrease in cash flows provided by operating activities for the three months ended March 31, 2006 versus March 31, 2005 was related to increases in tenant accounts receivable, deferred rents receivable and prepaids and other assets of approximately $1.2 million, as a result of 2005 and 2006 acquisitions, decreases in accounts payable and accrued expenses of approximately $1.1 million, and a decrease in net income (loss) of $1.7 million, which were partially offset by an increase in depreciation and amortization of $3.0 million. Cash used in investing activities increased as a result of a $55.0 million increase in acquisition activity coupled with a $1.9 million increase in capital additions for the three months ended March 31, 2006 over March 31, 2005. Cash provided by financing activities increased for the three months ended March 31, 2006 over the same period last year as a result of additional Share issuances of $21.8 million and an increase in borrowings of $35.7 million used to fund the Metropolitan Park North acquisition.

The increase in cash flows provided by operating activities are directly attributable to the acquisition of real estate investments that occurred during 2005 and the impact of owning the acquisitions made in 2004 for the entire year. Cash used in investing activities increased as a result of a significant increase in acquisition activity in 2005 compared to 2004. Cash provided by financing activities increased as a result of additional Share issuances in 2005 and the Fund placing a significant amount of debt on its 2005 acquisitions.

On April 12, 2006, $30.6 million of subscription commitments were placed in an escrow account with the Manager. On May 19, 2006, the Fund sold 277,256 Shares pursuant to the subscription commitments and the $30.6 million plus interest income was transferred into the Fund’s operating account. A portion of the proceeds were used to pay off $9.0 million of borrowings on the line of credit and to pay off $5.0 million of floating-rate mortgage debt on certain properties. The remaining funds were invested in cash and cash equivalents and will be used to fund future acquisitions.

Capital held in escrow is not available to be withdrawn by an investor. The Manager, in consultation with the Advisor, determines when to consummate the sale of Shares to investors, at which time the escrowed funds are transferred into the Fund’s operating account. Capital received from a prospective investor may be held in the escrow account for up to 100 calendar days before being transferred into the Fund’s operating account. The Manager’s right to delay the Investor’s purchase of the Fund’s Shares for up to 100 calendar days allows the Manager to manage the dilutive effect on the Fund’s performance of new capital prior to the time it can be invested and facilitates the ability of the Advisor to make appropriate real estate investments that correspond with the amount of capital raised.

Financing

One of our investment strategies is to use leverage in an effort to improve the overall performance of the Fund. Our target is to maintain an overall Fund Portfolio level loan-to-value ratio of approximately 65%, with an individual asset’s long-term loan-to-value ratio not to exceed 75%.

The following Consolidated Debt table provides information on the outstanding principal balances and the weighted average interest rate at March 31, 2006 and December 31, 2005 and 2004 for such debt. The Unconsolidated Debt table provides information on our pro rata share of the joint venture debt.

Consolidated Debt

	March 31, 2006		2005		2004
	Principal Balance	Weighted Average Interest Rate	Principal Balance	Weighted Average Interest Rate	Principal Balance	Weighted Average Interest Rate
Fixed	$336,437,741	5.51%	$273,090,602	5.46%	$62,600,000	5.27%
Variable	12,000,000	6.26%	5,000,000	5.69%	4,250,000	3.68%

Total	$348,437,741	5.55%	$278,090,602	5.47%	$66,850,000	5.17%

Unconsolidated Debt

	March 31, 2006		2005		2004
	Principal Balance	Weighted Average Interest Rate	Principal Balance	Weighted Average Interest Rate	Principal Balance	Weighted Average Interest Rate
Fixed	$92,996,537	5.60%	$93,252,831	5.60%	$49,435,724	5.63%
Variable	—	—	—	—	—	—

Total	$92,996,537	5.60%	$93,252,831	5.60%	$49,435,724	5.63%

Given the recent favorable interest rate environment, we have placed mostly fixed-rate financing with terms ranging from 5 to 10 years. The weighted average interest rate for the $273.1 million of outstanding fixed-rate debt at December 31, 2005 is 5.46%. Three loans secured by the Consolidated Properties have floating-rate tranches totaling $5.0 million. The floating-rate tranches are based on LIBOR plus 140 basis points (5.69% and 3.68% at December 31, 2005 and 2004). The floating-rate tranches can be prepaid in whole or in part. We will continue to evaluate the current and projected future interest rate environment coupled with our sources and uses for cash to determine if and when prepaying the variable-rate debt is appropriate. On May 25, 2006, we repaid the $5.0 million of floating-rate loans from the proceeds of the sale of Common Stock, which occurred on May 19, 2006.

We anticipate that we will continue to use fixed-rate debt to acquire real estate investments and maintain the 65% loan-to-value ratio on the Fund Portfolio as long as interest rates remain favorable.

Line of Credit

In late 2004, we entered into a $10.0 million line of credit agreement to cover short-term capital needs for acquisitions and working capital. The line of credit bore interest at LIBOR plus 1.50% or the prime rate. The line of credit was increased to $15.0 million on March 29, 2005. On December 21, 2005, we cancelled the existing line of credit and obtained a new $30.0 million line of credit that can be expanded to $50.0 million once the Fund reaches $300 million in NAV, subject to certain financial covenants. The line of credit expires on December 21, 2006, but can be renewed for one year upon the agreement of the borrower and lender. The new line of credit carries interest at rates that approximate LIBOR plus 1.80% or a base rate, which is the greater of (i) the interest rate per annum announced from time to time by the lender as its prime rate or (ii) the Federal Funds effective rate plus 0.75%, as determined by the lender, dependent on the length of time we expect the loan to be outstanding. No borrowings were outstanding on our line of credit at December 31, 2005 or 2004. As of April 21, 2006, we had $7.0 million outstanding on our line of credit which was used to fund the acquisition of Metropolitan Park North. On May 5, 2006, we borrowed an additional $3.0 million on our line of credit to fund the Havertys Furniture expansion and for working capital. On May 15, 2006, we paid down $1.0 million in borrowings on our line of credit from the proceeds of the Havertys Furniture construction loan funding. On May 19, 2006, we paid down $2.0 million in borrowings on our line of credit from the proceeds of the sale of Common Stock on May 19, 2006. On May 23, 2006, we paid down the remaining $7.0 million in borrowings on our line of credit from the proceeds of the sale of Common Stock. As of June 1, 2006, we had no borrowings on our line of credit.

We anticipate that we will need a line of credit throughout the life of the Fund to accomplish our acquisition and operational objectives. In this respect, monies borrowed on our line of credit will be repaid from three sources:

•	placing fixed-rate mortgages on the Fund Portfolio

•	cash flow generated by the Fund Portfolio

•	sales of our equity securities.

Off Balance Sheet Arrangements

We are not subject to any off balance sheet arrangements.

Contractual Cash Obligations and Commitments

From time to time, we have entered into contingent agreements for the acquisition of properties. Each acquisition is subject to satisfactory completion of due diligence.

The following table below aggregates our contractual obligations and commitments with payments due subsequent to December 31, 2005. The table does not include commitments with respect to the purchase of services from the Manager and the Advisor, as future payments due on such commitments cannot be determined. See the discussions under the headings “Management Agreement—Management Fee” and “Advisory Agreement” in “Item 7. Certain Relationships and Related Transactions.” for a description of these fees.

	Total	Payments due by period
Obligations		Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-term debt (1)	$397,927,698	$14,807,727	$33,913,050	$68,129,705	$281,077,216
Ground leases	2,040	35	70	70	1,865
Loan escrows	589,921	589,921	—	—	—
Capital expenditures	3,898,738	3,898,738	—	—	—

Total	$402,418,397	$19,296,421	$33,913,120	$68,129,775	$281,079,081

(1)	Includes interest expense which was calculated using the effective interest rates of the underlying borrowings for all fixed-rate debt at December 31, 2005. Since the interest rates on certain loans are based on a spread over LIBOR, the rates will periodically change; therefore, interest expense for all variable-rate debt was calculated using an average interest rate of 7%.

As of March 31, 2006, we had entered into additional contractual commitments on the following borrowings:

•	$7.0 million on our line of credit;

•	an additional $2.4 million on the Havertys Furniture construction loan; and

•	$61.0 million on a mortgage loan secured by Metropolitan Park North at 5.73% fixed-rate for seven years, interest-only for the first four years.

During May 2006, we borrowed an additional $3.0 million on our line of credit and $1.1 million on the Havertys Furniture construction loan. We paid off the $10.0 of outstanding borrowings on our line of credit and paid off our $5.0 million of variable-rate mortgage debt during May 2006 from the proceeds of Common Stock sales.

Commitments

In February 2005, Havertys Furniture gave us an expansion notice that requires us to expand the building by 297,000 square feet at an approximate cost of $11.7 million. In July 2005, Havertys Furniture signed a lease amendment to extend its lease term through 2021. Construction began in May 2005 and was completed in April 2006. On December 30, 2005, we obtained an $11.5 million fixed-rate construction loan, of which $9.0 million and $6.6 million had been borrowed at March 31, 2006 and December 31, 2005, respectively. The construction loan matures in nine years bearing interest at a fixed-rate of 6.19%, interest-only for the first four years. We expect to borrow the remaining balance on the loan during the first half of 2006. As of March 31, 2006 and December 31, 2005, we had incurred $10.1 and $8.1 million in construction costs, respectively, the remaining costs were incurred in April 2006. As of June 1, 2006, we had incurred approximately $11.7 million in construction expenses and had borrowed at total of approximately $10.1 million on the construction loan.

As part of the acquisition of 105 Kendall Park Lane, we entered into an agreement with the tenant to replace a truck parking lot and improve the efficiency of the property’s drainage system. Total cost of these projects is expected to be approximately $300,000.

As part of the acquisition of Pacific Medical Office Portfolio, the limited liability company that we invested in, which owns the portfolio, entered into an option agreement that gives the seller the right to effect a put to sell two medical office buildings to the limited liability company between March 21, 2007 and June 21, 2007. During the same exercise period, the limited liability company will have the right to effect a call to buy the two medical office buildings. The purchase price is equal to the net operating income of the two buildings (projected forward for twelve months, subject to adjustments) divided by a cap rate of 7.75%. No initial investment was required by the limited liability company, but a $500,000 deposit was put up as collateral for the contract. The purchase price is expected to be between $10.4 and $19.1 million depending on the building’s net operating income. If neither party exercises the option by the expiration of the agreement, the contract becomes null and void and the deposit will be returned. The deposit will be impounded by the seller if the limited liability company fails to purchase the buildings after the put option notice has been given.

At acquisition, the Pacific Medical Office Portfolio mortgage debt required that we deposit $1.6 million into an escrow account to fund future capital expenditures, tenant improvements and leasing commissions. Additionally, we are required to deposit approximately $590,000 into this escrow account during 2006, which we expect to fund from operating cash flows generated by the Pacific Medical Office Portfolio.

On February 6, 2006 we entered into a purchase agreement to acquire Metropolitan Park North, a 186,000 square foot multi-tenant office building with a five level parking garage located in Seattle, Washington. We placed into escrow a $5.0 million non-refundable deposit on the acquisition, funded by borrowings on our line of credit. On March 28, 2006, we acquired the property for a gross purchase price of approximately $89.2 million including closing costs and acquisition fees.

On February 7, 2006, we placed a $1.2 million non-refundable deposit, funded by borrowings on our line of credit, on a $61.0 million mortgage loan to be secured by Metropolitan Park North, maturing in seven years at a fixed-rate of 5.73%, interest only for the first four years. The acquisition and related financing closed on March 28, 2006. The loan requires that on or before April 1, 2009, we are obligated to post a $3.9 million reserve in escrow to cover costs of certain tenant improvements, leasing commissions, rent concessions, and lost rental income in connection with re-leasing space to a major tenant of the building. If the tenant provides written notice of its intent to exercise its lease renewal option by September 30, 2010, the lender will return the $3.9 million deposit to us. If the tenant fails to provide notice of its renewal, we are obligated to post an additional $2.8 million deposit into the escrow. The lender will return the reserve to us if the following conditions are met: (1) no default has occurred and remains outstanding; and (2) either the tenant has exercised its renewal options or the space has been re-leased to a new tenant(s).

REIT Requirements

To remain qualified as a real estate investment trust for federal income tax purposes, we must distribute or pay tax on 100% of our capital gains and at least 90% of ordinary taxable income to stockholders.

The following factors, among others, will affect operating cash flow and, accordingly, influence the decisions of our board of directors regarding distributions:

•	scheduled increases in base rents of existing leases;

•	changes in minimum base rents and/or overage rents attributable to replacement of existing leases with new or renewal leases;

•	changes in occupancy rates at existing properties and procurement of leases for newly developed properties;

•	necessary capital improvement expenditures or debt repayments at existing properties; and

•	our share of distributions of operating cash flow generated by the unconsolidated real estate affiliates, less management costs and debt service on additional loans that have been or will be incurred.

We anticipate that operating cash flow, and potential new debt or equity from our future equity offerings, or refinancings will provide adequate liquidity to conduct our operations, fund general and administrative expenses, fund operating costs and interest payments and allow distributions to our stockholders in accordance with the requirements of the Code.

Recently Issued Accounting Pronouncements And Developments

As described in Note 11, new accounting pronouncements have been issued that are effective for the current or subsequent year. Certain new accounting pronouncements have had or are expected to have an impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We have not entered into any transactions using derivative instruments. We are subject to market risk associated with changes in interest rates both in terms of our variable-rate debt and the price of new fixed-rate debt for acquisitions. As of December 31, 2005, we had consolidated debt of $280.4 million, including $5.0 million of variable-rate debt and a $2.3 million premium on the assumption of debt. None of the variable-rate debt is subject to interest rate cap agreements. A 25 basis point movement in the interest rate on the $5.0 million of variable-rate debt would result in an approximately $12,500 annualized increase or decrease in consolidated interest expense and operating cash flows.

As of March 31, 2006, we had consolidated debt of $350.6 million, including $12.0 million of variable-rate debt and a $2.2 million premium on the assumption of debt. None of the variable-rate debt is subject to interest rate cap agreements. A 25 basis point movement in the interest rate on the $12.0 million of variable-rate debt would result in an approximately $30,000 annualized increase or decrease in consolidated interest expense and operating cash flows.

All our Unconsolidated Properties are financed with fixed-rate debt, therefore we are not subject to interest rate exposure at these properties.

We are subject to interest rate risk with respect to our fixed-rate financing in that changes in interest rates will impact the fair value of our fixed-rate financing. To determine fair market value, the fixed-rate debt is discounted at a rate based on an estimate of current lending rates, assuming the debt is outstanding through maturity and considering the collateral. At December 31, 2005, the fair value of our mortgage notes payable and other debt payable is estimated to be approximately $1.5 million lower than the carrying value of $280.4 million. If treasury rates were to increase by 25 basis points, the fair value of our mortgage notes payable and other debt payable would be approximately $5.7 million lower than the carrying value.

At March 31, 2006, the fair value of our mortgage notes payable and other debt payable is estimated to be approximately $10.6 million lower than the carrying value of $350.6 million. If treasury rates were to increase or decrease by 25 basis points, the fair value of our mortgage notes payable and other debt payable would change by approximately $4.8 million.

Item 3. Properties.

DESCRIPTION OF REAL ESTATE:

Our investment in real estate assets as of December 31, 2005 consists of our interest in properties that are consolidated in our consolidated financial statements, including an interest in a mortgage loan secured by real estate and a 95% interest in a joint venture (the “Consolidated Properties”) and interests in two joint ventures that own real estate (the “Unconsolidated Properties”). The following table sets forth the information with respect to our real estate assets as of December 31, 2005 and one property acquisition that was completed prior to the filing of this Form 10:

Property Name	Location	Type	% Owned	Year Built	Date Acquired	Net Rentable Square Feet	Percentage Leased	Significant Tenant(s)
Consolidated Properties:
Monument IV at Worldgate	Herndon, VA	Office	100%	2001	August 27, 2004	228,000	100%	Fannie Mae
Havertys Furniture	Braselton, GA	Industrial	100%	2002/2005(1)	December 3, 2004	511,000	100%	Havertys Furniture
Hagemeyer Distribution Center	Auburn, GA	Industrial	100%	2001	December 3, 2004	300,000	100%	Hagemeyer N.A.
TNT Logistics	Monee, IL	Industrial	(2)	2004	December 31, 2004	722,000	100%	TNT Logistics N.A.
Georgia Door Sales Distribution Center	Austell, GA	Industrial	100%	1994/1996(3)	February 10, 2005	254,000	100%	Georgia Flush Door Sales
105 Kendall Park lane	Atlanta, GA	Industrial	100%	2002	June 30, 2005	409,000	100%	Acuity Specialty Products, Inc.
Waipio Shopping Center	Waipahu, HI	Retail	100%	1986/2005(4)	August 1, 2005	137,000	99%	Foodland and Calvary Chapel of Pearl Harbor

Property Name	Location	Type	% Owned	Year Built	Date Acquired	Net Rentable Square Feet	Percentage Leased	Significant Tenant(s)
Pacific Medical Office Portfolio:
300 Old River Road	Bakersfield, CA	Office	95%	1992	December 21, 2005	36,000	100%	San Dimas Medical Group, Inc.
500 Old River Road	Bakersfield, CA	Office	95%	1992	December 21, 2005	30,000	90%	CHW Mercy Southwest Hospital
500 West Thomas Road	Phoenix, AZ	Office	95%	1994	December 21, 2005	169,000	100%	CHW St. Joseph’s Hospital
1500 South Central Ave	Glendale, CA	Office	95%	1980	December 21, 2005	37,000	86%	Universal Primary Care, Inc.
14600 Sherman Way	Van Nuys, CA	Office	95%	1991	December 21, 2005	50,000	100%	Healthcare Partners, Ltd. Universal Care
14624 Sherman Way	Van Nuys, CA	Office	95%	1981	December 21, 2005	51,000	94%	Lesin & Balfour, PC, Kidney Center of Van Nuys
18350 Roscoe Blvd	Northridge, CA	Office	95%	1979	December 21, 2005	68,000	94%	Mitchell Schultz and Andrew Chang
18460 Roscoe Blvd	Northridge, CA	Office	95%	1991	December 21, 2005	25,000	100%	Facey Medical Group
18546 Roscoe Blvd	Northridge, CA	Office	95%	1991	December 21, 2005	43,000	88%	Kidney Center, Inc.
Atwatukee Foothills Health Center	Chandler, AZ	Office	95%	1994	December 21, 2005	48,000	92%	CHW Chandler Regional Medical
Chandler Medical Office Building	Chandler, AZ	Office	95%	1984	December 21, 2005	43,000	84%	Southwest Dental Group, Goodman & Partridge, Caduceus LLC
1501 North Gilbert	Gilbert, AZ	Office	95%	1997	December 21, 2005	38,000	91%	CHW Hospital
Marian Hancock Medical Building	Santa Maria, CA	Office	95%	1995	December 21, 2005	34,000	100%	Central Coast Center-Women’s Health
Marian Medical Plaza	Santa Maria, CA	Office	95%	1995	December 21, 2005	44,000	96%	Marian Medical Center
Sun Lakes	Chandler, AZ	Office	95%	1996	December 21, 2005	39,000	75%	CHW Hospital, Sun Lakes Family Physician
Marketplace at Northglenn	Northglenn, CO	Retail	100%	1999-2001(5)	December 21, 2005	439,000	99%	Bed Bath and Beyond, Gart Sports, Ross Stores, Office Depot, Marshall’s
Metropolitan Park North	Seattle, WA	Office	100%	2001	March 28, 2006	186,000	100%	Nordstrom, Inc.

Unconsolidated Properties:
Legacy Village	Lyndhurst, OH	Retail	46.5%	2003	August 25, 2004	595,000	95%	Expo Design Center, Dick’s Sporting Goods and Giant Eagle
111 Sutter Street	San Francisco, CA	Office	80%	1926/2001(6)	March 29, 2005	284,000	92%	Modem Media, Northwestern Mutual Life

(1)	Built in 2002 and expansion begun in 2005. After completion of the expansion in late April 2006, the building will encompass approximately 808,000 square feet.

(2)	Our investment is in the form of a mortgage loan that is secured by the property. The mortgage loan contains an option to purchase the underlying property exercisable by us in the first quarter of 2006 for the mortgage loan amount plus a $500,000 option payment. On February 28, 2006, we extended the maturity date of the mortgage loan to March 31, 2006. On March 30, 2006, we acquired the TNT Logistics property for the outstanding mortgage loan balance plus a $500,000 option payment.
(3)	Built in 1994 and expanded in 1996.
(4)	Built in 1986 and expanded in 2005.
(5)	Redeveloped between 1999 and 2001.
(6)	Built in 1926 and renovated in 2001.

ACQUISITIONS

2006 Acquisitions (through June 1, 2006)

Consolidated Properties

On March 28, 2006, we acquired a 100% interest in Metropolitan Park North, a 186,000 square-foot, multi-tenant office building with a five-level parking garage located in Seattle, Washington with lease expirations through 2016. The gross purchase price was approximately $89.2 million including closing costs and acquisition fees, funded at closing with a $61.0 million fixed-rate mortgage loan maturing in seven years at 5.73%, interest-only for the first four years, a $7.0 million borrowing on the line of credit and cash on hand.

2005 Acquisitions

Consolidated Properties

On February 10, 2005, we acquired a 100% interest in Georgia Door Sales Distribution Center, a 254,000 square-foot, single-tenant industrial building in suburban Atlanta, Georgia built in 1994 and expanded in 1996. The tenant’s lease expires in 2009. The gross purchase price was approximately $8.5 million funded by two mortgage loans, a $5.4 million, 5.31% fixed-rate, ten-year loan, interest-only for five years, and a $0.8 million variable-rate loan at LIBOR plus 140 basis points (5.69% at December 31, 2005) maturing in five years with an option to extend the term two additional years at a market rate. The remaining balance was funded by cash on hand.

On June 30, 2005, we acquired a 100% interest in 105 Kendall Park Lane, a 409,000 square-foot, single-tenant industrial building in suburban Atlanta, Georgia built in 2002. The tenant’s lease expires in 2017. The gross purchase price was approximately $18.8 million, funded at closing by borrowings on our line of credit of $12.0 million and cash on hand. On August 15, 2005, we obtained a $13.0 million fixed-rate mortgage loan maturing in seven years at 4.92%, interest-only for the first four years.

On August 1, 2005, we acquired a 100% interest in Waipio Shopping Center, a 137,000 square-foot, multi-tenant retail center in Hawaii, built in 1986 with lease expirations through 2034. The gross purchase price was approximately $30.5 million, funded at closing with borrowings on our line of credit of $15.0 million and cash on hand. On October 27, 2005, we obtained a $20.0 million fixed-rate mortgage loan, interest-only, maturing in five years at 5.15%.

On December 21, 2005, we acquired a 100% interest in Marketplace at Northglenn, a 439,000 square-foot, multi-tenant retail center located ten miles north of downtown Denver, Colorado, that was redeveloped between 1999 and 2001 with lease expirations through 2020. The gross purchase price was approximately $91.5 million, funded at closing with a $64.5 million fixed-rate mortgage loan maturing in ten years at 5.50%, interest-only for the first two years, $7.0 million of borrowings on our line of credit and cash on hand. The acquisition included a $3.6 million ESTIP note receivable from the local government that allows us to share in sales tax revenue generated by the retail center, the note is expected to be repaid in full during 2008.

On December 21, 2005, we acquired a 95% membership interest in a limited liability company that owns a portfolio of leasehold interests in fifteen medical office buildings encompassing 755,000 square-feet of space located throughout Southern California and the greater Phoenix metropolitan area, the Pacific Medical Office Portfolio. The buildings were built between 1979 and 1997 and have lease expirations through 2016. The total aggregate consideration paid for our 95% membership interest was approximately $132.8 million. Pacific Medical Office

Portfolio was encumbered by four existing fixed-rate mortgage loans totaling $84.3 million maturing in 2013 and 2014 at a weighted average interest rate of 5.77%, interest-only until November 2006, and the remaining purchase price was funded with cash on hand. The other member, owning a 5% interest, is an unrelated third party, who also performs property management and leasing services for the portfolio of buildings. We consolidated this property based on the provisions of FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities.”

Unconsolidated Properties

On March 29, 2005, we acquired an 80% membership interest in a limited liability company which owns 111 Sutter Street in San Francisco, California, a 284,000 square-foot, multi-tenant office building built in 1926 and renovated in 2001. The aggregate consideration paid for the 80% membership interest was approximately $24.6 million. Additionally, we extended a $6.0 million short-term second mortgage loan to the limited liability company. The purchase price and the short-term second mortgage loan were funded by cash on hand of $18.9 million and borrowings on our line of credit of $11.7 million. At the time of purchase, 111 Sutter Street was encumbered by a $48.9 million variable-rate mortgage loan at LIBOR plus 185 basis points. On June 22, 2005, the limited liability company finalized a $56.0 million fixed-rate mortgage loan maturing in ten years at 5.58%. The majority of the proceeds from the loan were used to replace the existing mortgage loan debt on 111 Sutter Street and pay back the $6.0 million second mortgage loan to us.

2004 Acquisitions

Consolidated Properties

On August 27, 2004, LUSHI acquired a 100% interest in Monument IV at Worldgate, a nine-story, 228,000 square foot, single tenant, Class A office building in Herndon, Virginia built in 2001. The gross purchase price for the property was approximately $59.6 million, which was financed in part by two mortgage loans, a $38.0 million 5.29% fixed rate, seven-year mortgage loan, interest-only for the first two years and a $9.3 million floating-rate loan at LIBOR plus 4.00%. The balance was funded from cash invested by LUSHI. The floating-rate loan was fully repaid on December 23, 2004 from the proceeds of the Initial Closing. On October 20, 2004, Monument IV at Worldgate and its related debt was transferred from LUSHI to us, at the $59.6 million cost basis (which included purchase price, closing costs, due diligence costs, acquisition fees and debt financing costs).

On December 3, 2004, we acquired a 100% interest in two single tenant industrial buildings in suburban Atlanta, Georgia. Havertys Furniture was built in 2002 and contains 511,000 square feet, and Hagemeyer Distribution Center which was built in 2001 and contains 300,000 square feet. The gross purchase price for the buildings was approximately $38.7 million, which was funded at closing by a series of four mortgage loans, two fixed-rate loans totaling $24.6 million at 5.23%, maturing in 10 years, interest-only for the first five years, and two floating-rate loans totaling $4.3 million at LIBOR plus 140 basis points maturing in five years with an option to extend the term two additional years at a market rate. The balance of the purchase price was funded from cash on hand. The buildings are subject to 50-year ground leases with annual rent payments of $10 and contain $100 purchase options in 2007 and 2010 for Havertys Furniture and Hagemeyer Distribution Center, respectively. Havertys Furniture exercised a lease option that requires us to add on to the existing building (See “—Projects Under Development” below) and also signed a lease amendment that extended the term of the lease to 2021.

On December 31, 2004, we extended an approximate $24.8 million mortgage loan secured by a 722,000 square foot single-tenant industrial building, TNT Logistics, located in Monee, Illinois, built in 2004. The tenant’s lease expires in 2014. The loan requires monthly interest-only payments equal to the base rent paid by the tenant. The loan matured on February 28, 2006. Simultaneous with the signing of the loan agreement, we entered into an option agreement to purchase TNT Logistics between January 1, 2006 and February 17, 2006, with closing on the purchase to occur on or before February 28, 2006. On February 28, 2006, we extended the maturity date on the mortgage loan to March 31, 2006 to allow the seller of the property to complete physical issues on the property and work through an existing legal dispute with the tenant. During 2005, homeowners adjacent to the TNT Logistics property filed a complaint with the IPCB against TNT Logistics North America,

Inc. (the “tenant”), alleging excessive noise pollution. The IPCB has not ruled on the homeowners’ complaint as of June 1, 2006. On December 27, 2005, the tenant filed a lawsuit against the developer of the property claiming, among other things, that the developer has the obligation to indemnify the tenant against damages attributable to the complaint filed by the homeowners. The lawsuit has not been ruled on by the Federal District Court as of June 1, 2006. The developer of the property is unrelated to us and we are neither a party to the complaint with the IPCB or the lawsuit. We hired legal counsel to evaluate the IPCB complaint and lawsuit prior to our acquiring the property to evaluate any potential risks to the Fund. Based on consultations with counsel, we concluded that the Fund had limited exposure from those claims. The value of this property could, however, be diminished if it were determined that the tenant could no longer use the property pursuant to its lease agreement. On March 30, 2006, we acquired the TNT Logistics property for the outstanding loan balance plus a $500,000 option payment. The property comes with a TIF Note issued by the Village of Monee, which will reduce real estate taxes on the property by approximately 90% for the next ten years. We consolidated this property based on the provisions of FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities.”

Unconsolidated Properties

On August 25, 2004, we acquired a 46.5% membership interest in a limited liability company that owns Legacy Village, a 595,000 square foot lifestyle center mall in Lyndhurst, Ohio, built in 2003. The aggregate consideration for the 46.5% ownership interest was approximately $35.0 million, which was funded at closing from capital invested by LUSHI. At the time we acquired our membership interest, Legacy Village was encumbered by an approximate $97.0 million amortizing mortgage loan at 5.625% maturing on January 1, 2014. On December 23, 2004, Legacy Village took out an additional $10.0 million amortizing mortgage loan at 5.625%, also maturing on January 1, 2014. Proceeds of the loan were distributed to the members pro rata in accordance with their ownership percentages. On October 24, 2004, we took out an $8.0 million variable-rate second mortgage loan, collateralized by our 46.5% ownership interest in Legacy Village, which was fully repaid on December 23, 2004 from the proceeds of the Initial Closing.

PROJECTS UNDER DEVELOPMENT

Construction on the Havertys Furniture 297,000 square foot expansion commenced in May 2005 and was completed in April 2006. We expect the projected rent will have a favorable impact on our cash flow in 2006 and going forward. The estimated cost for the Havertys Furniture expansion is approximately $11.7 million. The tenant took occupancy and began paying rent on approximately 156,000 square feet on January 9, 2006, approximately 36,000 square feet on February 15, 2006, approximately 32,000 square feet on March 1, 2006 and took occupancy of the remainder of the building in April 2006. We incurred approximately $8.1 million in construction costs through December 31, 2005. We obtained an $11.5 million construction loan on the expansion in late December 2005, which had an outstanding balance of $6.6 million at December 31, 2005 at a fixed-rate of 6.19%. As part of the building expansion, the tenant extended its lease expiration from 2017 to 2021. As of June 1, 2006, we had incurred approximately $11.7 million in construction costs and had borrowed a total of approximately $10.1 million on the construction loan.

We are subject to lease options at certain other properties, including Hagemeyer Distribution Center and TNT Logistics, which would require us to engage in development activities, none of which have been exercised as of June 1, 2006. The tenant of Hagemeyer Distribution Center has the right to exercise up to three options to expand the building. These options are exercisable at any time during the term of the lease, but must be for at least 80,000 square feet each and can not exceed an aggregate of 240,000 square feet. The tenant of TNT Logistics has the option to exercise an expansion option at anytime during the first two years of the lease. This option expires in December 2006. At the time the tenant of TNT Logistics exercises its expansion option, it must specify the size of the new space to be added to the building on the adjacent 25-acre parcel. We hold an option to purchase the adjacent 25-acre parcel at fair value should the tenant exercise its expansion option. We may engage in additional renovation, improvement or development activities after we have reached $300 million in NAV. We currently have no plans to engage in additional renovations, improvement or development activity, but may engage in these activities in the future.

PURCHASE OPTIONS

As part of the acquisition of Pacific Medical Office Portfolio, the limited liability company that we invested in which owns the portfolio, entered into an option agreement that gives the seller the right to effect a put to sell two medical office buildings to the limited liability company between March 21, 2007 and June 21, 2007. During the same exercise period, the limited liability company will have the right to effect a call to buy the two medical office buildings. The purchase price will be equal to the net operating income of the two buildings (projected forward for twelve months, subject to adjustments) divided by a cap rate of 7.75%. No initial investment was required by the limited liability company, but a $500,000 deposit was put up as collateral for the contract. The purchase price is expected to be between $10.4 and $19.1 million depending on the buildings net operating income. If neither party exercises the option by the expiration of the agreement, the contract becomes null and void and the deposit will be returned to us. The deposit will be impounded by the seller if the limited liability company fails to purchase the buildings after the put option notice has been given.

We held a mortgage loan on TNT Logistics and a purchase option to acquire the property between January 1, 2006 and February 17, 2006 with closing to occur on or before February 28, 2006. The purchase price is the outstanding loan balance plus a $500,000 option payment which was held in escrow. On February 28, 2006, we extended the maturity date on the mortgage loan to March 31, 2006 to allow the seller of the property to complete physical issues on the property and work through an existing legal dispute with the tenant. See discussion of a complaint and lawsuit relating to this property above, under “—2004 Acquisitions—Consolidated Properties.” On March 30, 2006, we acquired the TNT Logistics property for the outstanding loan balance plus the $500,000 option payment.

As part of the acquisition of the TNT Logistics property, in exchange for $500 we were granted an option to purchase a portion of adjacent land if the tenant chooses to expand its facility in accordance with the terms of its lease. If the tenant exercises its option to expand its facility, then we can acquire the additional portion of land subject to the terms and conditions of that certain Expansion Option Agreement dated as of December 31, 2004, which agreement provides among other things the terms and conditions pursuant to which the fair value purchase price for the adjacent land shall be determined.

PROPERTIES THAT CONTRIBUTED 10% OR MORE OF OUR GROSS REVENUE DURING 2005 OR THE BOOK VALUE OF WHICH AMOUNTED TO 10% OR MORE OF OUR TOTAL ASSETS AT DECEMBER 31, 2005

The following provides a list of all consolidated properties that contributed 10% or more of our gross revenue during 2005 or the book value of which amounted to 10% or more of our total assets at December 31, 2005. We will provide greater detail on these properties throughout this registration statement. For purposes of this table, gross revenue includes minimum rents and tenant recoveries. These properties are considered materially important to the Fund (“Materially Important Properties”):

Property Name	Book Value	Percentage of Total Assets at December 31, 2005	2005 Gross Revenue	Percentage of 2005 Gross Revenue	Type of Ownership Interest
Monument IV at Worldgate	$67,292,858	13%	$6,550,455	44%	Fee
Havertys Furniture	36,419,314	7%	2,101,974	14%	Leasehold
TNT Logistics	25,772,424	5%	1,910,923	13%	Mortgage with Option to Purchase Fee (1)
Marketplace at Northglenn	94,856,813	19%	233,579	2%	Fee

(1)	The purchase option for this property was exercised on March 30, 2006.

FINANCING

The following is a summary of the debt for our Consolidated Properties and our Unconsolidated Properties as of December 31, 2005 and the debt obtained to finance a property acquisition that occurred on March 28, 2006.

Property	Interest Rate	Maturity Date	Principal Balance	Balance due at Maturity	Terms
Consolidated Properties:
Monument IV at Worldgate	5.29%	September 2011	$38,000,000	$35,091,579	30 year amortizing fixed-rate, interest-only for 2 years (1)
Havertys Furniture	5.23%	January 2015	18,100,000	16,701,412	30 year amortizing fixed-rate, interest-only for 5 years (2)
Havertys Furniture	LIBOR + 1.40%	January 2010	3,250,000	3,250,000	Floating-rate, interest-only for 5 years (3)
Havertys Furniture	6.19%	January 2015	6,636,602	6,198,601	30 year amortizing fixed-rate, interest-only for 4 years (2)
TNT Logistics	5.05%	April 2012	16,700,000	14,840,330	25 year amortizing fixed- rate, interest-only for 2 years (2)
Marketplace at Northglenn	5.50%	January 2016	64,500,000	56,119,471	30 year amortizing fixed-rate, interest-only for 2 years (1)
Hagemeyer Distribution Center	5.23%	January 2015	6,500,000	5,997,745	30 year amortizing fixed-rate, interest-only for 5 years (2)
Hagemeyer Distribution Center	LIBOR + 1.40%	January 2010	1,000,000	1,000,000	Floating-rate, interest-only for 5 years (3)
Georgia Door Sales Distribution Center	5.31%	January 2015	5,400,000	4,996,011	30 year amortizing fixed-rate, interest-only for 5 years (2)
Georgia Door Sales Distribution Center	LIBOR + 1.40%	January 2010	750,000	750,000	Floating-rate, interest-only for 5 years (3)
105 Kendall Park Lane	4.92%	September 2012	13,000,000	12,170,374	25 year amortizing fixed-rate, interest-only for 4 years (1)
Waipio Shopping Center	5.15%	November 2010	19,950,000	19,950,000	Fixed-rate, interest-only for 5 years (4)
Pacific Medical Office Portfolio—Pools 1-3	5.75%	November 2013	49,424,000	42,928,928	27 year amortizing fixed-rate, interest-only for 3 years (1)
Pacific Medical Office Portfolio—Pool 4	5.79%	March 2014	34,880,000	30,320,214	27 year amortizing fixed-rate, interest-only for 3 years (1)
Metropolitan Park North(5)	5.73%	April 2013	61,000,000	58,570,909	30 year amortizing fixed-rate, interest-only for 4 years (4)
Unconsolidated Properties:
Legacy Village	5.63%	January 2014	$104,199,637	$82,093,367	25 year amortizing fixed-rate (1)
111 Sutter Street	5.58%	June 2015	56,000,000	51,911,947	30 year amortizing fixed-rate, interest-only for 5 years (1)

(1)	This loan allows for prepayment, but charges a prepayment penalty equal to the greater of 1% of the outstanding loan balance or a yield maintenance calculation based on current treasury yields compared to the interest rate on the loan.
(2)	This loan allows for prepayment, but charges a prepayment penalty equal to the greater of 1% of the outstanding loan balance or a yield maintenance calculation based on current treasury yields plus 50 basis points compared to the interest rate on the loan.
(3)	This loan may be prepaid without penalty by giving the lender 30 days notice.
(4)	This loan allows for prepayment, but charges a yield maintenance penalty which is calculated based on current treasury yields plus 50 basis points.
(5)	This loan was obtained on March 28, 2006.

INSURANCE

We believe our properties currently are adequately covered by insurance consistent with the level of coverage that is standard in our industry.

OPERATING DATA

The operating data set forth below is provided for our Materially Important Properties.

The following table provides the occupancy rate and effective annual minimum base rent per square foot for our period of ownership in 2005 and 2004 for our Materially Important Properties:

	Year-End Occupancy		Effective Annual Minimum Base Rent Per Square Foot
Property	2005	2004	2005	2004
Monument IV at Worldgate	100%	100%	$18.30	$18.30
Havertys Furniture	100%	100%	4.18	4.18
TNT Logistics	100%	100%	2.65	2.65
Marketplace at Northglenn	99%	—	13.46	—

The following table provides information regarding the identity, industry/line of business and square footage leased with respect to each tenant that accounted for 10% or more of the rentable square footage at a Materially Important Property as of December 31, 2005:

Property	Tenant	Industry / Line of Business	Square Footage	Percentage of Total Square Footage at the Property
TNT Logistics	TNT Logistics North America, Inc.	Third-party logistics services provider	722,000	100%
Havertys Furniture	Havertys Furniture Companies, Inc.	Furniture retailer	511,000	100%
Monument IV at Worldgate	Fannie Mae	Financial services company	228,000	100%
Marketplace at Northglenn	(1)	—	—	—

(1)	No tenant at this property accounted for 10% or more of the rentable square footage of the property as of December 31, 2005.

The following table provides information regarding minimum base rental income, lease expiration and renewal options with respect to each tenant that accounted for 10% or more of the rentable square footage at a Materially Important Property as of December 31, 2005.

Tenant	2005 Minimum Base Rental Income	Percentage of 2005 Consolidated Minimum Base Rental Income	Lease Expiration Date	Renewal Options
Fannie Mae	$4,180,178	37%	December 2011	Two – 5 year options
Havertys Furniture Companies, Inc.	1,964,410	17%	July 2021	Five – 5 year options
TNT Logistics North America, Inc.	1,809,876	16%	November 2014	Three – 5 year options

As of December 31, 2005, the scheduled lease expirations at our Materially Important Properties are as follows:

Year	Number of Leases Expiring	Annualized Gross Rental Income	Square Footage	Percentage of Consolidated Annualized Gross Rental Income
2006	1	$95,555	3,000	0.3%
2007	6	395,463	23,000	1.1%
2008	2	149,374	12,000	0.4%
2009	13	1,338,357	72,000	3.6%
2010	11	1,379,379	68,000	3.8%
2011	4	5,451,366	259,000	14.8%
2012	4	777,248	43,000	2.1%
2013	1	343,148	22,000	0.9%
2014	4	2,865,423	771,000	7.8%
2015	2	886,002	61,000	2.4%
2016 and thereafter	4	3,260,707	563,000	8.9%

The following sets forth the federal tax depreciation for our Materially Important Properties as of December 31, 2005:

Property Name	Federal Tax Basis	Rate	Method of Depreciation	Useful Life
Monument IV at Worldgate	$54,271,008	2.564	Straight-Line	39 Years
Havertys Furniture	25,273,692	2.564	Straight-Line	39 Years
TNT Logistics	16,180,376	2.461	Straight-Line	39 Years
Marketplace at Northglenn	72,632,547	0.107	Straight-Line	39 Years

The following sets forth the real estate taxes for our Materially Important Properties as of December 31, 2005:

Property Name	Real Estate Tax Rate		Assessed Value	Annual Real Estate Taxes	Estimated Taxes on Proposed Improvements
Monument IV at Worldgate		(1)	$51,819,190	$648,258	N/A
Havertys Furniture		(2)	4,352,691	144,771	$108,000
TNT Logistics		(3)	(3)	(3)	N/A
Marketplace at Northglenn		(4)	10,068,880	1,163,771	N/A

(1)	The real estate tax rate is $1.251 per $100 of assessed value.
(2)	The real estate tax rate is $33.26 per $1,000 of assessed value
(3)	The TNT construction was completed late in 2004, we have not yet received the 2005 real estate tax bill. We estimate the 2005 real estate taxes to be approximately $500,000.
(4)	The real estate tax rate is $115.581 per $1,000 of assessed value.

PRINCIPAL TENANTS

The following table sets forth the principal tenant(s) at each of our properties:

Property	Principal Tenant(s)	Approximate Square Footage	Current Lease Term Maturity	Renewal Options
Consolidated Properties:
Monument IV at Worldgate	Fannie Mae (1)	228,000	December 2011	two 5-year options
Havertys Furniture	Havertys Furniture (2)	511,000	April 2021	five 5-year options
Hagemeyer Distribution Center	Hagemeyer N.A.	300,000	January 2013	two 5-year options
TNT Logistics	TNT Logistics (3)	722,000	November 2014	three 5-year options
Georgia Door Sales Distribution Center	Georgia Flush Door Sales	254,000	April 2009	two 5-year options
105 Kendall Park Lane	Acuity Specialty Products	409,000	April 2017	two 5-year options
Waipio Shopping Center	Foodland	27,000	February 2020	none remaining
	Calvary Chapel of Pearl Harbor	50,000	September 2034	two 10-year options
Pacific Medical Office Portfolio:
300 Old River Road	San Dimas Medical Group, Inc.	20,000	September 2012	three 5-year options
500 Old River Road	CHW Mercy Southwest Hospital	4,000	February 2011	none
500 West Thomas Road	CHW St. Joseph’s Hospital	73,000	February 2011	none
1500 South Central Ave	Universal Primary Care, Inc.	4,000	November 2009	none
14600 Sherman Way	Healthcare Partners, Ltd.	18,000	May 2007	two 5-year options
14624 Sherman Way	Lesin & Balfour, PC	8,000	January 2008	none
18350 Roscoe Blvd	Mitchell Shultz and Andrew Chang	5,000	April 2013	two 5-year options
18460 Roscoe Blvd	Facey Medical Group	25,000	March 2014	two 5-year options
18546 Roscoe Blvd	Kidney Center Inc.	7,000	August 2009	none
Atwatukee Foothills Health Center	CHW Chandler Regional Medical	10,000	October 2013	two 5-year options
Chandler Medical Office Building	Southwest Dental Group	5,000	October 2007	one 5-year and one 3- year option
1501 North Gilbert	CHW Hospital	15,000	October 2006 – October 2013	two 5-year options
Marian Hancock Medical Building	Central Coast Center Women’s Health	4,000	June 2009	one 3-year options
Marian Medical Plaza	Marian Medical Center	15,000	February 2016	two 5-year options
Sun Lakes	CHW Hospital	13,000	October 2013	two 5-year options
Marketplace at Northglenn	Bed Bath and Beyond (4)	34,000	January 2012	four 5-year options
	Gart Sports (5)	32,000	January 2015	three 5-year options
	Ross Stores (6)	30,000	January 2010	three 5-year options
	Office Depot (7)	30,000	May 2014	three 5-year options
	Marshall’s (8)	30,000	November 2009	three 5-year options
	PetsMart (9)	29,000	June 2015	three 5-year options
Metropolitan Park North (10)	Nordstrom, Inc.	136,000	January 2012	two 5-year options

Unconsolidated Properties:
Legacy Village	Expo Design Center (11)	92,000	January 2044	ten 5-year options
	Dick’s Sporting Goods	82,000	January 2019	five 5-year options
	Giant Eagle	80,000	October 2023	six 5-year options
111 Sutter Street	Modem Media	63,000	March 2010	one 5-year option

(1)	Rent per annum for Fannie Mae as of December 31, 2005 was $4,180,178.
(2)	Rent per annum for Havertys Furniture as of December 31, 2005 was $2,133,600.
(3)	Rent per annum for TNT Logistics as of December 31, 2005 was $1,910,923.
(4)	Rent per annum for Bed Bath and Beyond as of December 31, 2005 was $354,144.
(5)	Rent per annum for Gart Sports as of December 31, 2005 was $394,236.
(6)	Rent per annum for Ross Store as of December 31, 2005 was $329,038.
(7)	Rent per annum for Office Depot as of December 31, 2005 was $321,538.
(8)	Rent per annum for Marshall’s as of December 31, 2005 was $267,900.
(9)	Rent per annum for PetsMart as of December 31, 2005 was $305,214.
(10)	Metropolitan Park North was acquired by us on March 28, 2006.
(11)	Expo Design Center closed this store in August 2005 but is contractually obligated to pay rent through 2044.

GROUND LEASES

We are subject to a number of ground leases at certain properties we own or control. The following table lists the future minimum payments due under the ground leases as of December 31, 2005:

Year	Ground Lease Payments
2006	$35
2007	35
2008	35
2009	35
2010	35
2011 and Thereafter	1,865

RENT PER SQUARE FOOT

The following is a schedule of annual rent per square foot for the periods indicated:

	Annualized Minimum Base Rent Per Square Foot as of December 31, 2005	Annualized Minimum Base Rent Per Square Foot as of December 31, 2004
Consolidated Properties
Industrial	$3.08	$3.17
Office	19.15	18.30
Retail	13.67	—

Unconsolidated Properties
Office	39.04	—
Retail	21.69	21.69

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table shows the beneficial ownership of our Common Stock as of June 1, 2006 by:

•	each of the members of our board of directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

To our knowledge, there is no person, or group of affiliated persons, that beneficially owns more than five percent of our Common Stock. Each stockholder’s percentage ownership in the following table is based on an aggregate of 2,432,792 shares of common stock outstanding as of June 1, 2006. Information with respect to beneficial ownership has been furnished by each director, officer or greater than five percent stockholder. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. To our knowledge, subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address for each of the stockholders is c/o UST Advisers, Inc., 225 High Ridge Road, Stamford, CT 06905.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock
Directors and Executive Officers
James L. Bailey	—		—
Thomas F. McDevitt	—		—
Virginia G. Breen	—		—
Jonathan B. Bulkeley	—		—
Peter H. Schaff	—		—
Lee A. Gardella	264		*
Robert F. Aufenanger	500	(1)	*
Richard Speicher	—		—
All executive officers and directors as a group (8 persons)	764		*

*	Represents beneficial ownership of less than 1%.
(1)	Mr. Aufenanger shares voting and investment power with respect to these shares with his wife.

Item 5. Directors and Executive Officers.

The following table provides information about our directors and executive officers, including their ages as of June 1, 2006:

Name	Age	Position
James L. Bailey	60	Co-Chief Executive Officer and Director
Thomas F. McDevitt(1)	49	Chairman of the Board of Directors
Virginia G. Breen (1)	41	Director
Jonathan B. Bulkeley (1)	45	Director
Peter H. Schaff	48	Director
Lee A. Gardella	38	President and Co-Chief Executive Officer
Robert F. Aufenanger	52	Chief Financial Officer, Treasurer and Secretary
Richard Speicher	34	Vice-President

(1)	Member of the audit committee.

DIRECTORS

All directors hold office until his or her successor is elected and qualifies, subject to death, resignation, retirement, disqualification or removal from office. The term of all directors will expire at the annual meeting of stockholders that follows the prior appointment or election of such director. Our next annual meeting is expected to occur in April 2007.

James L. Bailey has been a Director of the Fund since June 2005. Mr. Bailey was designated as a Director by the Manager. Mr. Bailey has been Chief Operating Officer of U.S. Trust since January 2004. He is primarily responsible for Special Fiduciary, Credit, and Institutional business areas. Prior to joining U.S. Trust, Mr. Bailey retired from Citibank as an Executive Vice President in 2000, following a 28-year career at Citibank. During his short retirement, he led a team to review and recommend a restructuring of the Bank of China as China prepared to enter the World Trade Organization. He began his career at Bell Telephone Laboratories prior to joining Booz, Allen and Hamilton in 1970. Mr. Bailey was a member of U.S. and International VISA Board of Directors from 1990 to 1994. He was a board member of the Depository Trust Corporation from 1995 to 1997. He is currently a board member of the Visiting Nurse Service of New York, the Advisory Board for the College of Arts and Sciences at New York University, the Board of Visitors at Georgetown University School of Medicine, and the Bowling Green State University Foundation Board. Mr. Bailey received a B.S. from Bowling Green State University and a M.S. in Mathematics from New York State University.

Thomas F. McDevitt, Chairman of the Board, has been a Director of the Fund since December 2004. Mr. McDevitt is the Managing Partner of Edgewood Capital Partners, an investment firm focused on making and managing investments in the real estate and mortgage arenas. Prior to founding Edgewood Capital Partners in 2002, Mr. McDevitt was a Managing Director in charge of the large loan ($30 to $100 million) Commercial Mortgage Backed Securitization Group at Societe Generale. He was also a founder and active partner of Meenan, McDevitt & Co. from 1991 until it was sold to Societe Generale in 1998. Meenan, McDevitt & Co. was a broker dealer and investment banking firm that acted as agent for over $5 billion of transactions spread over a number of asset classes. From 1988 to 1991, Mr. McDevitt ran the commercial mortgage syndication desk at Citibank, and from 1984 to 1987 he was responsible for commercial mortgage sales in the Mid-Atlantic region of the United States. Mr. McDevitt is currently a director of the Excelsior Absolute Return Fund of Funds Master Fund, LLC and Excelsior Buyout Investors, LLC, which are both funds registered under the Investment Company Act.

Virginia G. Breen has been a Director of the Fund since December 2004. Ms. Breen has been a partner and co-founder of Blue Rock Capital, a private equity fund focused on investing in early-stage information technology and service businesses in the Eastern United States since August 1995. She has also been a partner of the Sienna Limited Partnership IV, L.P., which focuses on investing in early and expansion-stage private companies in consumer products, information technology and business service nationwide, since 2001. Previously, Ms. Breen was a Vice President with the Sprout Group, the venture capital affiliate of Donaldson, Lufkin & Jenrette (now Credit Suisse First Boston), where she worked from 1988 to 1995. The Sprout Group is one of the largest venture firms in the world, with over $3 billion in assets under management. Ms. Breen was also an Investment Analyst with Donaldson, Lufkin & Jenrette’s Investment Banking Group and, prior to that, worked as a Systems Analyst and Product Marketing Engineer at Hewlett-Packard. Ms. Breen is currently a director of the Excelsior Absolute Return Fund of Funds Master Fund, LLC and Excelsior Buyout Investors, LLC, which are both funds registered under the Investment Company Act. Ms. Breen received an A.B. in Computer Science with Electrical Engineering from Harvard College and her M.B.A. with Highest Honors from Columbia University.

Jonathan B. Bulkeley has been a Director of the Fund since December 2004. Mr. Bulkeley is the Chief Executive Officer of Scanbuy, a wireless software company, since March 2006. Prior to Scanbuy, Mr. Bulkeley served as Chairman and Chief Executive Officer of Lifeminders, an online direct marketing company, from February 2001 until Lifeminders was sold in October, 2001. Prior to Lifeminders, Mr. Bulkeley was the Chief Executive Officer of barnesandnoble.com from 1998 to 2000 and was responsible for barnesandnoble.com’s IPO, which at the time was the largest Internet IPO in history. From 1993 to 1998, Mr. Bulkeley worked at America Online (“AOL”). He was managing director of AOL’s joint venture with Bertelsmann Online in the United Kingdom. He also served as vice president of business development and General Manager of media at AOL. Before joining AOL in 1993, Mr. Bulkeley spent eight years at Time Inc. in a variety of roles, including director of marketing and development for Money magazine for three years. Mr. Bulkeley is currently a director of the Excelsior Absolute Return Fund of Funds Master Fund, LLC and Excelsior Buyout Investors, LLC, which are both funds registered under the Investment Company Act. Mr. Bulkeley is also currently on the board of directors of The Readers Digest Association. In addition, Mr. Bulkeley serves on the advisory boards of three private equity funds, The Jordan Edminston Venture Fund in New York, Elderstreet Capital Partners in London and Jerusalem Global Venture Partners in Israel. Mr. Bulkeley has served previously as Chairman of Lifeminders, Non Exec Chairman of QXL, Non Exec Vice Chairman of Edgar Online, Chairman of Logikeep and Chairman of the Yale Alumni magazine and on the board of directors of Global Commerce Zone, Instant Dx, Cross Media Marketing Corp and the Hotchkiss School. Mr. Bulkeley received his B.A. in African Studies from Yale University in l982.

Peter H. Schaff has been a Director of the Fund since May 2004. Mr. Schaff was designated as a Director by the Advisor. Mr. Schaff is an International Director and is the Chief Executive Officer of LaSalle’s North American Private Equity business. Mr. Schaff serves on LaSalle’s North American Private Equity Investment and Allocation Committees, and also on its Global Management Committee. Since joining LaSalle in 1984, Mr. Schaff has had extensive experience in all aspects of institutional real estate investment management, including acquisitions, joint ventures, financings, redevelopments, and dispositions. Prior to joining LaSalle, Mr. Schaff was a Banking Officer of Continental Illinois National Bank, working on private debt placements, interest rate swaps and related financial products. Mr. Schaff holds an undergraduate degree from Stanford University and an M.B.A. from the University of Chicago Graduate School of Business. Mr. Schaff is a member of the Urban Land Institute and the Pension Real Estate Association.

DIRECTOR COMPENSATION

Our board of directors is made up of three directors who are independent of the Manager and the Advisor (the “Independent Directors”), one director designated by the Manager and one director designated by the Advisor. The Independent Directors are Virginia G. Breen, Jonathan B. Bulkeley, and Thomas F. McDevitt. Only Independent Directors receive compensation for their service on our board of directors. The Independent Directors other than the Chairman receive $2,000 and the Chairman receives $2,500 for each quarterly board meeting attended in person. Each Independent Director receives $1,000 for each quarterly meeting attended by telephone. Each Independent Director also receives $1,000 for each special meeting attended. In addition, the Independent Directors other than the Chairman each receive an annual retainer of $12,000 and the Chairman receives an annual retainer of $13,000 for their services. All directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of our board of directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors.

Each Audit Committee member receives $750 for each quarterly or special Audit Committee meeting attended. In addition, the Chairperson of the Audit Committee receives an annual retainer of $1,000 for his services.

EXECUTIVE OFFICERS

James L. Bailey has been an Officer of the Fund since June 2005. Mr. Bailey is one of our Co-Chief Executive Officer of and his biographical information is provided above.

Lee A. Gardella was Vice President of the Fund from December 2004 until June 2005 when he became President and Co-Chief Executive Officer. Mr. Gardella joined CTC Consulting, a subsidiary of U.S. Trust, in January 2006 as a Senior Vice President and Director of Private Equity Research. In this role, Mr. Gardella is responsible for leading the firm’s private equity, real estate and natural resources research and manager selection. Mr. Gardella joined U.S. Trust in 1997. At U.S. Trust, he is a Senior Vice President with UST Advisers, Inc., and Co-Chief Executive Officer of Excelsior LaSalle Property Fund, Inc., Excelsior Buyout Investors LLC, Excelsior Absolute Return Fund of Funds, LLC, Excelsior Absolute Return Fund of Funds, Ltd and a Vice President of Excelsior Venture Partners III, LLC, Excelsior Venture Investors III, LLC, and Excelsior Private Equity Fund II, Inc. At U.S. Trust, Mr. Gardella is responsible for managing new product development and introduction for the Alternative Investments Division, actively monitors ongoing product performance and oversees certain direct investment and fund investments for the private equity funds at U.S. Trust. Mr. Gardella currently is on the board of directors of ClearOrbit, Inc., and LogicLibrary, Inc. Prior to U.S. Trust, Mr. Gardella was an Associate with the Edison Venture Fund, an expansion stage venture capital firm in Lawrenceville, NJ. In addition, Mr. Gardella has worked at Wilshire Associates in the Private Markets Group and Treasury Department at National Steel Corp. Mr. Gardella has served as a Director of the Greater Philadelphia Venture Group. He received a BSBA in Finance from Shippensburg University, an MBA from the University of Notre Dame, and is a Chartered Financial Analyst.

Robert F. Aufenanger has been an Officer of the Fund since December 2004. Mr. Aufenanger is our Chief Financial Officer and Secretary and a Senior Vice President of U.S. Trust. Mr. Aufenanger is the Chief Financial Officer of the Alternative Investments Group and is responsible for managing the financial reporting and operational affairs of the investment vehicles within the group. Prior to joining U.S. Trust in April 2003, Mr. Aufenanger worked as a consultant to various clients in the fund industry from January 2002 to March 2003.

From 1999 through 2001, he was the Chief Financial Officer for Icon Holdings Corp. He served as the Chief Financial Officer and Controller for funds managed by Merrill Lynch & Co. as a General Partner or Investment Advisor in the private equity, leveraged buyout, real estate and other industries from 1986 to 1998. Prior to that, he was a Controller for an equipment leasing subsidiary of Merrill Lynch & Co. from 1981 to 1985 and was an audit supervisor for Ernst & Young from 1975 to 1980. Mr. Aufenanger received his B.S. in Accounting from St. John’s University and is a Certified Public Accountant. He is a member of the “International Who’s Who of Professionals”, the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants, and the Turnaround Management Association.

Richard Speicher has been an Officer of the Fund since December 2005. Mr. Speicher is a Vice President of the Fund. Mr. Speicher joined U.S. Trust in 1996. He is a Vice President of UST Advisers Inc. Mr. Speicher is the Director of Operations in the Alternative Investments Group and is responsible for operational matters of the investment vehicles within the group. Prior to joining the Alternative Investment Group in June 2004 he worked in the Strategic Trading Group at Charles Schwab/U.S. Trust Company of NY. He managed the post Venture Capital Distributions, large concentrated position liquidations and 10b5-1 plans. Mr. Speicher received undergraduate and graduate degrees from St. Johns University. He is also licensed series 6, 7, and 63.

INVESTMENT COMMITTEE OF THE INVESTMENT ADVISOR

All of the Advisor’s major investment decisions on our behalf require the approval of its North American Private Equity Investment Committee, which is comprised of the following:

Peter H. Schaff Mr. Schaff is one of our directors and his biographical information is provided above.

Lynn C. Thurber Ms. Thurber has served as Chief Executive Officer or Co-Chief Executive Officer of LaSalle since 1994. Ms. Thurber has the ultimate accountability for the global management of LaSalle’s business and the oversight of approximately $30 billion of real estate investments. Ms. Thurber chairs the Advisor’s Global Management Committee and serves on all of its regional Investment Committees. Prior to the 1994 merger of Alex Brown, Kleinwort Benson Realty Advisors (“ABKB”) with LaSalle Partners, Ms. Thurber was Chief Executive Officer of ABKB and head of its investment group. Before joining ABKB in 1992, she was a Principal at Morgan Stanley & Co. There Ms. Thurber was primarily involved in the real estate and asset management groups and was responsible for the real estate portfolios of their fiduciary accounts from 1984 to 1992. Ms. Thurber formerly was a member of the Board of Directors of LaSalle Partners Incorporated and chaired the Pension Real Estate Association, a real estate industry group. Currently a member of the Wellesley College Business Leadership Council, she earned a B.A. from Wellesley College and an M.B.A. from Harvard Business School.

Jacques Gordon Mr. Gordon is International Director of Research and Investment Strategy for LaSalle and has served in this role since 1994. Mr. Gordon serves on the Advisor’s Global Management and North American Private Equity Investment Committees. Mr. Gordon is responsible for market forecasting, investment strategy development, and the direction of investment research, which monitors capital markets, regional economies and property markets in 120 metropolitan areas and 20 countries. Mr. Gordon is Managing Editor of Market Watch, a quarterly publication of LaSalle; a primary author of LaSalle’s Investment Strategy Annual; and co-chair of the global research committee of Jones Lang LaSalle. Mr. Gordon is a past President of the Real Estate Research Institute and currently chairs the Pension Real Estate Association’s Research Committee. Mr. Gordon also serves on the boards of the American Real Estate Society and the editorial boards of Real Estate Finance, Journal of Real Estate Portfolio Management and Wharton Real Estate Review. Previously, Mr. Gordon served as Director of Research at Baring Advisors and at Real Estate Research Corporation in Chicago. Mr. Gordon received a bachelor’s degree from the University of Pennsylvania, and M.Sc. from the London School of Economics and a Ph.D. from Massachusetts Institute of Technology.

Wade W. Judge Mr. Judge is an International Director and Chief Investment Officer of LaSalle Investment Management’s North American Private Equity business and is the Chairman of LaSalle’s North American Private

Equity Investment Committee. Prior to assuming these responsibilities in 2001, Mr. Judge was responsible for directing LaSalle’s U.S. acquisitions group for approximately 10 years. Prior to joining LaSalle in 1992, Mr. Judge worked for the Chairman of Jones Lang LaSalle and later managed the firm’s development group. Before coming to Jones Lang LaSalle in 1975, Mr. Judge was with Brown Brothers Harriman & Co. in New York City. Mr. Judge graduated with a B.A. from Dartmouth College and an M.B.A. from Stanford University.

James Hutchinson Mr. Hutchinson is an International Director of LaSalle and a member of the North American Private Equity Investment Committee. He also serves as the President of the Income & Growth Fund series with primary responsibility for acquisitions, financings and capital decisions. Since joining LaSalle in 1985, Mr. Hutchinson has completed property investments with an aggregate value exceeding $1.2 billion. Prior to joining LaSalle, Mr. Hutchinson was a senior manager in the audit division of Deloitte & Touche in Chicago. Mr. Hutchinson holds a B.A. in mathematics from Brown University and an M.B.A. from Indiana University. He is a C.P.A. and a member of the National Association of Industrial and Office Properties and the Urban Land Institute.

William J. Maher Mr. Maher is Director of North American Research & Strategy for LaSalle and has been since he began with the firm in 1995. Mr. Maher is responsible for research relating to real estate investment strategy and direction, as well as market analysis for existing and potential new investments. In addition to leading research efforts throughout North America, he works with clients to develop custom real estate investment and portfolio strategies. Mr. Maher is a member of LaSalle’s U.S. Private Equity Investment Committee, the Global Investment Strategy Committee, and principal author of LaSalle’s Investment Strategy Annual and quarterly Market Watch. Prior to joining LaSalle Investment Management, Mr. Maher was a partner with Ernst & Young and director of the Real Estate Consulting Group’s Washington, D.C. office, where he managed the group’s efforts in the fields of strategic planning, market and financial feasibility assessment, portfolio due diligence and corporate real estate. Before that, Mr. Maher was Executive Vice President of Halcyon Ltd., a real estate consulting and services firm. Mr. Maher is a graduate of Harvard University’s Kennedy School of Government, holding a Master’s degree in Urban Planning, with distinction. Mr. Maher also completed an executive management program at Northwestern University’s Kellogg School of Management and received a B.A. in Economics from Williams College in Massachusetts. Mr. Maher is a member of the Research Advisory Task Force of the International Council of Shopping Centers; the Research Committee Vice Chairman of the Real Estate Roundtable; serves as Vice Chairman of the Program Committee for the Urban Land Institute; and is a member of the Real Estate Investment Committee at Williams College. Mr. Maher is also a member of the Association of Foreign Investors in Real Estate and NAREIT.

AUDIT COMMITTEE

The Audit Committee is appointed by our board of directors to assist it in fulfilling its responsibility to oversee the quality and integrity of our financial reporting and the audits of our financial statements. The Audit Committee’s purpose is to:

•	assist the Board’s oversight of:

•	the integrity of our financial statements and internal controls;

•	our compliance with legal and regulatory requirements;

•	our overall risk management profile;

•	the independent auditors’ qualifications and independence including responsibility for hiring and discharging the auditors; and

•	the performance of our independent auditors.

•	prepare any report of the Committee required by the rules of the SEC.

Virginia G. Breen, Jonathan B. Bulkeley, and Thomas F. McDevitt, each of whom is expected to meet the qualifications for audit committee independence under the rules of the New York Stock Exchange, have been elected to serve as members of the Audit Committee until their successors have been elected and qualified or until their earlier death, resignation or removal. Mr. Bulkeley serves as the chairperson of the Audit Committee.

We expect that our board of directors will determine that Virginia G. Breen is an “audit committee financial expert” as that term is defined in paragraph (h) of Item 401 of Regulation S-K.

Item 6. Executive Compensation.

We do not compensate our executive officers and have no employees as all operations are performed by either the Manager pursuant to the Management Agreement or the Advisor pursuant to the Advisory Agreement. Furthermore, we do not have any stock based compensation plans. See “Item 7. Certain Relationships and Related Transactions” for descriptions of the Management Agreement and Advisory Agreement.

For information relating to the compensation of our board of directors, see “Item 5. Directors and Executive Officers—Director Compensation.”

Item 7. Certain Relationships and Related Transactions.

MANAGEMENT AGREEMENT

We are managed by the Manager pursuant to the Management Agreement. The Manager provides us with certain management, administrative and other services. These services include, but are not limited to:

•	meeting with the senior executive officers of the Advisor regularly to discuss and review investment activities undertaken by the Advisor on behalf of the Fund, the performance of the Fund’s properties and any matters relating to the terms and conditions of the Advisory Agreement and reporting to our board with respect thereto;

•	monitoring the Fund’s compliance with regulatory requirements (including, without limitation, applicable REIT and ERISA requirements) other than those requirements with respect to which compliance responsibility has been delegated to the Advisor pursuant to the terms of the Advisory Agreement, and with the Fund’s investment guidelines;

•	reviewing any working capital credit facility arranged by the Advisor and making recommendations to our board with respect thereto;

•	reviewing and arranging for payment of the expenses of the Fund;

•	supervising the entities which are retained by the Fund to provide administration, custody and other services to the Fund (other than the Advisor);

•	reviewing any services arrangements with Affiliates of the Advisor and other potential conflict of interest transactions and taking such action with respect thereto as provided under the Advisory Agreement and consistent with the best interests of the Fund;

•	assisting in the preparation, review and filing of regulatory filings with the Securities and Exchange Commission and state securities regulators and other Federal and state regulatory authorities;

•	implementing and maintaining a process regarding investor qualification;

•	monitoring relations and communications between investors and the Fund;

•	handling investor inquiries regarding the Fund and providing investors with information concerning their investments in the Fund and capital account balances;

•	providing the services of persons employed by the Manager or its Affiliates who may be appointed as officers of the Fund by our board;

•	assisting the Fund in routine regulatory examinations, and working closely with any counsel retained to represent the Fund or members of our board in connection with any litigation, investigations or regulatory matters;

•	oversight of the financial statement preparation process and calculation of share value; and

•	review of the financial position and results of operations.

Management Fee

The Manager receives a fee in consideration for the services it provides to us. We pay a fee (the “Management Fee”) to the Manager as follows:

•	an annualized fee of 0.75% (i.e., 0.1875% per quarter) of our NAV as of the beginning of each calendar quarter to which such fee relates, plus any additional amount attributable to the receipt of funds into our operating account during the quarter from the sale of Shares, calculated on a weighted average basis taking into account the timing of the receipt of such funds during such quarter (the “Manager Fixed Portion”); and

•	an amount equal to the applicable percentage (the “Manager Applicable Percentage” as defined below) of the variable fee base amount (the “Variable Fee Base Amount” as defined below) of the Fund as of the end of each quarter (the “Manager Variable Portion”).

The “Manager Applicable Percentage” means, as of the end of each calendar quarter, the percentage set forth opposite our NAV as of the end of such quarter, in the column entitled “Manager Applicable Percentage” below:

NAV	Manager Applicable Percentage
Less than $100 million	0.00%
$100 million or more and less than $250 million	0.19%
$250 million or more and less than $400 million	0.37%
$400 million or more and less than $550 million	0.75%
$550 million or more and less than $700 million	1.12%
$700 million or more and less than $850 million	1.50%
$850 million or more	1.87%

Variable Fee Base Amount is meant to reflect our ability to generate cash from normal operations for purposes of calculating certain management and advisory fees, and it is not intended to be an actual measure of cash available for dividend distributions. It is calculated beginning with our net income from assets under management of the Advisor for the fiscal period (the “Managed Assets”) as calculated under accounting principles generally accepted in the United States of America (“GAAP”) consistently applied (which includes deduction of the Fixed Portion of the management and advisory fees), and adjusted for the following factors (without duplication):

•	add back depreciation of assets.

•	add back amortization of intangibles.

•	add back depreciation of tenant improvements and tenant allowances.

•	add back amortization of deferred leasing costs and deferred financing costs.

•	subtract capitalized expenditures related to the normal and recurring operations and maintenance of the real estate investments (e.g., building improvements, leasehold improvements, property leasing expenditures and land improvements).

•	subtract gains and add back losses from sales of real estate investments.

•	add back the variable portion of the Advisor’s asset management fee and the variable portion of the Manager’s management fee.

•	subtract gains and add back expenses for changes in accounting methodology.

•	subtract income caused by straight-lining of rental income and add back expense from the straight-lining of interest expense (including straight-lining of lease termination payments).

•	subtract gains and add back losses of hedging through derivatives.

•	add back the effects of impairment (per FAS 144).

•	subtract gains and add back losses from extraordinary items.

•	adjust our income from unconsolidated joint ventures and discontinued operations, and expenses from minority interests, in the same manner described above.

•	add back/subtract other adjustments to/from GAAP net income that more appropriately “follow the cash” generated by the investments (examples include preferred returns, guaranteed returns, rebates of real estate tax expense, etc.) plus any deductions from the cash generated by the investments for non-operating items (for example our proportionate share of principal payments on debt).

Other modifications to net income may be made by the Advisor, with approval of the Manager, to cause Variable Fee Base Amount to better reflect normal cash flow from operation of Managed Assets on a consistent basis. If the method of calculation of our net income is altered under GAAP, appropriate modifications shall be made to this definition to make such changes immaterial to the calculation of Variable Fee Base Amount. Repayments or payoffs of debt principal are not deducted from the Variable Fee Base Amount.

The Manager Fixed Portion shall be paid quarterly in arrears on the fifth business day after the end of the quarter for which the services are rendered. The Manager Variable Portion shall be paid within ten days after calculation of the Variable Fee Base Amount for the applicable quarter.

Expiration and Termination of the Management Agreement

The Management Agreement will expire on December 23, 2009, subject to termination as set forth below or resignation by the Manager upon 180 days written notice to the Board. Following the initial term, the Management Agreement will be automatically renewed for succeeding five year terms unless not renewed by the Independent Directors. During the initial term and any renewal term, the Independent Directors may terminate the Manager at any time for “cause” in the event of the Manager’s:

•	bankruptcy;

•	negligence which materially and adversely affects the Fund;

•	willful misconduct or fraud in connection with the Manager’s duties under the Management Agreement;

•	uncured breach of the Management Agreement; or

•	conviction of, or guilty plea to, a felony related to the investment business, which, in the determination of our board of directors, has had a material adverse effect on the reputation of the Manager in the market for real estate investment funds or certain regulatory sanctions involving our investment advisory business.

Transactions with the Manager

The following table sets forth the fees paid to the Manager pursuant to the Management Agreement, which is described below, for the periods indicated.

	Three months ended March 31, 2006	Three months ended March 31, 2005	Year ended December 31, 2005	Period from December 23, 2004 (Initial Closing) through December 31, 2004
Fixed management fee	$408,649	$140,648	$936,598	$13,712
Variable management fee	6,954	—	14,484	—

CONFLICTS OF INTERESTS WITH THE MANAGER AND ITS AFFILIATES

Conflicts of interest may arise between the Manager and us with respect to the management of the Fund. It is anticipated that the officers and employees of the Manager will devote as much time to us as the Manager deems appropriate. However, officers and employees may have conflicts in allocating their time and services among us and the Manager and its affiliates. Additionally, the Manager or its affiliates may invest in investments that are senior or junior to, participations in, or have rights and interests different from or adverse to, our investment opportunities for the Manager’s or its affiliates’ account or the account of other funds under its management. The Manager’s interests in such investments may conflict with our interests in related investments at the time of origination or in the event of default or restructuring of the investment. These conflicts of interest could impair our financial results. In addition, subject to specified exceptions, the Manager and its affiliates may engage in transactions with, provide services to, invest in, and sponsor investment vehicles and other persons or entities (including prospective investors in the Fund) that may have similar structures and investment objectives and policies to ours and that may compete with us for investment opportunities.

The Management Agreement provides that the Manager may cause us to enter into transactions with affiliates of the Manager for the provision of certain services by such affiliates (a “Manager Affiliate Arrangement”). Notwithstanding the foregoing, the Management Agreement provides that the Manager shall not permit us to enter into a Manager Affiliate Arrangement unless (i) the fees or other compensation charged to us for services provided by affiliates of the Manager do not exceed the fees or other compensation available in the relevant market in an arm’s-length transaction with an independent third party, (ii) the agreements governing the relationship contain standard arm’s-length contract terms in relation to the relevant market and (iii) the affiliate providing such services has sufficient experience and qualifications to perform such services at a level of quality comparable to the quality of similar services available from non-affiliates in the relevant geographical area. Our board of directors may determine whether (i), (ii) or (iii) above have been complied with, and if not, to cause the Manager to terminate the Manager Affiliate Arrangement.

The Management Agreement also provides that if the engagement of any party (including any affiliate) to provide additional services (other than any engagement which has been approved by the Advisor) involves a material conflict of interest on the part of the Manager or any affiliate of the Manager which is known by the Manager, whether arising out of a pecuniary interest or a material relationship, (in the case of an affiliate of the Manager, a conflict above and beyond the mere hiring of the affiliate), then the Manager shall notify the Advisor of such conflict of interest and describe the material facts relating thereto. In the case of any such conflict of interest, our board of directors may require the Manager to terminate the engagement of the provider of additional services upon reasonable prior notice if the Board determines that such engagement adversely affects the Fund.

OFFERING, ORGANIZATIONAL AND OPERATING EXPENSES

We will pay all costs and expenses relating to our activities and operations, including, without limitation, legal, auditing, consulting, administrative and accounting expenses, costs for the preparation of our financial statements, tax returns and forms, valuations, insurance costs, expenses of the meetings of the stockholders and directors and other expenses associated with the acquisition, holding and disposition of the investments (and securities distributed therefrom, if any), including costs of property appraisals, as well as reasonably incurred extraordinary expenses. The Manager and Advisor will pay all of their respective operating and overhead costs, including salaries, benefits and other compensation costs, if any, of their respective employees, as defined in the Management Agreement and Advisory Agreement.

We have entered into an expense limitation and reimbursement agreement with the Manager (the “Expense Limitation Agreement”) under which the Manager has agreed to waive its fees, or pay or absorb our ordinary operating expenses, to the extent necessary to limit the “Specified Expenses” (as defined below) to 0.75% per annum of our NAV (the “Expense Limitation”). Specified Expenses are:

•	fees and expenses paid to our Valuation Consultant (as defined in “Item 9 Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.”), auditors,

stockholder administrator, and our legal counsel in connection with matters relating to our organization, the offering of Shares and ongoing operating expenses (but excluding all legal counsel fees incurred in connection with matters related to investments, such as property acquisition or disposition, leasing and legal proceedings related to the investments); and

•	printing costs, mailing costs, fees associated with our board of directors, the cost of maintaining directors and officers insurance, blue sky fees and Fund-level organizational expenses.

The Expense Limitation Agreement will expire on December 23, 2006, unless renewed by the Manager and us for successive one-year terms. The Expense Limitation Agreement may be terminated by the Manager or us upon thirty days notice to the other party and terminates automatically upon termination of the Management Agreement. In consideration of the Manager’s agreement to limit our expenses, we will carry forward the amount of fees or expenses waived, paid or absorbed by the Manager in excess of the Expense Limitation for a period not to exceed three years from the end of the fiscal year in which they were incurred and will reimburse the Manager such amounts. Reimbursement will be made as promptly as possible, but only to the extent that it does not cause our organizational expenses and ordinary operating expenses to exceed the Expense Limitation. The following table provides information on expenses reimbursed by us to the Manager and expenses subject to the Expense Limitation Agreement that will be carried forward by the Manager for possible future reimbursement.

	Three months ended March 31, 2006	Three months ended March 31, 2005	Year ended December 31, 2005	Period from December 23, 2004 (Initial Closing) through December 31, 2004
Expense reimbursement	$408,649	$140,648	$936,598	$13,712

	As of March 31, 2006	As of March 31, 2005	As of December 31, 2005	As of December 31, 2004
Expenses available for future reimbursement	$65,750	$384,905	$225,525	$365,245

SELECTION, MANAGEMENT AND CUSTODY OF OUR INVESTMENTS

We are externally advised by the Advisor, which is responsible for the management, acquisition, disposal, leasing, maintenance and insurance for all our real estate investments. The executive offices of the Advisor are located at 200 East Randolph Drive, Chicago, Illinois 60601, telephone (312) 782-5800.

ADVISORY AGREEMENT

On December 23, 2004, the Fund and the Manager entered into the Advisory Agreement with the Advisor. The Advisor acts as our primary investment advisor. The Advisor has broad discretion with respect to our real estate investments over which it has management authority, including, without limitation, all acquisition, disposition and financing decisions. Currently, the Advisor has management authority over all of our real estate investments. The Advisor regularly reports to the Manager and the board of directors regarding our investment activities and performance, and meets with representatives of the Manager on a quarterly basis to review such activities and performance. The Manager and the board of directors periodically review our overall portfolio and performance, but do not have authority or discretion with regard to particular investment decisions.

Asset Management Fee

We pay the Advisor an annual asset management fee (the “Asset Management Fee”) as follows:

•	an amount equal to 0.75% of the NAV attributable to the Managed Assets (i.e., our NAV determined without regard to the value of any investment managed by an advisor other than the Advisor or any debt or other liability attributable thereto) as of the beginning of each calendar quarter to which such fee relates, plus any additional amount attributable to the receipt of funds into our operating account during the quarter from the sale of Shares, calculated on a weighted average basis taking into account the timing of the receipt of such funds during such quarter (the “Advisor Fixed Portion”); and

•	an amount equal to the Advisor Applicable Percentage (as defined below) of the Variable Fee Base Amount, as of the end of each quarter (the “Advisor Variable Portion”).

The “Advisor Applicable Percentage” means, as of the end of each calendar quarter, the percentage set forth opposite our NAV as of the end of such quarter, in the column entitled “Advisor Applicable Percentage” below:

NAV	Advisor Applicable Percentage
Less than $100 million	7.50%
$100 million or more and less than $250 million	7.31%
$250 million or more and less than $400 million	7.13%
$400 million or more and less than $550 million	6.75%
$550 million or more and less than $700 million	6.38%
$700 million or more and less than $850 million	6.00%
$850 million or more	5.63%

The Advisor Fixed Portion must be paid quarterly in arrears on the fifth business day after the end of the quarter for which the services are rendered. The Advisor Variable Portion must be paid within ten days after calculation of the Variable Fee Base Amount for the applicable quarter.

Acquisition Fee

We pay the Advisor an acquisition fee (the “Acquisition Fee”) equal to 0.50% of the “Acquisition Cost” (as defined below) of each real estate investment we acquire. The Acquisition Cost of a real estate investment includes the acquisition price stated in the acquisition agreement (inclusive of all potential earnouts) together with loan fees attributable to such acquisition, but without regard to adjustments for prorations. With respect to real estate investments that are acquired with the intent to perform development or redevelopment as part of the acquisition strategy, Acquisition Costs include all costs (including interest and loan fees) related to the real estate investment that are budgeted in connection with the development or redevelopment of the real estate investment, including without limitation, the total amount of hard and soft costs related to construction, development or renovation of buildings (including all construction period taxes, assessments and insurance), costs of fixtures and equipment (including rental equipment) used to construct or operate the property, costs of the installation of permanent improvements in or on the property’s buildings or land (including tenant improvement costs, site work, paving and landscaping), estimated fees and earnouts to developers, fees and cost reimbursements of architects, contractors, engineers, environmental and other consultants, amounts payable to government authorities, third party marketing expenses (including leasing commissions and finders fees), and costs of bonds or letters of credit. In no event shall Acquisition Costs include due diligence expenses or legal fees incurred in connection with the acquisition or financing of the real estate investment. The Acquisition Fee must be paid upon the closing of the acquisition of each real estate investment.

Expiration and Termination of the Advisory Agreement

The initial term of the Advisory Agreement will expire on December 23, 2009, subject to termination as set forth below or resignation by the Advisor upon 180 days written notice to the Manager and the board of directors. Following the initial term, the Advisory Agreement will be automatically renewed for a five year period unless earlier terminated upon certain specified events. Following the first renewal term, the Advisory Agreement will be automatically renewed for succeeding five year terms unless the Independent Directors elect not to renew the Advisory Agreement. During the initial term and any renewal term, the Manager may terminate the Advisor on our behalf at any time for “cause” in the event of the Advisor’s:

•	bankruptcy;

•	negligence which materially and adversely affects the Fund;

•	willful misconduct or fraud in connection with the Advisor’s duties under the Advisory Agreement;

•	uncured breach of the Advisory Agreement; or

•	conviction of, or guilty plea to, a felony related to the investment business which, in the determination of our board of directors, has had a material adverse effect on the reputation of the Advisor in the market for real estate investment funds or certain regulatory sanctions involving the Advisor’s investment advisory business.

Following the conclusion of the initial term, the Manager may, in its reasonable discretion, terminate the Advisor for sustained, material underperformance with respect to the investment results of the Managed Assets in comparison to the investment strategy of the Fund applicable to such Managed Assets over a real estate market cycle.

In addition, the Manager may terminate the Advisor upon the occurrence of certain change of control events with respect to the Advisor, in which case, the Manager, and not the Fund, would be required to pay the Advisor specified termination fees.

The Manager may also terminate the Advisor if, during the initial term, certain key personnel are no longer significantly involved in the Advisor’s services to us. In the event of the removal of the Advisor, the Manager will assume the rights and obligations of the Advisor under the Advisory Agreement unless and until a successor advisor is selected by the board of directors.

The Advisor may terminate the Advisory Agreement in the event of the Manager’s: (i) default in any of our material obligations under the Advisory Agreement, which default is not cured within 30 days, or (ii) bankruptcy.

CONFLICTS OF INTERESTS WITH THE ADVISOR AND ITS AFFILIATES

The Advisor and its affiliates engage in a broad spectrum of activities including financial advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with, our investment activities. In the future there might arise instances where the interests of the Advisor conflict with our interests and/or the interests of our stockholders. Subject to specified exceptions, the Advisor may engage in transactions with, provide services to, invest in, advise, sponsor and/or act as investment manager to portfolio companies, investment vehicles and other persons or entities (including prospective investors in the Fund) that may have similar structures and investment objectives and policies to ours and that may compete with us for investment opportunities. The Advisor and its affiliates and their respective clients may themselves invest in investments that would be appropriate for us and may compete with us for such investment opportunities and may invest in investments that are senior or junior to, or have rights and interests different from or adverse to, our investment opportunities. The Advisor’s interests in such investments may conflict with our interests in related investments at the time of origination or in the event of default or work out of the investment.

The Advisory Agreement sets forth the role of the parties in the event of a conflict of interest and the necessary approvals to be obtained by the Advisor. The Advisory Agreement provides that the Advisor may cause us to enter into transactions with affiliates of the Advisor for the provision of certain services by such affiliates (an “Affiliate Service Arrangement”). Notwithstanding the foregoing, the Advisory Agreement provides that the Advisor shall not permit us to enter into an Affiliate Service Arrangement unless (i) the fees or other compensation charged to the Fund for services provided by affiliates of the Advisor do not exceed the fees or other compensation available in the relevant market in an arm’s-length transaction with an independent third party, (ii) the agreements governing the relationship contain standard arm’s-length contract terms in relation to the relevant market and (iii) the affiliate providing such services has sufficient experience and qualifications to perform such services at a level of quality comparable to the quality of similar services available from non-affiliates in the relevant geographical area. Our board of directors may determine whether (i), (ii) or (iii) above have been complied with, and if not, to cause the Advisor to terminate the Affiliate Service Arrangement.

The Advisory Agreement also provides that if the engagement of any party (including any affiliate) to provide additional services (other than any engagement which has been approved by the Manager) involves a material conflict of interest on the part of the Advisor or any affiliate of the Advisor which is known by the Advisor, whether arising out of a pecuniary interest or a material relationship (in the case of an affiliate of the Advisor, a conflict above and beyond the mere hiring of the affiliate), then the Advisor shall notify the Manager of such conflict of interest and describe the material facts relating thereto. In the case of any such conflict of interest, our board of directors may require the Advisor to terminate the engagement of the provider of additional services upon reasonable prior notice if our board of directors determines that such engagement adversely affects us.

Furthermore, the Advisory Agreement provides that the Advisor shall not cause us to enter into any purchase or sale of property or, directly or indirectly, any other equity or debt acquisition, disposition, or lending transaction with the Advisor or any affiliate of the Advisor, or any account managed or advised by the Advisor or any affiliate of the Advisor, without the prior written approval of the Manager. However, the Advisory Agreement permits the Advisor to cause us to enter into a transaction with an account managed or advised by the Advisor or its affiliate as to properties or matters in which the Advisor or its affiliate are not involved without the prior written approval of the Manager if it provides prior written notice to the Manager of any such transaction. In addition, the Advisor is required to notify the Manager promptly of any transaction or proposed transaction that, to the Advisor’s knowledge, involves a material conflict between our interests, on the one hand, and the interests of the Advisor or any account managed or advised by the Advisor, on the other hand.

The Advisor will allocate investment opportunities suitable for us or for other persons, including the Advisor or an affiliate of the Advisor or an account managed or advised by the Advisor or an affiliate of the Advisor, in accordance with an equitable and reasonable allocation procedure consistent with the Advisor’s fiduciary duty to us and with due regard to our investment objectives and the characteristics of the specific investment. The Advisor’s allocation procedure provides that investments identified by the Advisor that are appropriate for more than one client of the Advisor are allocated on a rotational basis such that the client that has had the greatest amount of time pass since its last closed investment receives priority in the rotation over the other eligible client(s).

TRANSACTIONS WITH THE ADVISOR

The following table sets forth the fees paid, and the amount of expenses reimbursed, to the Advisor pursuant to the Advisory Agreement for the periods indicated.

	Three months ended March 31, 2006	Three months ended March 31, 2005	Year ended December 31, 2005	Period from May 28, 2004 (Inception) through December 31, 2004
Fixed advisor fee	$408,649	$140,648	$936,598	$13,712
Variable advisor fee	267,572	113,456	670,710	3,000
Acquisition fees	490,410	379,573	1,741,811	1,010,383
Reimbursement for out-of-pocket acquisition expenses	47,218	24,204	353,610	195,552

MANAGER AND ADVISOR FEE AND EXPENSE REIMBURSEMENT WAIVER

The Manager and Advisor agreed to waive a portion of their fixed management and advisory fees and expense reimbursements until we were able to invest all the money raised at the Initial Closing. Total waived management and advisory fees and expense reimbursements were $69,300 and $10,800 for 2005 and 2004, respectively. On April 1, 2005, the Manager and Advisor terminated this agreement.

PROPERTY MANAGEMENT AND LOAN PLACEMENT FEES

For certain real estate investments, the Advisor has selected Jones Lang LaSalle Americas, Inc. (“JLL”), an affiliate of the Advisor, to provide property management services. The decision on which property manager we hire is based upon the property type, the property managers expertise and fee and their ability to provide a cost-effective internal control environment that will meet our Sarbanes-Oxley, Section 404, Management Assessment of Internal Controls, requirements. As of December 31, 2005, we utilized JLL property management services on one property. The remaining 24 properties are managed by property managers not affiliated with the Advisor.

For the acquisition of Marketplace at Northglenn, the Advisor hired JLL to arrange for the financing on the property. The fee for arranging the financing was 0.75% of the gross loan proceeds, which is similar to the fees we pay to non-affiliates for providing these services. We may use JLL in the future to perform similar loan placement services.

Transactions with JLL

The following table sets forth the fees paid to JLL during the periods indicated.

	Three months ended March 31, 2006	Three months ended March 31, 2005	Year ended December 31, 2005	Period from May 28, 2004 (Inception) through December 31, 2004
Property management fees	$4,500	$4,500	$18,000	$6,000
Loan placement fees	—	—	483,750	—

COINVESTMENT

Through LaSalle Investment Company (“LIC”), a fully discretionary coinvestment vehicle managed by the Advisor, or one of its subsidiaries, the Advisor has agreed to maintain a $10.0 million investment in the Fund until the earlier of the termination of the Advisor’s engagement as our investment advisor or December 23, 2014.

The Fund was incorporated on May 28, 2004 with the issuance of 1,000 Shares to LUSHI, a subsidiary of LIC and our sole stockholder from Inception through December 22, 2004, in exchange for LUSHI’s payment of $100,000. During this time, we were managed and advised by LaSalle, an affiliate of LUSHI. As a result of the Initial Closing, LUSHI received a distribution in an amount equal to the cash flow we generated while LUSHI was our sole stockholder and return of excess capital above LUSHI’s $10.0 million committed investment. To give effect to LUSHI’s $10.0 million commitment, LUSHI was issued an additional 99,000 Shares at the Initial Closing at a value of $100 per share.

Transactions with LIC

The following table sets forth the amount of distributions and the return of capital paid to LIC during the periods indicated.

	Three months ended March 31, 2006	Three months ended March 31, 2005	Year ended December 31, 2005	Period from May 28, 2004 (Inception) through December 31, 2004
Distributions	$175,000	—	$525,000	$1,289,777
Return of capital	—	—	—	40,082,667

TRANSFER OF PROPERTY FROM LUSHI

On August 27, 2004, LUSHI acquired Monument IV, a nine-story, 228,000 square foot, single tenant, office building in Herndon, Virginia built in 2001. This property was acquired outside of the Fund, by LUSHI as sole stockholder of the Fund, to protect our VCOC status, with the intention of transferring the property to us at LUSHI’s carrying cost at a later date. The gross purchase price for the property was approximately $59.6 million, which included purchase price, closing costs, due diligence costs, acquisition fees and debt financing costs. The acquisition was financed in part at closing by two mortgage loans, a $38.0 million 5.29% fixed-rate, seven year mortgage loan, interest-only for the first two years and a $9.3 million floating-rate loan at LIBOR plus 4.00%. The balance was funded from cash invested by LUSHI. On October 20, 2004, Monument IV and its related debt were transferred from LUSHI to us at LUSHI’s carrying cost. LUSHI realized no gain or loss on the transfer. The transfer was approved by the directors of LUSHI and the then directors of LaSalle Property Fund, Inc. The floating rate loan was fully repaid on December 23, 2004 from the proceeds of the Initial Closing.

PLACEMENT AGENT

UST Securities Corp., an affiliate of the Manager, serves as our placement agent with respect to the sale of Shares. The placement agent receives no compensation for its services.

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all of our officers and directors. The Code of Conduct provides that, as a general rule, officers and directors should avoid conducting business or engaging in a transaction on our behalf with a family member or significant other, or with a company or firm with which the director or officer or a family member or significant other of the director or officer is a significant owner or associated or employed in a significant role or position. Pursuant to the Code of Conduct, the Audit Committee must review and approve in advance all material related party transactions or business or professional relationships. The Code of Conduct also provides that any dealings with a related party must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by us are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

The Code of Conduct also provides that officers and directors are prohibited from exploiting for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is fully disclosed to our board of directors and the board of directors declines to pursue such opportunity. Pursuant to the Code of Conduct, no officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with us directly or indirectly. Officers and directors owe a duty to us to advance our legitimate interest when the opportunity to do so arises.

Item 8. Legal Proceedings.

U.S. Trust (formerly United States Trust Company of New York and U.S. Trust Company, N.A.), the parent of the Manager was contacted in September 2003 by the Office of the New York State Attorney General (the “NYAG”), and the Securities and Exchange Commission (the “SEC”) and later by the Attorney General of the State of West Virginia, in connection with their investigations of practices in the mutual fund industry identified as “market timing” and “late trading” of mutual fund shares (the “Investigations”). U.S Trust has provided full cooperation with respect to these Investigations and continues to review the facts and circumstances relevant to the Investigations. These Investigations have been focusing on circumstances in which a small number of parties were permitted to engage in short-term trading of shares of certain mutual funds managed by U.S. Trust. The short-term trading activities permitted under these arrangements have been terminated and U.S. Trust has strengthened its policies and procedures to deter frequent trading.

U.S. Trust, certain of its affiliates and others have also been named in several class action and derivative lawsuits which allege that U.S. Trust, certain of its affiliates and others allowed certain parties to engage in illegal and improper mutual fund trading practices, which allegedly caused financial injury to the shareholders of certain mutual funds managed by U.S. Trust. Each seeks unspecified monetary damages and related equitable relief.

The class and derivative actions described above have been transferred to the United States District Court for the District of Maryland for coordinated and consolidated pre-trial proceedings. In November 2005, the Maryland court dismissed many of the plaintiffs’ claims in both the investor class action and derivative lawsuits. Plaintiffs’ claims under Sections 10(b) and 20(a) of the Exchange Act and under Section 36(b) and 48(a) of the Investment Company Act, however, have not been dismissed. Discovery has commenced with respect to plaintiffs’ remaining claims.

While the ultimate outcome of these matters cannot be predicted with any certainty at this time, based on currently available information, U.S. Trust believes that the pending Investigations and private lawsuits are not likely to materially affect the Manager’s ability to provide investment management services to the Fund. Neither the Manager nor the Fund are a subject of the Investigations nor a party to the lawsuits described above.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our Common Stock is not currently traded on any exchange and there is no established public trading market for our Common Stock. There are no options or warrants to purchase, or securities convertible into, our Common Stock. In addition, as of June 1, 2006, there are no Shares that could be sold pursuant to Rule 144 under the Securities Act. No Shares have been or are currently expected to be publicly offered by us. As of June 1, 2006, there were approximately 983 holders of our Common Stock.

The price at which Shares are sold or redeemed at any future dates will be determined based on the current share price (the “Current Share Price” as defined below). We expect to sell additional Shares through private placements to accredited investors on a periodic basis to accommodate investment by existing and additional investors. Subsequent offerings may be made either for the same class of shares being offered hereby or for other share classes that may be subject to sales loads or bear different expense ratios.

CALCULATION OF SHARE PRICE

The Current Share Price of our Common Stock is established quarterly based on the following valuation methodology which may be modified from time to time by the board of directors.

Net Asset Value Calculation

The Net Asset Value (“NAV”) is determined as of the end of each quarter, within thirty (30) calendar days following the end of such quarter. NAV is determined as follows: (i) the aggregate fair value of (a) our interests in the investments plus (b) all other assets of the Fund, minus (ii) the aggregate value of the Fund’s indebtedness and other outstanding obligations as of the determination date. We have retained Duff & Phelps, LLC (the “Valuation Consultant”) to assist us in the valuation of our real estate investments. The Valuation Consultant identifies and retains independent third party real estate appraisal firms (the “Appraisal Firms”) that will appraise each investment, beginning one year after acquisition. Prior to its first valuation, the investment and its related indebtedness is maintained at cost unless a material change occurs at the property or market level.

For each of the three quarters following the independent appraisal of a particular investment, the Valuation Consultant will be responsible for determining the value of such investment based on its review of the appraisal and material changes at the property or market level.

The Valuation Consultant will be responsible for valuing the investments’ related indebtedness, beginning one year after acquisition and every quarter thereafter.

The following table presents the external appraisal and valuation schedule for our investment portfolio for the year ended December 31, 2006:

Period for Appraising the Investment and its Related Debt	Notes
For the three months ended March 31, 2006:
Georgia Door Sales Distribution Center	(1)
111 Sutter Street	(1)

For the three months ended June 30, 2006:
105 Kendall Park Lane	(1)

For the three months ended September 30, 2006:
Monument IV at Worldgate	(2)
Legacy Village	(2)
Waipio Shopping Center	(1)

For the three months ended December 31, 2006:
Havertys Furniture	(2)
Hagemeyer Distribution Center	(2)
TNT Logistics	(2)
Pacific Medical Office Portfolio	(1)
Marketplace at Northglenn	(1)

(1)	This investment will be subject to its first external appraisal as it was acquired within the last year and therefore has been carried at cost for purposes of calculating NAV. This investment will be appraised during the same period in future years and will be valued by the Valuation Consultant in quarters between the annual appraisals. The investments’ related indebtedness will be valued by the Valuation Consultant beginning on this date and every quarter thereafter.
(2)	This investment was first externally appraised during the same period in 2005 and has been valued by the Valuation Consultant during the interim quarters, for purposes of calculating the NAV. The investments’ related indebtedness was valued by the Valuation Consultant during the same period in 2005 and every quarter thereafter.

Current Share Price Calculation

The Current Share Price equals the NAV as of the end of each quarter divided by the number of outstanding shares of all classes of capital stock of the Fund at the end of such quarter. During the first three quarters of the calendar year, the Current Share Price is calculated based on the real estate investment values determined by the Valuation Consultant and unaudited supplemental consolidated fair value information presented with unaudited financial statements. Year-end Current Share Price is calculated based on the real estate values determined by the Valuation Consultant and the supplemental consolidated fair value information presented with our year-end audited financial statements.

The following table presents the NAV per share at the end of each quarter for which the Fund has been in existence:

Quarter Ended	NAV per Share
June 30, 2004	$100.00
September 30, 2004	100.00
December 31, 2004	100.00
March 31, 2005	100.03
June 30, 2005	100.07
September 30, 2005	104.16
December 31, 2005	108.08
March 31, 2006	110.73

DIVIDEND POLICY

To comply with current tax laws necessary to qualify as a REIT, we expect to distribute at least 90% of our REIT taxable income to stockholders. Accordingly, we currently intend, although are not legally obligated, to make regular quarterly distributions to our stockholders in amounts sufficient to maintain our qualification as a REIT. Before payment of any dividend, we must have cash available after payment of both operating requirements and scheduled debt service on mortgages and loans payable. The declaration of dividends is at the discretion of our board of directors, which decision is made from time to time based on then prevailing circumstances. Subject to approval of our board of directors, we expect to follow a dividend policy whereby we will provide for the payment of a quarterly dividend between 30 and 45 calendar days after a quarter end (“Dividend Payment Date”). The dividend paid on the Dividend Payment Date will be paid to stockholders of record on the last day of the prior quarter. The board of directors, Manager and Advisor will periodically review the dividend policy to determine the appropriateness of our dividend rate relative to our current and forecasted cash flows. There can be no assurance that we will maintain a fixed or minimum quarterly distribution level on our Common Stock.

The distribution declared per Share in each quarter since Inception are as follows:

To Stockholders of Record as of	Paid or Payable on	Distributions per Share
December 22, 2004	December 23, 2004	$1,289.78	(1)
March 31, 2005	May 6, 2005	1.75
June 30, 2005	August 5, 2005	1.75
September 15, 2005	November 4, 2005	1.75
December 15, 2005	February 3, 2006	1.75
February 24, 2006	May 5, 2006	1.75

(1)	Consists of a distribution received by LUSHI in an amount equal to the cash generated by the Fund while LUSHI was our sole stockholder. Cash generated by the Fund while LUSHI was our sole stockholder was calculated based on the revenues and expenses of the properties as adjusted to eliminate certain non-cash items such as straight-line rent, depreciation, amortization of intangibles and equity earnings from the unconsolidated property and further adjusted to add back the preferred return on the unconsolidated property. Cash generated by the Fund is not comparable to and should not be compared to cash flows from operations as measured under GAAP. The amount of cash generated by the Fund and paid to LUSHI was approved by the Manager and our board of directors.

We currently intend to continue to make regular quarterly distributions to holders of our Common Stock. Any future distributions will be declared at the discretion of the board of directors and will depend on our actual cash flow, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code, and such other factors as the board of directors deems necessary.

Item 10. Recent Sales of Unregistered Securities.

The following table provides information on the sale of unregistered Shares by us:

Quarter Ended (1)	Number of Shares	Gross Proceeds
June 30, 2004	1,000	$100,000
September 30, 2004	—	—
December 31, 2004	935,100	93,510,000
March 31, 2005	—	—
June 30, 2005	131,932	13,197,161
September 30, 2005	279,491	27,986,669
December 31, 2005	590,420	61,501,581
March 31, 2006	209,395	22,603,377
May 19, 2006	285,454	31,588,085

(1)	Includes Shares issued through the Dividend Reinvestment Plan (See Note 7).

We relied on the exemption from registration provided by Rule 506 under Regulation D and Section 4(2) of the Securities Act in connection with the closing of the unregistered sales listed above. All shares were sold to accredited investors within the meaning of Regulation D promulgated under the Securities Act, including the sale of 100,000 Shares to LUSHI. Each investor provided a written representation that it was an accredited investor and the Fund did not engage in general solicitation. With the exception of our issuance of 100,000 Shares to LUSHI and Shares sold through the dividend reinvestment plan, UST Securities Corp. acted as placement agent in connection with the sale of all of these Shares.

Item 11. Description of Registrant’s Securities to be Registered.

We are authorized to issue 5,000,000 Shares, which have a par value of $0.01 per share. As of June 1, 2006, we had 2,432,792 shares of Common Stock issued and outstanding. Our board of directors may classify or reclassify any unissued shares of our Common Stock from time to time in one or more classes or series of stock in the future. We may issue various series of Common Stock, all of which will have the same legal rights and preferences as our Shares. Our charter does not authorize the issuance of preferred stock. The following provides a summary of the material terms of our Common Stock.

VOTING RIGHTS

Each stockholder shall have one vote in respect of each share of Common Stock held of record on all matters to be voted upon by the stockholders.

DIVIDEND RIGHTS

Dividends, to the extent permitted by the Maryland General Corporate Law (the “MGCL”), shall be paid, in cash, out of available cash when, as and if authorized by our board of directors, and all such dividends shall be cumulative. The holders of our Common Stock shall be entitled to receive dividends, ratably in proportion to the number of Shares held by them, out of net distributable cash. Additionally, we may make consent dividends within the meaning of Section 565 of the Code.

LIQUIDATION RIGHTS

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, after payment in full or reasonable provision for payment in full of all our claims and obligations shall have been made, all of our assets, if any, remaining, of whatever kind available for distribution to the stockholders, shall be distributed to the stockholders in the manner set forth under “—Dividends Rights” above.

AGGREGATE STOCK OWNERSHIP LIMIT

For the purpose of preserving our REIT qualification, our charter prohibits, without the consent of our board of directors, direct or constructive ownership by any individual or entity of more than 9.9% of the lesser of the total number or value of our Common Stock as a means of preventing ownership of more than 50% of our Common Stock by five or fewer individuals. Our charter’s constructive ownership rules are complex and may cause shares of our Common Stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual. As a result, the acquisition of less than 9.9% of our Common Stock by an individual or entity could cause an individual to own constructively in excess of 9.9% of our Common Stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer Shares in excess of the ownership limit without the consent of our board of directors will be void, and will result in those Shares being transferred by operation of law to a charitable trust, and the person who acquired such excess Shares will not be entitled to any distributions thereon or to vote such excess Shares. On December 23, 2004, our board of directors approved the ownership of 10.68% of the Fund by LaSalle U.S. Holdings, Inc., an affiliate of the Advisor. As of December 31, 2005, LaSalle U.S. Holdings, Inc. ownership in the Fund had been diluted below 9.9% due to additional Shares being sold to other investors. This ownership limit could delay, defer or prevent a transaction or a change of control of the Fund that might involve a premium price for our Common Stock or otherwise be in the best interest of our stockholders.

TRANSFERABILITY OF SHARES

We are a private investment vehicle and have no current intention of offering our Shares to the public or of registering our Shares under the Securities Act. Any future decision to make a public offering and to register our Shares under the Securities Act will be subject to approval of our board of directors. Our Shares are not and are not expected to be listed for trading on any securities exchange or over-the-counter market. Upon written notice to, and approval of the Manager, the stockholders have the right to sell or transfer our Shares to third parties who are accredited investors, except that any transfer that would violate the Securities Act, other federal or state securities or other laws, or tax law applicable to REITs is prohibited. The Manager may require the prospective transferee to execute and deliver a subscription agreement and subscription booklet and may require an opinion of counsel reasonably acceptable to the Manager (as to opinion and counsel) to the effect that any proposed transfer will not result in a violation of applicable law. This transferability limitation could delay, defer or prevent a transaction or a change of control of the Fund that might involve a premium price for our Common Stock or otherwise be in the best interest of our stockholders.

SHARE REPURCHASE PROGRAM

Semi-Annual Tender Offers

Pursuant to our Share Repurchase Program (the “Repurchase Program”), we intend to provide liquidity to our stockholders by conducting semi-annual tender offers pursuant to which we expect to offer to repurchase a specific percentage, number or dollar amount of outstanding Shares (“Tender Offer Amount”) in January and July of each year. The Tender Offer Amount for each January and July tender offer, if any, will depend on a variety of factors, including our available liquidity, available borrowing under our credit facility and the amount of proceeds from our most recent offering of Shares. Such determinations will be made by our board of directors prior to each such tender offer and will be communicated to stockholders.

No Obligation to Repurchase Shares

We will only offer to repurchase Shares through semi-annual tender offers and then only to the extent that we have sufficient cash available to repurchase Shares consistent with principles of prudent portfolio management and to the extent that such repurchases (i) are consistent with applicable REIT rules and federal securities laws and (ii) would not require the Fund to register as an investment company under the Investment Company Act. We do not guarantee, however, that sufficient cash will be available at any particular time to fund repurchases of our Shares, and we will be under no obligation to conduct such tender offers or to make such cash available. In determining the Tender Offer Amount, we will act in the best interest of the stockholders and may take into account our need for cash to pay operating expenses, debt service, distributions to stockholders and other obligations.

Tender Offer Procedures

Pursuant to the Repurchase Program, during each tender offer, a stockholder will be able to tender all or a portion of such stockholder’s Shares to the Fund for repurchase, regardless of when the stockholder first purchased such Shares; provided, however, that a stockholder who only tenders a portion of his, her or its Shares will be required to maintain a capital account balance in the Fund equal to $100,000 or more. Such offers to repurchase shares will only be made pursuant to a written tender offer made by the Fund to stockholders. Stockholders will receive written tender offer notices in connection with each offer and such notices shall be filed with the SEC to the extent required by law. Such notices will contain a complete description of the tender offer and the risks associated therewith, including the risks associated with the fact that the Current Share Price will be finally determined after a Stockholder has made his, her or its investment decision with respect to the tender offer. If we accept a stockholder’s Shares for repurchase, we will give the stockholder a non-interest bearing, non-transferable promissory note (the “Note”), as described in further detail below, entitling the stockholder to receive an amount equal to the aggregate Current Share Price of the Shares tendered, which will be determined as of the end of the previous quarterly period prior to which we accept the Shares for repurchase (the “Valuation Date”). The Current Share Price will generally be determined within 45 calendar days after the Valuation Date. The Note will be held in a special custody account with U.S. Trust.

Initial and Contingent Payment on the Note if Stockholder Tenders all of His, Her or Its Shares

If a stockholder tenders all of his, her or its Shares, the Note will entitle the stockholder to receive an initial payment in cash equal to at least 95% of the unaudited aggregate Current Share Price as of the Valuation Date of the Shares tendered by the stockholder that are accepted for repurchase by us (the “Initial Payment”). The Note will also entitle the stockholder to receive a contingent payment (the “Contingent Payment”) equal to the excess, if any, of (a) the aggregate Current Share Price of the Shares tendered by the stockholder and accepted by the Fund for repurchase, determined as of the Valuation Date, as it may be adjusted based on the audit of our annual financial statements, over (b) the Initial Payment. We will deposit the aggregate amount of the Contingent Payments (calculated based on pre-audit numbers) in a separate, interest bearing account and will pay any interest actually earned thereon pro rata to stockholders whose Shares have been repurchased.

Full Payment on the Note in Connection with Tenders by a Stockholder of Less than all of His, Her or Its Shares

A stockholder that tenders for repurchase only a portion of such stockholder’s Shares will receive a Note that will entitle the stockholder to a payment in cash equal to 100% of the aggregate Current Share Price of the portion of the Shares tendered by the stockholder and accepted by the Fund. The Current Share Price may later be adjusted based on the audit of the Fund’s annual financial statements. Such adjustment, if any, will be reflected by adjusting the stockholder’s Share balance in the Fund to properly reflect the stockholder’s share position as determined by such audit.

Payment Dates on the Note

We expect to make the Initial Payment (if the stockholder has tendered all of his, her or its Shares) or full payment (if the stockholder has tendered for less than all of his, her or its Shares) on the Note, as described above, to the stockholder’s account with U.S. Trust, or mailed to the stockholder if the stockholder does not have a U.S. Trust account, within 60 calendar days after the Valuation Date. The Contingent Payment (plus any interest earned thereon) will generally be paid within ten calendar days after completion of our annual audit of the financial statements, to the stockholder’s account with U.S. Trust, or mailed to the stockholder if the stockholder does not have a U.S. Trust account, within ten calendar days after the completion of our annual audit.

Right of Withdrawal

A stockholder will be able to withdraw its tender of Shares at any time prior to the time the tender is accepted by the Fund.

Procedures if Number of Shares Tendered Exceeds the Tender Offer Amount

If the number of Shares tendered by stockholders exceeds the Tender Offer Amount, the Fund will in its sole discretion either: (i) accept additional Shares in an amount not to exceed 2% of the outstanding Shares in accordance with Rule 13e-4(f)(1)(ii) under the Exchange Act; (ii) extend the offer, if necessary, and increase the amount of Shares that the Fund is offering to repurchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended offer; or (iii) accept Shares tendered on or before the expiration date of any tender offer for payment on a pro rata basis based on the aggregate Current Share Price of tendered Shares, in each case subject to the requirement that a stockholder tendering for less than all of his, her or its Shares must maintain a minimum $100,000 investment in the Fund.

Amendments to or Termination of the Fund’s Share Repurchase Program

The repurchase of Shares is subject to regulatory requirements imposed by the SEC. Our repurchase procedures are intended to comply with such requirements. However, in the event that our board of directors determines that modification of the repurchase procedures described above is required or appropriate, it will adopt revised repurchase procedures as necessary to ensure our compliance with applicable regulations or as our board of directors in its sole discretion deems appropriate. We may terminate, reduce or otherwise change the Repurchase Program. If the board of directors terminates, reduces or otherwise changes the Repurchase Program, we will send a letter to stockholders informing them of the change at least 30 days in advance, and, after the Shares are registered under the Exchange Act, the Fund will disclose the changes in its quarterly, annual or current reports filed with the SEC.

Holders of Notes will be General Unsecured Creditors of the Fund.

Holders of the Notes will be general unsecured creditors of the Fund and may not receive payment on the Notes if the Fund were to experience financial difficulty and was unable to pay its creditors.

NO PREEMPTIVE, CONVERSION OR SUBSCRIPTION RIGHTS

Holders of our Common Stock have no preemptive, conversion or subscription rights.

PROVISIONS IN OUR CHARTER AND BYLAWS

Our Board of Directors

Our board of directors has the oversight responsibility for our business and affairs, including the approval of our investment policies and guidelines. Our board of directors consists of five individual directors, a majority of whom are Independent Directors. Pursuant to our bylaws, the Manager has the authority to nominate a slate of directors to be voted on by our stockholders. Our bylaws provide that to be qualified for election and to serve as directors, two of the director nominees must have been nominated by the Manager as “Affiliated Directors,” i.e., officers, directors or employees of the Manager or the Advisor or their respective affiliates. Pursuant to the Advisory Agreement, the Advisor has the right to designate to the Manager for nomination one of the two Affiliated Directors. All directors hold office until his or her successor is elected and qualifies, subject to death, resignation, retirement, disqualification or removal from office. The term of all directors will expire at the annual meeting of stockholders that follows the prior appointment or election of such director.

Quorum and General Requirements

Under our bylaws, 15% of all the votes entitled to be cast at a meeting of stockholders constitutes a quorum. At any annual or special meeting at which a quorum is present, a plurality of all the votes cast at such meeting is sufficient to elect a director and a majority of all votes cast is sufficient to any other matter which may properly come before a meeting unless more than a majority of all votes cast is required by statute or our charter. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval by a majority of the votes entitled to be cast in these situations.

Amendment of Bylaws

Our bylaws may be amended by the vote of our board of directors; provided that any amendment affecting the election of the Affiliated Directors requires the consent of the Manager and the Advisor for so long as the Management Agreement and Advisory Agreement are in effect.

Special Meetings

Our president, our board of directors or the Manager may call a special meeting of stockholders; provided, that only the Manager may call a special meeting to remove the Affiliated Directors and/or elect new Affiliated Directors to fill the vacancies created thereby. A special meeting may also be called upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Removal of Directors

A special meeting of stockholders may be called for the purpose of removing one or more directors “for cause.” Under the terms of our charter, “for cause” means that the applicable director (i) is grossly negligent or commits willful misconduct in the performance of such director’s material duties to the Fund or is convicted of a felony or (ii) misappropriates funds from, or perpetrates a fraud upon, the Fund. At any special meeting to remove a director “for cause,” the director may be removed by the affirmative vote of holders of at least 66 2/3% of our outstanding Shares and a replacement may be elected by the affirmative vote of at least a plurality of the votes cast at the meeting. In addition, the Manager, in its sole discretion or at the request of the Advisor, may call a special meeting of stockholders in accordance with our bylaws, for the purpose of removing Affiliated Directors and electing new Affiliated Directors to fill the vacancies created thereby. At any such special meeting or any annual meeting of our stockholders at which a quorum is present, each director may be removed by the affirmative vote of a majority of the votes cast at such meeting and a replacement may be elected by the affirmative vote of holders of a plurality of the votes cast at such meeting.

Special Meeting in the Event of Removal of the Manager and/or the Advisor

In the event of the removal of the Manager and/or Advisor, as applicable, a special meeting of the stockholders will be called in accordance with the bylaws, for the purpose of removing the applicable Affiliated Director(s) and electing new director(s) to fill the vacancies created thereby. At any such special meeting at which a quorum is present, each Affiliated Director may be removed by the affirmative vote of a majority of the votes cast at such meeting and a replacement may be elected by the affirmative vote of a plurality of the votes cast at such meeting.

Vacancies

Under the MGCL, vacancies on our board of directors may be filled by (i) our stockholders, (ii) a majority of the remaining directors, whether or not sufficient to constitute a quorum, if the vacancy results from any cause except an increase in the number of directors, and (iii) a majority of the entire board if the vacancy results from an increase in the number of directors.

Requirements for Board Action

The approval of a majority of our directors will be required for our board of directors to take action except for certain actions to be acted upon only by the Independent Directors, in which case the approval of a majority of the Independent Directors will be required.

BUSINESS COMBINATIONS

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or certain issuances or reclassifications of equity securities) between a Maryland corporation and any “interested stockholder” or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation’s outstanding shares, or any affiliate of the corporation who was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

CONTROL SHARE ACQUISITIONS

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the stockholders by a vote of two-thirds of the votes entitled to be cast on the matter, excluding all interested shares. Shares owned by the acquiror, any officer of the corporation or any employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our Common Stock. This provision may be repealed in whole or in part at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided in any successor bylaw, apply to any prior or subsequent control share acquisition.

Item 12. Indemnification of Directors and Officers.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from, among other things:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter provides that our directors and officers will not be liable to the Fund or the stockholders for money damages to the maximum extent permissible under Maryland law.

In addition, pursuant to our bylaws, we will indemnify our directors and officers and, without requiring a preliminary determination of entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding, in connection with any proceeding to which such person is made a party or threatened to be made a party by reason of (a) his or her service as our director or officer or (b) such person’s service, at our request, as a director, officer, partner, manager, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. We may obtain appropriate insurance for the persons covered by the foregoing indemnification obligations for any loss or damage incurred by them. We have obtained Director and Officer liability insurance. We have not entered into indemnification agreements with any of our directors and officers.

INDEMNIFICATION OF THE ADVISOR AND THE MANAGER

The Advisory Agreement and the Management Agreement, respectively, provide for the Fund to indemnify, defend and hold harmless the Advisor and the Manager and their affiliates, partners, members, stockholders, officers, employees, agents, successors, and assigns from and against all liabilities, judgments, costs, losses, and expenses, including attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties in connection with the Advisory Agreement and the Management Agreement, respectively, and the Advisor’s and the Manager’s respective services thereunder except to the extent caused by or resulting from (i) the Advisor’s or Manager’s breach of the Advisory Agreement or Management Agreement, as applicable, or (ii) the negligent or wrongful acts or omissions of the Advisor or Manager or their affiliates, officers, partners, agents, employees, successors or assigns.

Item 13. Financial Statements and Supplementary Data.

See “Index to Financial Statements” on page F-1 of this Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

Financial Statements

See “Index to Financial Statements and Schedule” on page F-1 of this Form 10.

Exhibits

Exhibit Number	Description
3.1(1)	Amended and Restated Articles of Incorporation of Excelsior LaSalle Property Fund, Inc.

3.2(1)	Amended and Restated Bylaws of Excelsior LaSalle Property Fund, Inc.

4.1(1)	Form of Subscription Agreement for Excelsior LaSalle Property Fund, Inc.

10.1(1)	Management Agreement by and between Excelsior LaSalle Property Fund, Inc. and U.S. Trust Company, N.A., dated as of December 23, 2004.

10.2(1)	Management Agreement and Expense Limitation and Reimbursement Agreement Assumption Agreement by and between Excelsior LaSalle Property Fund, Inc., U.S. Trust Company, N.A., and UST Advisers, Inc. dated as of December 16, 2005.

10.3(1)*	Letter Agreement by and between Excelsior LaSalle Property Fund, Inc., U.S. Trust Company, N.A. and LaSalle Investment Management, Inc., dated as of June 16, 2004.

10.4(1)	Letter Agreement by and between Excelsior LaSalle Property Fund, Inc., U.S. Trust Company, N.A. and LaSalle Investment Management, Inc., dated as of September 8, 2004.

10.5(1)*	Investment Advisory Agreement by and between Excelsior LaSalle Property Fund, Inc., U.S. Trust Company, N.A. and LaSalle Investment Management, Inc., dated as of December 23, 2004.

10.6(1)*	Letter Agreement by and between Excelsior LaSalle Property Fund, Inc., U.S. Trust Company, N.A. and LaSalle Investment Management, Inc., dated as of December 23, 2004.

10.7(1)	Investment Advisory Agreement Assumption Agreement by and between Excelsior LaSalle Property Fund, Inc., U.S. Trust Company, N.A., LaSalle Investment Management, Inc. and UST Advisers, Inc. dated as of December 16, 2005.

10.8(1)	Excelsior LaSalle Property Fund, Inc. Expense Limitation and Reimbursement Agreement, by and between Excelsior LaSalle Property Fund, Inc. and U.S. Trust, dated as of December 23, 2004.

10.9(1)	Purchase Agreement for Metropolitan Park North.

21(1)	Subsidiaries of Excelsior LaSalle Property Fund, Inc.

(1)	Previously filed.
*	Portions of these exhibits have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EXCELSIOR LASALLE PROPERTY FUND, INC.

Date: June 16, 2006	/S/ LEE GARDELLA
By: Lee Gardella
President and Co-Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

Page
Financial Statements

Excelsior LaSalle Property Fund, Inc.:
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of March 31, 2006 (unaudited), December 31, 2005 and 2004	F-4

Consolidated Statements of Operations for the three months ended March 31, 2006 and 2005 (unaudited), for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004

F-5

Consolidated Statement of Stockholders’ Equity for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004

F-6

Consolidated Statement of Cash Flows for the three months ended March 31, 2006 and 2005 (unaudited), for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004

F-7
Notes to Consolidated Financial Statements	F-8

Legacy Village Investors, LLC:
Independent Auditors’ Report	F-33
Balance Sheets as of December 31, 2005 and 2004 (Unaudited)	F-34
Statements of Operations for the year ended December 31, 2005 and the period from August 25, 2004 (Inception) through December 31, 2004 (Unaudited)	F-35
Statement of Members’ Equity for the year ended December 31, 2005 and the period from August 25, 2004 (Inception) through December 31, 2004 (Unaudited)	F-36
Statement of Cash Flows for the year ended December 31, 2005 and the period from August 25, 2004 (Inception) through December 31, 2004 (Unaudited)	F-37
Notes to Financial Statements	F-39

CEP Investors XII LLC:
Independent Auditors’ Report	F-45
Balance Sheet as of December 31, 2005	F-46
Statement of Operations for the period from March 29, 2005 (Date of Reorganization) through December 31, 2005	F-47
Statement of Members’ Equity for the period from March 29, 2005 (Date of Reorganization) through December 31, 2005	F-48
Statement of Cash Flows for the period from March 29, 2005 (Date of Reorganization) through December 31, 2005	F-49
Notes to Financial Statements	F-50

ELPF Cobb, LLC:
Independent Auditors’ Report	F-54
Statements of Revenues and Certain Expenses	F-55
Notes to Statements of Revenues and Certain Expenses	F-56

111 Sutter:
Independent Auditors’ Report	F-58
Statements of Certain Revenues and Certain Expenses	F-59
Notes to Statements of Certain Revenues and Certain Expenses	F-60

Waipio Shopping Center:
Independent Auditors’ Report	F-62
Statements of Certain Revenues and Certain Expenses	F-63
Notes to Statements of Certain Revenues and Certain Expenses	F-64

All schedules other than the ones listed above have been omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Excelsior LaSalle Property Fund, Inc.

We have audited the accompanying consolidated balance sheets of Excelsior LaSalle Property Fund, Inc. and subsidiaries (the “Fund”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004. Our audits also included the consolidated financial statement schedule listed in the index at Item 15. These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the consolidated financial statements and the consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Excelsior LaSalle Property Fund, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Chicago, Illinois

April 24, 2006

(June 1, 2006 as to Note 14)

EXCELSIOR LASALLE PROPERTY FUND, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2006 (Unaudited)	December 31,
		2005	2004
ASSETS
Investments in real estate:
Land	$53,775,193	$42,875,193	$9,486,095
Buildings and equipment	372,942,772	299,193,596	94,755,018
Development in progress	1,545,717	8,115,005	—
Less accumulated depreciation	(4,395,814)	(2,710,200)	(266,891)

Net property and equipment	423,867,868	347,473,594	103,974,222
Investments in unconsolidated real estate affiliates	50,192,173	51,708,531	30,950,507

Net investments in real estate	474,060,041	399,182,125	134,924,729
Cash and cash equivalents	2,828,465	8,161,608	3,393,924
Restricted cash	4,205,131	3,934,211	6,498,923
Tenant accounts receivable	1,092,987	313,160	33,375
Deferred expenses, net	3,182,656	2,725,893	428,865
Acquired intangible assets, net	89,153,326	78,207,106	23,954,548
Deferred rent receivable	1,452,517	1,096,446	215,340
Prepaid expenses and other assets	9,397,153	8,723,377	128,153

TOTAL ASSETS	$585,372,276	$502,343,926	$169,577,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes and other debt payable	$350,637,262	$280,361,461	$66,850,000
Accounts payable and other accrued expenses	5,125,311	10,787,443	552,582
Distributions payable	3,404,199	3,028,174	—
Accrued interest	860,384	626,268	289,308
Accrued real estate taxes	2,479,542	1,562,919	12,551
Manager and advisor fees payable	1,622,621	2,264,210	154,432
Acquired intangible liabilities, net	14,379,509	14,846,412	9,461,164

TOTAL LIABILITIES	378,508,828	313,476,887	77,320,037

Minority interest	2,742,073	2,812,126	—

Commitments and contingencies	—	—	—

Stockholders’ Equity:
Common stock: $0.01 par value; 5,000,000 shares authorized; 2,147,338, 1,937,943 and 936,100 shares issued and outstanding at March 31, 2006 (unaudited), December 31, 2005 and 2004, respectively	21,473	19,379	9,361
Additional paid-in capital	218,859,314	196,258,031	93,600,639
Distributions to stockholders	(13,587,509)	(10,183,310)	(1,289,777)
Accumulated deficit	(1,171,903)	(39,187)	(62,403)

Total stockholders’ equity	204,121,375	186,054,913	92,257,820

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$585,372,276	$502,343,926	$169,577,857

See notes to consolidated financial statements.

EXCELSIOR LASALLE PROPERTY FUND, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2006 (Unaudited)	Three Months Ended March 31, 2005 (Unaudited)	Year Ended December 31, 2005	For the Period From May 28, 2004 (Inception) Through December 31, 2004
Revenues:
Minimum rents	$9,126,566	$2,709,374	$13,246,485	$1,393,624
Tenant recoveries and other rental income	2,225,316	267,928	1,756,582	124,259

Total revenues	11,351,882	2,977,302	15,003,067	1,517,883

Operating expenses:
Real estate taxes	1,183,924	219,220	1,616,554	110,870
Property operating	1,825,774	36,579	652,433	12,943
Fund level expenses	451,287	140,648	937,109	115,641
General and administrative	1,132,536	395,428	2,633,470	36,497
Depreciation and amortization	4,151,884	935,943	4,794,262	488,219

Total operating expenses	8,745,405	1,727,818	10,633,828	764,170

Operating income	2,606,477	1,249,484	4,369,239	753,713

Other income and (expenses):
Interest income	263,868	43,079	898,256	18,327
Interest expense	(3,961,174)	(971,601)	(5,371,190)	(840,014)
Loss allocated to minority interest	22,876	—	10,844	—
Equity in income of unconsolidated affiliates	(64,763)	254,140	116,067	5,571

Total other income and (expenses):	(3,739,193)	(674,382)	(4,346,023)	(816,116)

Net income (loss)	$(1,132,716)	$575,102	$23,216	$(62,403)

Income (loss) per share-basic and diluted	$(0.56)	$0.61	$0.02	$(1.57)

Weighted average common stock outstanding-basic and diluted	2,014,345	936,100	1,276,388	39,783

See notes to consolidated financial statements.

EXCELSIOR LASALLE PROPERTY FUND, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid In Capital	Distributions to Stockholders	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance, May 28, 2004 (Inception)	—	$—	$—	$—	$—	$—
Initial LUSHI cash contribution	1,000	10	99,990	—	—	100,000
Subsequent LUSHI cash contributions	—	—	37,874,780	—	—	37,874,780
LUSHI nonmonetary contribution	—	—	12,107,887	—	—	12,107,887
Issuance of common stock	836,100	8,361	83,601,639	—	—	83,610,000
Issuance of common stock to LUSHI	99,000	990	(990)	—	—	—
Net loss	—	—	—	—	(62,403)	(62,403)
Capital distributed to LUSHI	—	—	(40,082,667)	—	—	(40,082,667)
Operating distributions to LUSHI	—	—	—	(1,289,777)	—	(1,289,777)

Balance, December 31, 2004	936,100	9,361	93,600,639	(1,289,777)	(62,403)	92,257,820
Issuance of common stock	1,001,843	10,018	102,657,392	—	—	102,667,410
Net income	—	—	—	—	23,216	23,216
Distributions declared ($7.00 per share)	—	—	—	(8,893,533)	—	(8,893,533)

Balance, December 31, 2005	1,937,943	19,379	196,258,031	(10,183,310)	(39,187)	186,054,913
Issuance of common stock (unaudited)	209,395	2,094	22,601,283	—	—	22,603,377
Net loss (unaudited)	—	—	—	—	(1,132,716)	(1,132,716)
Distributions declared ($1.75 per share) (unaudited)	—	—	—	(3,404,199)	—	(3,404,199)

Balance, March 31, 2006 (unaudited)	2,147,338	$21,473	$218,859,314	$(13,587,509)	$(1,171,903)	$204,121,375

See notes to consolidated financial statements.

EXCELSIOR LASALLE PROPERTY FUND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2006 (Unaudited)	Three Months Ended March 31, 2005 (Unaudited)	Year Ended December 31, 2005	For the Period From May 28, 2004 (Inception) Through December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,132,716)	$575,102	$23,216	$(62,403)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Minority interest	(22,876)	—	(10,844)	—
Depreciation	1,685,614	493,116	2,443,309	266,891
Amortization of in-place lease intangible assets	2,456,831	442,827	2,350,953	221,329
Amortization of net above- and below-market in-place leases	(428,333)	(230,542)	(952,745)	(229,682)
Amortization of financing fees	97,542	34,975	214,960	12,466
Amortization of debt premium	(71,338)	—	(11,995)	—
Amortization of deferred expenses	9,439	—	—	—
Equity in income of unconsolidated affiliates	64,763	(254,140)	(116,067)	(5,571)
Distributions of income received from unconsolidated affiliates	51,839	225,214	271,747	5,571
Net changes in assets and liabilities:
Tenant accounts receivable	(762,191)	(339,974)	(279,785)	(7,950)
Deferred rent receivable	(356,071)	(221,031)	(881,106)	(142,433)
Prepaids and other assets	(678,392)	7,106	(3,960,122)	(128,153)
Accounts payable and accrued expenses	(175,293)	945,633	6,162,455	718,745

Net cash provided by operating activities	738,818	1,678,286	5,253,976	648,810

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of real estate investments	(94,333,919)	(8,347,333)	(197,834,563)	(59,224,118)
Capital improvements	(1,872,131)	—	—	—
Deposits for investments under contract	—	1,380,703	(500,000)	(6,041,923)
Distributions received from unconsolidated affiliates in excess of income	1,399,756	423,784	4,090,765	4,783,188
Investments in unconsolidated affiliates	—	(30,984,120)	(25,004,469)	(35,733,695)
Loan escrows	(783,440)	—	(2,921,690)	—

Net cash used in investing activities	(95,589,734)	(37,526,966)	(222,169,957)	(96,216,548)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	21,841,649	—	101,430,974	83,610,000
Cash contributions from LUSHI	—	—	—	37,974,780
Distributions to stockholders	(2,266,446)	—	(4,628,923)	—
Distributions paid to minority interest	(47,177)	—	—	—
Operating distributions to LUSHI	—	—	—	(1,289,777)
Return of capital to LUSHI	—	—	—	(40,082,667)
Deposits on loan commitments	—	(920,000)	457,000	(457,000)
Debt issuance costs	(357,392)	(314,962)	(2,511,988)	(363,674)
Proceeds from mortgage notes and other debt payable	79,347,139	34,550,000	172,636,602	36,850,000
Principal payments on mortgage notes and other debt payable	(9,000,000)	—	(45,700,000)	(17,280,000)

Net cash provided by financing activities	89,517,773	33,315,038	221,683,665	98,961,662

Net (decrease) increase in cash and cash equivalents	(5,333,143)	(2,533,642)	4,767,684	3,393,924
Cash and cash equivalents at the beginning of the period	8,161,608	3,393,924	3,393,924	—

Cash and cash equivalents at the end of the period	$2,828,465	$860,282	$8,161,608	$3,393,924

Supplemental disclosure of cash flow information:
Interest paid	$3,715,880	$608,956	$4,902,223	$538,240

Interest capitalized	$20,071	$—	$82,953	$—

Non-cash activities:
Contribution of real estate investment from LUSHI	$—	$—	$—	$59,502,026
Contribution of debt issuance costs from LUSHI	—	—	—	77,657
Assumption of prorated assets and liabilities from LUSHI	—	—	—	(191,796)
Assumption of mortgage notes payable from LUSHI	—	—	—	(47,280,000)
Assumption of mortgage notes payable	—	—	(86,586,854)	—
Distributions payable	3,404,199	1,638,175	3,028,174	—
Release of restricted cash for TIF note receivable	—	4,542,207	4,556,690	—
Stock issued through dividend reinvestment plan	761,728	—	1,236,436	—
Liability for investments in real estate	4,315,820	—	8,048,587	—
TNT Option payment	499,500	—	—	—

See notes to consolidated financial statements.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

General

LaSalle Property Fund, Inc. (sometimes referred to as “we”, “us”, “our” or the “Fund”) is a Maryland corporation and was incorporated on May 28, 2004 (“Inception”). We initially issued 1,000 shares of $.01 par value Class A common stock (the “Common Stock” or “Shares”) to a sole stockholder, LaSalle U.S. Holdings, Inc. (“LUSHI”). On December 17, 2004, we changed our legal name to Excelsior LaSalle Property Fund, Inc. The Fund was created to provide accredited investors with an opportunity to participate in a private real estate investment fund that has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. We are authorized to issue up to 5,000,000 Shares of Common Stock.

From Inception through December 22, 2004, LUSHI was the sole stockholder of the Fund, and the Fund was managed and advised by LaSalle Investment Management, Inc. (“LaSalle”), a Maryland corporation and an affiliate of LUSHI. During this time, we acquired an office building, two industrial buildings, an ownership interest in a retail joint venture and entered into contracts to purchase two additional industrial buildings. During the time in which LUSHI was our sole stockholder, LUSHI contributed capital of $50,082,667 to the Fund, in two forms, cash contributions of $37,974,780, which were used to acquire properties, and the contribution of the Monument IV at Worldgate office building at LUSHI’s carrying cost of $12,107,887. LUSHI, through its advisor LaSalle, has committed to maintain a $10,000,000 investment in the Fund for the shorter of ten years or until LaSalle is no longer associated with the Fund. In accordance with Fund agreements, any capital contributions from LUSHI in excess of the $10,000,000 committed investment would be returned to LUSHI. This excess capital amounted to $40,082,667.

On December 23, 2004, we held an initial closing (the “Initial Closing”) and sold an additional 836,100 Shares for $100 per share to approximately 400 accredited investors. Concurrent with the Initial Closing, LUSHI received a distribution of $1,289,777, an amount equal to the cash generated by the Fund while LUSHI was our sole stockholder and the return of the excess capital of $40,082,667, leaving $10,000,000 of LUSHI’s initial investment in the Fund. To give effect to LUSHI’s investment, LUSHI was issued an additional 99,000 Shares at the Initial Closing, which along with the initial 1,000 shares issued on May 28, 2004 as noted above, reflect a total investment by LUSHI of $10,000,000 for which it received 100,000 Shares. Also on December 23, 2004, our sponsor, U.S. Trust Company, N.A., acting through its investment advisory division, U.S. Trust Company, N.A. Asset Management Division, became the manager of the Fund. On December 16, 2005, UST Advisers, Inc., a wholly-owned subsidiary of U.S. Trust Company, N.A., assumed the duties and responsibilities of U.S. Trust Company, N.A. Asset Management Division and became the manager of the Fund (the “Manager”). The Manager is registered as an investment advisor with the SEC. The Manager has the day-to-day responsibility for our management and administration pursuant to a management agreement between us and the Manager (the “Management Agreement”). On March 31, 2006, U.S. Trust Company, N.A. merged with its affiliate, United States Trust Company, National Association (“U.S. Trust”), with U.S. Trust as the surviving entity. The Manager is a wholly-owned subsidiary of U.S. Trust. U.S. Trust is a wholly-owned subsidiary of U.S. Trust Corporation, which is in turn a wholly-owned subsidiary of The Charles Schwab Corporation, a New York Stock Exchange-listed financial services firm.

The Manager and the Fund contracted with LaSalle to act as our investment advisor (the “Advisor”). The Advisor is registered as an investment advisor with the SEC. The Advisor has broad discretion with respect to our investment decisions and is responsible for selecting our investments and for managing our investment portfolio pursuant to the terms of the Advisory Agreement among the Fund, the Advisor and the Manager (the “Advisory Agreement”). LaSalle is a wholly-owned but operationally independent subsidiary of Jones Lang LaSalle Incorporated, a New York Stock Exchange-listed real estate services and money management firm. We have no employees as all operations are overseen and undertaken by the Manager and Advisor.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of our wholly-owned subsidiaries, consolidated variable interest entities and the unconsolidated investments in real estate affiliates. We consider APB 18: “The Equity Method of Accounting for Investments in Common Stock”, SOP 78-9: “Accounting for Investments in Real Estate Ventures”, Emerging Issues Task Force (“EITF”) 96-16: “Investors Accounting for an Investee When the Investor has the Majority of the Voting Interest but the Minority Partners have Certain Approval or Veto Rights”, EITF 04-5: “Determining Whether a General Partner, or General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” and FASB Interpretation No. 46 (Revised 2003): “Consolidation of Variable Interest Entities—An Interpretation of ARB No. 51” (“FIN 46(R)”), to determine the method of accounting for each entity in which we own less than a 100% interest. In determining whether the we have a controlling interest in a non-wholly owned entity and the requirement to consolidate the accounts of that entity, we consider factors such as ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the members as well as whether the entity is a variable interest entity in which the Fund will absorb the majority of the entity’s expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both. With respect to our 80% interest in 111 Sutter Street, we have concluded that we do not control the non wholly-owned entity, despite having an ownership interest of 50% or greater, because the entity is not considered a variable interest entity and the approval of all of the members is contractually required with respect to major decisions, such as operating and capital budgets, the sale, exchange or other disposition of real property, the commencement, compromise or settlement of any lawsuit, legal proceeding or arbitration or the placement of new or additional financing secured by assets of the venture. All significant intercompany balances and transactions have been eliminated in consolidation.

Minority interest represents the minority members’ proportionate share of the equity in our consolidated variable interest entity (as determined by FIN 46(R)), PMB Acquisitions #1 Partners, LLC, for which we are the primary beneficiary. At acquisition, we measured and recorded the assets, liabilities and non-controlling interests at the implied fair value, based on the purchase price. Minority interest will increase for the minority members’ share of net income of PMB Acquisitions #1 Partners, LLC and decrease for the minority members’ share of net loss and distributions.

Investments in Real Estate

Real estate assets are stated at cost. Our real estate assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. A real estate asset is considered to be impaired when the estimated future undiscounted operating cash flow is less than its carrying value as prescribed by FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, (“SFAS 144”). To the extent an impairment has occurred, the excess of carrying value of the asset over its estimated fair value will be charged to operations.

Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Asset Category	Estimated Useful Life
Buildings and improvements	40-50 Years
Equipment and fixtures	7-10 Years

Development in progress represents the cost of construction plus capitalized expenses incurred during the construction period for expansion projects undertaken by us. Interest costs are capitalized during the construction period for construction related expenditures based on the interest rates for in-place debt. An allocable portion of

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

real estate taxes and insurance expense incurred during the construction period are capitalized until construction is substantially completed. Construction costs and capitalized expenses are depreciated over the useful life of the development project once placed in service.

Pre-acquisition costs are capitalized as part of the overall acquisition costs. These costs relate to legal and other third-party costs incurred as a direct result of the acquisition. In the period an acquisition is no longer probable, the pre-acquisition costs are expensed.

Maintenance and repairs are charged to expense when incurred. Expenditures for significant betterments and improvements are capitalized.

Investments in Unconsolidated Real Estate Affiliates

We account for our investments in unconsolidated real estate affiliates using the equity method whereby the cost of the investments are adjusted for our share of equity in net income or loss from the date of acquisition and reduced by distributions received. The limited liability company agreements (“the Agreements”) with respect to the unconsolidated real estate affiliates provide that elements of assets, liabilities and funding obligations are shared in accordance with our ownership percentage. In addition, we share in the profits and losses, cash flows, distributions and other matters relating to our unconsolidated real estate affiliates in accordance with the Agreements.

Revenue Recognition

Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases. For the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004, $881,106 and $142,433, respectively, have been recognized as straight-line rent revenue (representing rents recognized prior to being billed and collectible as provided by the terms of the leases), all of which are included in deferred rent receivable in the accompanying consolidated balance sheets. For the three months ended March 31, 2006 and 2005, $356,071 and $221,031, (unaudited) respectively, have been recognized as straight-line rent revenue. Also included in minimum rents for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004, as a net increase, are $952,745 and $229,682, respectively, of accretion related to above- and below-market in-place leases at properties acquired as provided by Financial Accounting Standards Board (“FASB”) Statements No. 141, “Business Combinations” (“SFAS 141”) and No. 142, “Goodwill and Intangible Assets” (“SFAS 142”). Recoveries from tenants are estimated based upon the terms in the tenant leases and relate to taxes, insurance and other operating expenses. Included in minimum rents for the three months ended March 31, 2006 and 2005, as a net increase, are $428,333 and $230,522, (unaudited) respectively, of accretion related to above- and below-market in-place leases at properties acquired. Recoveries are recognized as revenues in the period the applicable costs are incurred.

Percentage rents are recognized as earned as certain tenant sales volume targets specified by the lease terms are met. For the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004, $28,884 and $0, respectively, have been recognized in tenant recoveries and other rental income. For the three months ended March 31, 2006 and 2005, $68,196 and $0, (unaudited) respectively, of percentage rents have been recognized in tenant recoveries and other rental income.

We provide an allowance for doubtful accounts against the portion of accounts receivable which is estimated to be uncollectible. Such allowance is reviewed periodically based upon our recovery experience. At March 31, 2006 (unaudited) and December 31, 2005 and 2004, no allowance has been provided based on the credit worthiness and payment history of the tenants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

We consider all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents. We maintain a portion of our cash in bank deposit accounts, which, at times, may exceed the federally insured limits. No losses have been experienced related to such accounts. We believe we place our cash with quality financial institutions and are not exposed to any significant concentration of credit risk.

Restricted Cash

Restricted cash includes amounts established pursuant to various agreements for real estate purchase and sale contracts, loan escrow accounts and loan commitments.

Deferred Expenses

Deferred expenses consist principally of debt issuance costs, which are amortized over the terms of the respective agreements as a component of interest expense. Deferred expenses accumulated amortization at March 31, 2006 was $334,407 (unaudited). Deferred expenses accumulated amortization at December 31, 2005 and 2004 was $227,426 and $12,466, respectively.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist principally of long-term notes receivable from local governments related to real estate tax rebates and sales tax sharing agreements.

Financial Instruments

FASB Statement No. 107, “Disclosure about the Fair Value of Financial Instruments” (“SFAS 107”), requires the disclosure of the fair value of our financial instruments for which it is practicable to estimate that value. SFAS 107 does not apply to all balance sheet items and we have utilized market information as available or present value techniques to estimate the amounts required to be disclosed. Since such amounts are estimates, there can be no assurance that the disclosed value of any financial instrument could be realized by immediate settlement of the instrument. We consider the carrying value of our cash and cash equivalents to approximate their fair value due to the short maturity of these investments. The carrying value of our notes receivable approximated their fair value at December 31, 2005 and 2004. The fair value of our notes receivable is approximately $0.4 million (unaudited) lower than the aggregate carrying amounts at March 31, 2006. We have estimated the fair value of our mortgage notes and other debt payable reflected in the accompanying consolidated balance sheets at amounts which are based upon an interpretation of available market information and valuation methodologies (including discounted cash flow analyses with regard to fixed rate debt). The fair value of our mortgage notes and other debt payable is approximately $1.5 million and $110,000 lower than the aggregate carrying amounts at December 31, 2005 and 2004, respectively. The fair value of our mortgage notes and other debt payable is approximately $10.6 million (unaudited) lower than the aggregate carrying amounts at March 31, 2006. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of our mortgage notes and other debt payable.

Acquisitions

Acquisitions of properties are accounted for utilizing the purchase method as prescribed by SFAS 141 and SFAS 142. We use estimates of future cash flows and other valuation techniques to allocate the purchase price of acquired property among land, building and other identifiable asset and liability intangibles. We record land and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

building values using an as-if-vacant methodology. We record above- and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize the capitalized above-market lease values as a reduction of minimum rents over the remaining non-cancelable terms of the respective leases. We amortize the capitalized below-market lease values as an increase to minimum rents over the term of the respective leases. Should a tenant terminate its lease prior to the contractual expiration, the unamortized portion of the above-market and below-market in-place lease value is immediately charged to minimum rents.

We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases and (ii) the property valued as-if-vacant. Our estimates of value are made using methods similar to those used by independent appraisers, primarily discounted cash flow analyses. Factors considered by us in our analysis include an estimate of carrying costs during the hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. We also consider information obtained about each property as a result of the pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, we will include estimates of lost rentals during the expected lease-up periods, which is expected to primarily range from one to two years, depending on specific local market conditions, and costs to execute similar leases, including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and its overall relationship with that respective tenant. Characteristics considered by us in allocating these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors. As of March 31, 2006 and December 31, 2005, we have allocated no value to customer relationship value. We amortize the value of in-place leases to expense over the remaining initial terms of the respective leases, which generally range from 1 to 29 years.

We have allocated purchase price to acquired intangible assets, which include acquired in-place lease intangibles, acquired above-market in-place lease intangibles, acquired ground lease intangibles and acquired non-amortizing land purchase options, which are reported net of accumulated amortization of $5,768,067, $3,084,133 and $255,868 at March 31, 2006 (unaudited), December 31, 2005 and 2004, respectively, on the accompanying consolidated balance sheets. The acquired intangible liabilities represent acquired below-market in-place leases which are reported net of accumulated amortization of $2,349,714, $1,694,278 and $264,221 at March 31, 2006 (unaudited), December 31, 2005 and December 31, 2004, respectively on the accompanying consolidated balance sheets.

Income Taxes

We made the election to be taxed as a REIT under sections 856-860 of the Internal Revenue Code of 1986 (the “Code”) as of December 23, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of our ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain quarterly and annual asset and income tests. It is our current intention to adhere to these requirements. As a REIT, we will generally not be subject to corporate-level Federal income tax to the extent we distribute 100% of our taxable income to our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stockholders. Accordingly, the consolidated statements of operations do not reflect a provision for income taxes. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property, and to Federal income and excise taxes on our undistributed taxable income. However, such state and local income and other taxes have not been and are not expected to be significant.

Earnings and profits, which determine the taxability of dividends to stockholders, differ from net income reported for financial reporting purposes due to differences for Federal income tax reporting purposes in computing, among other things, estimated useful lives, depreciable basis of properties and permanent and timing differences on the inclusion or deductibility of elements of income and expense for such purposes.

We were a Qualified REIT Subsidiary (“QRS”) of LUSHI from Inception through December 22, 2004. During this period, all taxable income was treated as earned by LUSHI.

Earnings Per Share (“EPS”)

Basic per share amounts are based on the weighted average of shares outstanding of 2,014,345, 1,276,388 and 39,783 for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004, respectively. We have no dilutive or potentially dilutive securities.

Business Segments

Financial Accounting Standards Board (“FASB”) Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), requires disclosure of certain operating and financial data with respect to separate business activities within an enterprise. Our primary business is the ownership and operation of real estate investments. We evaluate cash flow and allocate resources on a property-by-property basis. We aggregate our properties into one reportable segment since all properties are institutional quality commercial real estate. We do not distinguish or group our consolidated operations by property type or on a geographic basis. Accordingly, we have concluded that we currently have a single reportable segment for SFAS 131 purposes. Further, all operations are within the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant estimates and assumptions have been made with respect to useful lives of assets, recoverable amounts of receivables, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions. Actual results could differ from those estimates.

NOTE 3—PROPERTY ACQUISITIONS

The primary reason we make acquisitions of real estate investments in the retail, office and industrial property sectors is to invest capital contributed by accredited investors in a diversified portfolio of real estate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Properties

On August 27, 2004, LUSHI acquired a 100% interest in Monument IV at Worldgate, a nine-story, 228,000 square-foot, single-tenant office building in Herndon, Virginia built in 2001. The tenant’s lease expires in 2011. The gross purchase price for the property was approximately $59.6 million. This acquisition was financed in part by two mortgage loans, a $38.0 million 5.29% fixed-rate, 7-year mortgage loan, interest-only for the first 2 years and a $9.3 million floating-rate loan at LIBOR plus 4.00%. The balance was funded from cash invested by LUSHI. The floating-rate loan was fully repaid on December 23, 2004 from the proceeds of the Initial Closing. On October 20, 2004, Monument IV at Worldgate and its related debt were transferred from LUSHI to us, at LUSHI’s carrying cost. The results of operations of Monument IV at Worldgate are included in our consolidated financial statements beginning on October 20, 2004. We allocated the purchase price of Monument IV at Worldgate in accordance with SFAS No. 141 as follows:

Monument IV at Worldgate
Land	$5,185,895
Building	57,165,754
In place lease intangible (1)	7,074,631
Below-market lease intangible (1)	(9,818,736)

$59,607,544

(1)	The weighted average amortization period for the intangible assets and liabilities is 7 years.

On December 3, 2004, we acquired 100% interests in two single tenant industrial buildings in suburban Atlanta, Georgia. Havertys Furniture was built in 2002 and contains 511,000 square feet, and Hagemeyer Distribution Center was built in 2001 and contains 300,000 square feet. The Havertys Furniture and Hagemeyer Distribution Center leases expire in 2021 and 2013, respectively. The gross purchase price for the buildings was approximately $38.7 million, which was financed at closing by a series of four mortgage loans, two fixed-rate loans totaling $24.6 million at 5.23%, maturing in 10 years, interest-only for the first five years, and two floating-rate loans totaling $4.3 million at LIBOR plus 140 basis points (5.69% at December 31, 2005 and 3.68% at December 31, 2004) maturing in five years with an option to extend the term two additional years at a market rate. The balance of the purchase price was funded from cash invested by LUSHI. The buildings are on land subject to 50-year ground leases with de minimis annual rent payments and contain bargain purchase options in 2007 and 2010 for Havertys Furniture and Hagemeyer Distribution Center, respectively. We allocated the purchase price of Havertys Furniture and Hagemeyer Distribution Center in accordance with SFAS No. 141 as follows:

	Havertys Furniture	Hagemeyer Distribution Center
Land	$100	$100
Building	17,471,311	6,202,521
In place lease intangible (1)	2,878,555	1,113,170
Above / (below) -market lease intangible (1)	4,973,681	(84,581)
Land purchase rights (non-amortizing)	3,144,450	2,939,150

	$28,468,097	$10,170,360

(1)	The weighted average amortization period for the intangible assets and liabilities is 12 years and 8 years, for Havertys Furniture and Hagemeyer Distribution Center, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 10, 2005, we acquired a 100% interest in Georgia Door Sales Distribution Center, a 254,000 square-foot, single-tenant industrial building in suburban Atlanta, Georgia built in 1994 and expanded in 1996. The tenant’s lease expires in 2009. The gross purchase price was approximately $8.5 million funded by two mortgage loans, a $5.4 million, 5.31% fixed-rate, 10-year loan, interest-only for five years, and a $0.8 million variable-rate loan at LIBOR plus 140 basis points (5.69% at December 31, 2005) maturing in five years with an option to extend the term two additional years at a market rate. The remaining balance was funded by cash on hand. We allocated the purchase price of Georgia Door Sales Distribution Center in accordance with SFAS No. 141 as follows:

Georgia Door Sales Distribution Center
Land	$1,650,870
Building	5,571,806
In place lease intangible (1)	1,289,891
Below-market lease intangible (1)	(12,666)

$8,499,901

(1)	The weighted average amortization period for the intangible assets and liabilities is 4 years.

On June 30, 2005, we acquired a 100% interest in 105 Kendall Park Lane, a 409,000 square-foot, single-tenant industrial building in suburban Atlanta, Georgia built in 2002. The tenant’s lease expires in 2017. The gross purchase price was approximately $18.8 million, funded at closing by borrowings on our line of credit of $12.0 million and cash on hand. On August 15, 2005, we obtained a $13.0 million fixed-rate mortgage loan maturing in seven years at 4.92%, interest-only for the first four years. We allocated the purchase price of 105 Kendall Park Lane in accordance with SFAS No. 141 as follows:

105 Kendal Park Lane
Land	$2,655,900
Building	12,823,186
In place lease intangible (1)	2,202,437
Above-market lease intangible (1)	1,099,137

$18,780,660

(1)	The weighted average amortization period for the intangible assets is 12 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 1, 2005, we acquired a 100% interest in Waipio Shopping Center, a 137,000 square-foot, multi-tenant retail center in Hawaii, built in 1986 with lease expirations through 2034. The gross purchase price was approximately $30.5 million, funded at closing with borrowings on our line of credit of $15.0 million and cash on hand. On October 27, 2005, we obtained a $20.0 million fixed-rate mortgage loan, interest-only, maturing in five years at 5.15%. We allocated the purchase price of Waipio Shopping Center in accordance with SFAS No. 141 as follows:

Waipio Shopping Center
Land	$13,424,686
Building	14,756,055
In place lease intangible (1)	3,495,741
Below-market lease intangible (1)	(1,191,369)

$30,485,113

(1)	The weighted average amortization period for the intangible assets and liabilities is 16 years.

On December 21, 2005, we acquired a 100% interest in Marketplace at Northglenn, a 439,000 square-foot, multi-tenant retail center located ten miles north of downtown Denver, Colorado, that was redeveloped between 1999 and 2001 with lease expirations through 2020. The gross purchase price was approximately $91.5 million, funded at closing with a $64.5 million fixed-rate mortgage loan maturing in ten years at 5.50%, interest-only for the first two years, a $7.0 million borrowing on our line of credit and cash on hand. The acquisition included a $3.6 million Enhanced Sales Tax Incentive Program (“ESTIP”) note receivable from the local government that allows us to share in sales tax revenue generated by the retail center, which is expected to be repaid to us in full during 2008. The ESTIP note receivable is included in prepaid and other assets at December 31, 2005. We allocated the purchase price of Marketplace at Northglenn in accordance with SFAS No. 141 as follows:

Marketplace at Northglenn
Land	$15,657,642
Building	66,225,641
ESTIP note receivable	3,050,000
In place lease intangible (1)	9,110,310
Above-market lease intangible (1)	285,914
Below-market lease intangible (1)	(2,853,815)

$91,475,692

(1)	The weighted average amortization period for the intangible assets and liabilities is 6 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 28, 2006, we acquired a 100% interest in Metropolitan Park North, a 186,000 square-foot, multi-tenant office building with a five-level parking garage located in Seattle, Washington with lease expirations through 2016. The gross purchase price was approximately $89.2 million including closing costs and acquisition fees, funded at closing with a $61.0 million fixed-rate mortgage loan maturing in seven years at 5.73%, interest-only for the first four years, a $7.0 million borrowing on the line of credit and cash on hand. We allocated the purchase price of Metropolitan Park North in accordance with SFAS No. 141 as follows:

Metropolitan Park North (unaudited)
Land	$10,900,000
Building	64,006,369
In place lease intangible (1)	11,610,362
Above-market lease intangible (1)	2,850,859
Below-market lease intangible (1)	(188,530)

$89,179,060

(1)	The weighted average amortization period for the intangible assets and liabilities is 7 years.

NOTE 4—UNCONSOLIDATED REAL ESTATE AFFILIATES

Legacy Village

On August 25, 2004, we acquired a 46.5% membership interest in Legacy Village Investors, LLC which owns Legacy Village (“Legacy Village”), a 595,000 square-foot lifestyle center in Lyndhurst, Ohio, built in 2003. The aggregate consideration for the 46.5% ownership interest was approximately $35.0 million, which was funded at closing from capital invested by LUSHI. Legacy Village was encumbered by an approximate $97.0 million amortizing mortgage loan at 5.625% maturing on January 1, 2014. On October 24, 2004 we took out an $8.0 million variable-rate note, collateralized by our 46.5% ownership interest in Legacy Village and secured by the Fund, which was fully repaid on December 23, 2004 from the proceeds of the Initial Closing. On December 23, 2004 Legacy Village increased the existing mortgage loan by $10.0 million, under the same terms as the existing mortgage loan. Proceeds of the loan were distributed to the members pro rata in accordance with their ownership percentages.

The limited liability company agreement provides for a two-year preferred return to the Fund based on a formula of gross initial investment (approximately $79.9 million, which equals the aggregate consideration paid at acquisition plus our pro rata share of the existing mortgage debt) multiplied by 7.50% less pro rata debt service. The preferred return is distributed quarterly, provided sufficient cash flow exists to make the payment. Cash flow in excess of the preferred return will be distributed to the other members pro rata. Should cash flow not be sufficient to cover the preferred return, the managing member, an unrelated third party, shall be liable to pay the balance of the preferred return to the Fund. The preferred return period ends on August 24, 2006. From that date forward cash flow will be distributed to the members in proportion to their ownership interest.

111 Sutter Street

On March 29, 2005, we acquired an 80% membership interest in CEP Investors XII LLC which owns 111 Sutter Street (“111 Sutter Street”) in San Francisco, California, a 284,000 square-foot, multi-tenant office building built in 1926 and renovated in 2001. The aggregate consideration paid for the 80% membership interest

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was approximately $24.6 million. Additionally, we extended a $6.0 million short-term second mortgage loan to the limited liability company. The purchase price was funded by cash on hand of $18.9 million and a borrowing on our line of credit of $11.7 million. 111 Sutter Street was encumbered by an existing $48.9 million variable-rate mortgage loan at LIBOR plus 185 basis points. On June 22, 2005, the limited liability company finalized a $56.0 million fixed-rate mortgage loan maturing in 10 years at 5.58%. The majority of the proceeds from the loan were used to replace the existing mortgage loan debt on 111 Sutter Street and pay back the $6.0 million second mortgage loan to the Fund.

The limited liability company agreement requires unanimous approval of the members for all major decisions and designates the 20% member, an unrelated third party, to be the operating member, making the day-to-day operating decisions for the property. For their services, the operating member is entitled to a management fee and has an opportunity to earn a promoted return for meeting certain performance goals.

SUMMARIZED FINANCIAL INFORMATION OF INVESTMENTS IN UNCONSOLIDATED REAL ESTATE AFFILIATES

The following is summarized financial information for our unconsolidated real estate affiliates as of March 31, 2006, December 31, 2005 and 2004 and for the year ended December 31, 2005 and the period from May 28, 2004 (Inception) through December 31, 2004:

SUMMARIZED COMBINED BALANCE SHEETS—UNCONSOLIDATED REAL ESTATE AFFILIATES

	March 31, 2006 (Unaudited)	December 31,
		2005	2004
ASSETS
Investments in real estate	$176,764,385	$178,465,445	$116,869,904
Cash and cash equivalents	2,281,305	2,065,849	1,144,172
Other assets	27,700,591	29,409,226	7,693,545

TOTAL ASSETS	$206,746,281	$209,940,520	$125,707,621

LIABILITIES AND MEMBERS’ EQUITY
Mortgage notes and other debt payable	$159,648,467	$160,199,637	$106,313,386
Due to affiliate	642,570	632,585	2,310,936
Other liabilities	7,133,143	8,193,274	3,555,270

TOTAL LIABILITIES	167,424,180	169,025,496	112,179,592
Members’ Equity	39,322,101	40,915,024	13,528,029

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$206,746,281	$209,940,520	$125,707,621

Included in the March 31, 2006 and December 31, 2005 Summarized Combined Balance Sheets are the financial positions of Legacy Village and 111 Sutter Street. The December 31, 2004 Summarized Balance Sheet represents the financial position of Legacy Village.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FUND INVESTMENTS IN UNCONSOLIDATED REAL ESTATE AFFILIATES

	March 31, 2006 (Unaudited)	December 31,
		2005	2004
Members’ equity	$39,322,101	$40,915,024	$13,528,029
Less: other members’ equity	(13,530,982)	(13,755,725)	(7,714,086)
Purchase price in excess of ownership interest in Unconsolidated Real Estate Affiliates (a)	24,401,054	24,549,232	25,136,564

Fund Investments in Unconsolidated Real Estate Affiliates	$50,192,173	$51,708,531	$30,950,507

(a)	The purchase price in excess of our ownership interest in the equity of the unconsolidated real estate affiliates is attributable to a difference in the fair value of Legacy Village over its historical cost at acquisition plus the Fund’s own acquisition costs for Legacy Village and 111 Sutter Street. The excess is being amortized over the lives of the related assets and liabilities that make up the fair value difference, primarily buildings and improvements.

SUMMARIZED COMBINED STATEMENTS OF OPERATIONS—UNCONSOLIDATED REAL ESTATE AFFILIATES

	Three Months Ended March 31, 2006 (Unaudited)	Three Months Ended March 31, 2005 (Unaudited)	Year Ended December 31, 2005	For the Period From May 28, 2004 (Inception) Through December 31, 2004
Total revenues	$7,104,904	$4,603,080	$26,145,517	$6,188,106
Total operating expenses	4,912,269	1,741,933	17,809,571	4,249,268

Operating income	2,192,635	2,861,147	8,335,946	1,938,838
Total other expenses	2,233,518	2,559,020	8,245,595	1,915,482

Net income (loss)	$(40,883)	$302,127	$90,351	$23,356

Included in the three months ended March 31, 2006 Summarized Combined Statements of Operations are the results of operations for Legacy Village and 111 Sutter Street for the entire period. Included in the three months ended March 31, 2005 Summarized Combined Statement of Operations are the results of operations for Legacy Village for the entire period and the results of operations for 111 Sutter Street for the period from March 29, 2005 (acquisition date) to March 31, 2005.

Included in the year ended December 31, 2005, Summarized Combined Statements of Operations are the results of operations for Legacy Village for the entire period and the results of operations for 111 Sutter Street for the period from March 29, 2005 (acquisition date) to December 31, 2005. The Summarized Combined Statement of Operations for the period from May 28, 2004 (Inception) through December 31, 2004 represents the results of operations for Legacy Village, which was acquired on August 25, 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FUND EQUITY IN INCOME OF UNCONSOLIDATED REAL ESTATE AFFILIATES

	Three Months Ended March 31, 2006 (Unaudited)	Three Months Ended March 31, 2005 (Unaudited)	Year Ended December 31, 2005	For the Period From May 28, 2004 (Inception) Through December 31, 2004
Net income (loss) of Unconsolidated Real Estate Affiliates	$(40,883)	$302,127	$90,351	$23,356
Other members’ share of net loss (income)	28,619	(7,233)	66,246	—
Depreciation of purchase price in excess of ownership interest in Unconsolidated Real Estate Affiliates	(52,499)	(40,754)	(147,321)	(17,785)
Other income from Unconsolidated Real Estate Affiliates	—	—	106,791	—

Fund equity in income (loss) of Unconsolidated Real Estate Affiliates	$(64,763)	$254,140	$116,067	$5,571

NOTE 5—CONSOLIDATED VARIABLE INTEREST ENTITIES

On December 31, 2004, we extended an approximate $24.8 million mortgage loan to an unrelated real estate developer secured by a 722,000 square-foot, single-tenant industrial building, TNT Logistics, located in Monee, Illinois, built in 2004. The tenant has 10 years remaining on the non-cancelable lease term. The loan requires monthly interest-only payments equal to the base rent paid by the tenant. The loan matures on February 28, 2006. We are responsible for expenses not subject to reimbursement by the tenant. Simultaneous with the signing of the loan agreement, we entered into an option agreement to purchase TNT Logistics between January 1, 2006 and February 17, 2006 and to close the purchase on or before February 28, 2006. The purchase price is the remaining loan balance plus a $500,000 option payment, which is held in escrow (See Note 14 Subsequent Events for an update). Based on the provisions of FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities” (“FIN 46(R)”), TNT Logistics is consolidated in the Fund.

The developer finalized a $4.6 million Tax Increment Financing Note (a “TIF Note”) issued by the Village of Monee on April 13, 2005, which will reimburse to us approximately 90% of the real estate tax payments made on the property for the next 17 years or until the TIF note receivable is repaid. The TIF Note bears interest at 7%.

We allocated the purchase price of TNT Logistics in accordance with SFAS No. 141 as follows:

TNT Logistics
Land	$4,300,000
Building	14,002,927
In place lease intangible (1)	2,214,983
TIF Note	4,647,907

$25,165,817

(1)	The weighted average amortization period for the intangible assets is 10 years.

On March 23, 2005, we took out a fixed-rate $16.7 million mortgage loan secured by our investment in TNT Logistics, maturing in 7 years, at 5.05%. The loan is interest-only for the first two years. The proceeds of the loan were used to fund the acquisition of 111 Sutter Street. On March 30, 2006, we acquired a 100% interest in TNT Logistics.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 21, 2005, we acquired a 95% membership interest in a limited liability company that owns a portfolio of leasehold interests in fifteen medical office buildings encompassing over 755,000 square-feet of space located throughout Southern California and the greater Phoenix metropolitan area, the Pacific Medical Office Portfolio. The buildings were built between 1979 and 1997 and have lease expirations through 2016 and are all subject to ground leases expiring in 2078. The total aggregate consideration paid for our 95% membership interest was approximately $132.8 million. Pacific Medical Office Portfolio was encumbered by four existing fixed-rate mortgage loans totaling $84.3 million maturing in 2013 and 2014 at a weighted average interest rate of 5.77%, interest-only until November 2006. The remaining purchase price was funded with cash on hand. The other member, owning a 5% interest, is an unrelated third party who performs property management services for the portfolio of buildings. Pacific Medical Office Portfolio was consolidated into the Fund based on the provisions of FIN 46(R). We allocated the purchase price of the Pacific Medical Portfolio in accordance with SFAS No. 141 as follows:

Pacific Medical Portfolio
Building	$105,115,323
In place lease intangible (1)	20,117,757
Above-market lease intangible (1)	1,658,320
Ground lease intangible (2)	12,674,421
Tenant improvement and lease commission funding commitment (3)	5,146,895
Debt assumption fee (4)	843,040
Below-market lease intangible (1)	(2,757,456)
Debt premium	(2,282,854)
Assumption of mortgage notes payable	(84,304,000)

$56,211,446

(1)	The weighted average amortization period for the in place and above-and below-market lease intangible assets and liabilities is 4 years.
(2)	The weighted average amortization period for the intangible ground leases is 72 years.
(3)	Tenant improvements and lease commission funding is non-amortizing until the commitment is spent, then will be amortized over the life of the respective leases.
(4)	The weighted average amortization period for the debt assumption fee is 8 years.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6—MORTGAGE NOTES AND OTHER DEBT PAYABLE

Mortgage notes payable have various maturities through 2016 and consist of the following:

					Amount Payable as of
Property	Maturity Date	Fixed / Floating	Rate	March 31, 2006 (Unaudited)	December 31, 2005	December 31, 2004
Monument IV at Worldgate	September 1, 2011	Fixed	5.29%	$ 38,000,000	$38,000,000	$38,000,000
Havertys Furniture	January 1, 2015	Fixed	5.23%	18,100,000	18,100,000	18,100,000
Havertys Furniture	January 1, 2010	Floating	LIBOR + 1.40%	3,250,000	3,250,000	3,250,000
Havertys Furniture	January 1, 2015	Fixed	6.19%	8,983,741	6,636,602	—
Hagemeyer Distribution Center	January 1, 2015	Fixed	5.23%	6,500,000	6,500,000	6,500,000
Hagemeyer Distribution Center	January 1, 2010	Floating	LIBOR + 1.40%	1,000,000	1,000,000	1,000,000
Georgia Door Sales Distribution Center	January 1, 2015	Fixed	5.31%	5,400,000	5,400,000	—
Georgia Door Sales Distribution Center	January 1, 2010	Floating	LIBOR + 1.40%	750,000	750,000	—
TNT Logistics	April 1, 2012	Fixed	5.05%	16,700,000	16,700,000	—
105 Kendall Park Lane	September 1, 2012	Fixed	4.92%	13,000,000	13,000,000	—
Waipio Shopping Center	November 1, 2010	Fixed	5.15%	19,950,000	19,950,000	—
Marketplace at Northglenn	January 1, 2016	Fixed	5.50%	64,500,000	64,500,000	—
Pacific Medical Office Portfolio	November 1, 2013	Fixed	5.75%	17,832,000	17,832,000	—
Pacific Medical Office Portfolio	November 1, 2013	Fixed	5.75%	15,520,000	15,520,000	—
Pacific Medical Office Portfolio	November 1, 2013	Fixed	5.75%	16,072,000	16,072,000	—
Pacific Medical Office Portfolio	March 1, 2014	Fixed	5.79%	34,880,000	34,880,000	—
Metropolitan Park North	April 1, 2013	Fixed	5.73%	61,000,000	—	—

				341,437,741	278,090,602	66,850,000
Debt premium on assumed debt				2,199,521	2,270,859	—
Line of credit				7,000,000	—	—

				$350,637,262	$280,361,461	$66,850,000

We recognized a $2,282,854 premium on the debt, with an effective interest rate of 5.41%, assumed from the Pacific Medical Office Portfolio acquisition. Also included in mortgage notes and other debt payable is $83,333 and $11,995 of debt premium accumulated amortization at March 31, 2006 (unaudited) and December 31, 2005, respectively.

Aggregate principal payments of mortgage notes payable as of December 31, 2005 are as follows:

Year	Amount
2006	$194,293
2007	1,967,332
2008	3,130,911
2009	3,449,344
2010	29,252,062
Thereafter	240,096,660

Total	$278,090,602

Land, buildings, equipment, and acquired intangible assets related to the mortgage notes payable, with an aggregate cost of approximately $510 million, $417 million and $107 million at March 31, 2006 (unaudited), December 31, 2005 and 2004, respectively, have been pledged as collateral.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Line of Credit

In late 2004, we entered into a $10.0 million line of credit agreement to cover short-term capital needs for acquisitions and operations. The line of credit bore interest at LIBOR plus 1.50% or the prime rate. The line of credit was increased to $15.0 million on March 29, 2005. On December 21, 2005 we cancelled the existing line of credit and obtained a new $30.0 million line of credit, which can be expanded to $50.0 million once the Fund reaches $300 million in NAV (Refer to Note 7), subject to certain financial covenants. The line of credit expires on December 21, 2006, but can be renewed for one year upon the agreement of the borrower and lender. The new line of credit carries interest at rates that approximate LIBOR plus 1.80% or a base rate, which is the greater of (i) the interest rate per annum announced from time to time by the lender, as its prime rate or (ii) the Federal Funds effective rate plus 0.75% as determined by the lender dependent on the length of time we expect the loan to be outstanding. No borrowings were outstanding on the lines of credit at December 31, 2005 or 2004. We had drawn $7.0 million on the line of credit as of March 31, 2006 (unaudited) to fund the acquisition of Metropolitan Park North.

NOTE 7—COMMON STOCK

Share Price Calculation

The Current Share Price of the Common Stock (the “Current Share Price”) is established quarterly based on the following valuation methodology, which may be modified from time to time by our board of directors.

Net Asset Value Calculation. The Net Asset Value of the Fund (“NAV”) is determined as of the end of each of the first three quarters of a fiscal year, within thirty (30) calendar days following the end of such quarter. The Fund’s year-end NAV is determined after the completion of our year-end audit. NAV is determined as follows: (i) the aggregate fair value of (A) our interests in the real estate investments (“Investments”) plus (B) all other assets of the Fund, minus (ii) the aggregate fair value of our indebtedness and other outstanding obligations as of the determination date.

We have retained Duff & Phelps, LLC (the “Valuation Consultant”) to assist us in the valuation of our real estate investments. The Valuation Consultant identifies and retains independent third-party real estate appraisal firms (the “Appraisal Firms”), that appraise each Investment annually beginning one year after acquisition. During the first three quarters after acquisition, the Investment will be carried at capitalized cost and is reviewed quarterly for material events.

For each of the three quarters following the independent appraisal of a particular Investment, the Valuation Consultant is responsible for determining the value of such Investment based on its review of the appraisal and material changes at the property or market level. The Valuation Consultant is also responsible for determining the value of the indebtedness related to each investment beginning one year after acquisition of the encumbered property and on a quarterly basis thereafter.

Current Share Price Calculation. The Current Share Price equals the NAV as of the end of each quarter divided by the number of outstanding shares of all classes of capital stock of the Fund at the end of such quarter. During the first three quarters of the calendar year, the Current Share Price is calculated based on the real estate investment values determined by the Valuation Consultant and unaudited supplemental consolidated fair value information presented with unaudited financial statements. Current Share Price is calculated based on the real estate values determined by the Valuation Consultant and the supplemental consolidated fair value information presented with our year-end audited financial statements.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2006 (unaudited) December 31, 2005 and 2004, the Current Share Price was $110.73, $108.08 and $100.00 per share, respectively.

Stock Subscriptions

We expect to sell additional Shares through private placements to accredited investors. All subscriptions are subject to the receipt of cleared funds from the investor prior to the applicable subscription date in the full amount of the subscription. The subscription amount paid by each prospective investor for Shares in the Fund will initially be held in an escrow account at an independent financial institution outside the Fund, for the benefit of the investors until such time as the funds are paid into the Fund to purchase Shares at the Current Share Price. Subscription funds will be held in the escrow account for no more than 100 days before we are required to issue the Subscribed Shares. For the three months ended March 31, 2006 (unaudited), we sold 202,082 Shares for $21.8 million to subscribers whose funds were held in the escrow account. No Shares were sold during the three months ended March 31, 2005 (unaudited). For the year ended December 31, 2005 and 2004, we sold 989,698 Shares worth $101.4 million and 936,100 Shares worth $93.6 million, respectively, to subscribers whose funds were held in the escrow account throughout the year. At December 31, 2005, $21.8 million of subscription commitments were held in escrow which will be brought into the Fund as needed for investment activities, but no later than April 1, 2006. Subscription commitments for the issuance of new Shares held in escrow are not included in our balance sheet.

Share Repurchase Program

Semi-Annual Tender Offers

Pursuant to our Share Repurchase Program (the “Repurchase Program”), we intend to provide liquidity to our stockholders by conducting semi-annual tender offers pursuant to which we expect to offer to repurchase a specific percentage, number or dollar amount of outstanding Shares (“Tender Offer Amount”) in January and July of each year. The Tender Offer Amount for each January and July tender offer, if any, will depend on a variety of factors, including our available liquidity, available borrowing under our credit facility and the amount of proceeds from our most recent offering of Shares. Such determinations will be made by our board of directors prior to each such tender offer and will be communicated to stockholders.

No Obligation to Repurchase Shares

We will only offer to repurchase Shares through semi-annual tender offers and then only to the extent that we have sufficient cash available to repurchase Shares consistent with principles of prudent portfolio management and to the extent that such repurchases (i) are consistent with applicable REIT rules and federal securities laws and (ii) would not require the Fund to register as an investment company under the Investment Company Act. We do not guarantee, however, that sufficient cash will be available at any particular time to fund repurchases of our Shares, and we will be under no obligation to conduct such tender offers or to make such cash available. In determining the Tender Offer Amount, we will act in the best interest of the stockholders and may take into account our need for cash to pay operating expenses, debt service, distributions to stockholders and other obligations.

Dividend Reinvestment Plan

Stockholders may participate in a dividend reinvestment plan under which all dividends will automatically be reinvested in additional Shares. The number of Shares issued under the dividend reinvestment plan will be determined based on the Current Share Price as of the reinvestment date. For the three months ended March 31, 2006 (unaudited), we issued 7,313 Shares for approximately $762,000 under the plan. For the year ended December 31, 2005, we issued 12,145 Shares for $1.2 million under the plan.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8—RENTALS UNDER OPERATING LEASES

We receive rental income from operating leases. The minimum future rentals from consolidated properties based on operating leases in place at December 31, 2005 are as follows:

Year	Amount
2006	$28,322,870
2007	26,427,757
2008	24,383,333
2009	22,159,639
2010	19,879,243
Thereafter	79,557,125

Total	$200,729,967

Minimum future rentals do not include amounts which are payable by certain tenants based upon a percentage of their gross sales or as reimbursement of property operating expenses.

During the three months ended March 31, 2006 (unaudited), Fannie Mae accounted for 13% of minimum base rents. During the three months ended March 31, 2005 (unaudited), Fannie Mae, TNT Logistics North America, Inc. and Havertys Furniture Companies, Inc. accounted for 46%, 21% and 20% of minimum base rents, respectively.

During the year ended December 31, 2005, Fannie Mae, Havertys Furniture Companies, Inc. and TNT Logistics North America, Inc. accounted for 37%, 17% and 16% of minimum base rents, respectively. During the period from May 28, 2004 (Inception) through December 31, 2004, Fannie Mae and Havertys Furniture Companies, Inc. accounted for 79% and 14% of minimum base rents, respectively.

NOTE 9—RELATED PARTY TRANSACTIONS

Under the terms of the Management and Advisory Agreements, we pay each the Manager and Advisor an annual fixed fee equal to 0.75% of NAV, calculated quarterly. Management and Advisory fees for the three months ended March 31, 2006 (unaudited) and 2005 (unaudited) were $817,298 and $281,296, respectively, $817,298 of which is included in manager and advisor fees payable at March 31, 2006 (unaudited). Management and Advisory fees for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004 were $1,873,195 and $27,424, respectively, $686,599 and $27,424 of which is included in manager and advisor fees payable at December 31, 2005 and 2004, respectively.

Under the terms of the Management and Advisory Agreements, we pay the Manager and Advisor an aggregate annual variable fee equal to 7.50% of the Variable Fee Base Amount, as defined in the Advisory Agreement, calculated quarterly. Before the Fund’s NAV exceeded $100 million, the variable fee was allocated entirely to the Advisor. The Fund’s NAV exceeded $100 million on April 1, 2005 and a portion of variable fee is now allocated to the Manager, with the remainder allocated to the Advisor. The Manager will be allocated an increasing proportion of the variable fee as the Fund’s NAV increases, up to a maximum of 1.87% of the 7.50% fee paid to the Manager and the Advisor if the Fund’s NAV is $850 million or more. The total variable fee for the three months ended March 31, 2006 (unaudited) and 2005 (unaudited) was $274,526 and $113,456, respectively, $274,526 of which is included in manager and advisor fees payable at March 31, 2006 (unaudited). The total variable fee for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004 was $685,194 and $3,000, respectively, $460,052 and $3,000 of which is included in manager and advisor fees payable at December 31, 2005 and 2004, respectively.

The Advisor receives an acquisition fee of 0.50% of the acquisition cost of each property acquired for us. Total acquisition fees for the three months ended March 31, 2006 (unaudited) and 2005 (unaudited) were $490,410 and $379,573, respectively, of which $490,410 is included in manager and advisory fees payable at

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2006 (unaudited). Total acquisition fees for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004 were $1,741,811 and $1,010,383, respectively, of which $1,117,559 and $124,008 is included in manager and advisory fees payable at December 31, 2005 and 2004, respectively. The Advisor may pay certain third-party due diligence costs related to acquisitions or unsuccessful acquisitions, which are reimbursable by us. Total reimbursed due diligence costs related to successful investments made by us for the three months ended March 31, 2006 (unaudited) and 2005 (unaudited) were $47,218 and $24,204, respectively, none of which is included in accounts payable and other accrued expenses at March 31 2006 (unaudited). Total reimbursed due diligence costs for the year ended December 31, 2005 were $353,610 of which $76,936 is included in accounts payable and other accrued expenses at December 31, 2005, related to successful investments made by us. Total reimbursable due diligence costs for 2004 were $195,552 of which $24,204 were included in accounts payable at December 31, 2004. For 2004, reimbursable due diligence costs included $101,904 of expenses related to a proposed acquisition that did not occur, these costs were expensed. Acquisition fees and due diligence costs for successful acquisitions are capitalized as part of the real estate acquisition.

On December 23, 2004, we entered into an expense limitation and reimbursement agreement with the Manager, which limits certain Fund expenses to 0.75% of NAV annually. The expenses subject to the limitation include fees paid to the valuation consultant, auditors, stockholder administrator, legal counsel related to the organization of the Fund or share offering, printing costs, mailing costs, fees associated with the board of directors, cost of maintaining directors and officers insurance, blue sky fees and all Fund-level organizational costs. Expenses in excess of the limitation will be carried forward for up to three years and may be reimbursed to the Manager in a year that Fund expenses are less than 0.75% of NAV, but only to the extent Fund expenses do not exceed the expense limitation. Fund expenses for the three months ended March 31, 2006 (unaudited) and 2005 (unaudited) were limited to $408,649 and $140,648, respectively, and therefore the Manager will carry forward $65,750 (unaudited) of Fund expenses as of March 31, 2006 that may be incurred in the future. The Fund carried forward $384,905 (unaudited) of expenses at March 31, 2005. Fund expenses for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004 were limited to $936,598 and $13,712, respectively, and therefore the Manager will carry forward $225,525 as of December 31, 2005 of Fund expenses that may be reimbursed in future years. To the extent expenses can not be allocated to the Fund in future years due to the expense limitation, these expenses will be borne by the Manager. The expense limitation agreement expires on December 23, 2006.

The Manager and Advisor agreed to waive a portion of their fees and expenses calculated on NAV greater than approximately $75 million until we were able to acquire additional real estate assets and appropriately leverage the portfolio. Total waived fees and expenses for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004 were approximately $69,300 and $10,800, respectively. On April 1, 2005 the Manager and Advisor terminated the waiver.

Jones Lang LaSalle Americas, Inc. (“JLL”), an affiliate of LaSalle, was paid $4,500 each quarter for property management services performed at Monument IV for the three months ended March 31, 2006 (unaudited) and 2005 (unaudited) and was paid $18,000 and $6,000 for property management services performed at Monument IV for the year ended December 31, 2005 and for the period from May 28, 2004 (Inception) through December 31, 2004, respectively. JLL was also paid a $483,750 loan placement fee related to the debt on Northglenn.

The placement agent for the Fund is UST Securities Corp., an affiliate of the Manager. The placement agent receives no compensation from us for its services.

NOTE 10—COMMITMENTS AND CONTINGENCIES

From time to time, we have entered into contingent agreements for the acquisition of properties. Such acquisitions are subject to satisfactory completion of due diligence.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As part of the acquisition of the TNT Logistics property, in exchange for $500 we were granted an option to purchase a portion of adjacent land if the tenant chooses to expand its facility in accordance with the terms of its lease. If the tenant exercises its option to expand its facility, then we can acquire the additional portion of land subject to the terms and conditions of that certain Expansion Option Agreement dated as of December 31, 2004, which agreement provides among other things the terms and conditions pursuant to which the purchase price for the adjacent land shall be determined.

In February 2005, Havertys Furniture gave us an expansion notice which required us to expand the building by 297,000 square feet at an approximate cost of $11.7 million. In July 2005 the tenant signed a lease amendment that extended its lease term through 2021. Construction began in May 2005 and was completed in April 2006. On December 30, 2005, we obtained an $11.5 million fixed-rate construction loan, of which $9.0 million and $6.6 million had been borrowed at March 31, 2006 (unaudited) and December 31, 2005. The loan matures in nine years bearing interest at 6.19%, interest-only for the first four years. We expect to borrow the remaining balance on the loan during the first half of 2006. As of March 31, 2006 (unaudited) and December 31, 2005, we had incurred $10.1 million and $8.1 million in construction costs, respectively. The remaining costs were incurred in April 2006.

As part of the negotiations for the acquisition of 105 Kendall Park Lane, we entered into an agreement with the tenant to replace a truck parking lot and improve the efficiency of the property’s drainage system. Total cost of these projects is expected to be approximately $300,000.

We are subject to ground lease payments of $35 per year for 72 years on the fifteen buildings in the Pacific Medical Office Portfolio.

As part of the acquisition of Pacific Medical Office Portfolio, the limited liability company that we invested in which owns the portfolio, entered into an option agreement that gives the seller the right to effect a put to sell two medical office buildings to the limited liability company between March 21, 2007 and June 21, 2007. During the same exercise period, the limited liability company will have the right to effect a call to buy the two medical office buildings. The purchase price will be equal to the net operating income of the two buildings (projected forward for twelve months, subject to adjustments) divided by a cap rate of 7.75%. No initial investment was required by the limited liability company, but we put up a $500,000 deposit as collateral for the contract. If neither party exercises the option by the expiration of the agreement, the contract becomes null and void and the deposit will be returned to us. The deposit will be impounded by the seller if the limited liability company fails to purchase the buildings after the put option notice has been given.

At acquisition, the Pacific Medical Office Portfolio mortgage debt required that we deposit $1.6 million into an escrow account to fund future capital expenditures, tenant improvements and leasing commissions. Additionally, we are required to deposit approximately $590,000 into this escrow account during 2006, which we expect to be funded from operating cash flows generated by the Pacific Medical Office Portfolio.

The $61.0 million mortgage loan secured by Metropolitan Park North requires that on or before April 1, 2009, we are obligated to post a $3.9 million reserve in escrow to cover costs of certain tenant improvements, leasing commissions, rent concessions, and lost rental income in connection with re-leasing space to a major tenant of the building. If the tenant provides written notice of its intent to exercise its lease renewal option by September 30, 2010, the lender will return the $3.9 million deposit to us. If the tenant fails to provide notice of its renewal, we are obligated to post an additional $2.8 million deposit into the escrow. The lender will return the reserve to us if the following conditions are met: (1) no default has occurred and remains outstanding; and (2) either the tenant has exercised its renewal options or the space has been re-leased to a new tenant(s).

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In January 2004, the FASB issued FIN 46(R), to improve financial reporting for special purpose and other entities. FIN 46(R) requires the consolidation of entities that meet the definition of a variable interest entity in which an enterprise absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. As a result of this pronouncement, we have consolidated TNT Logistics and the Pacific Medical Office Portfolio. We expect FIN 46(R) to have an impact on future acquisitions.

In December 2004, the FASB issued Statement 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS 153”). This Statement was a result of a joint effort by the FASB and the International Accounting Standards Board to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, for nonmonetary exchanges of similar productive assets. SFAS 153 replaces this exception with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 will be applied prospectively and is effective for nonmonetary asset exchanges occurring in the Fund’s year ending December 31, 2006 and thereafter. We will apply SFAS 153 to future transactions, as appropriate. We do not expect SFAS 153 to have a significant impact on our consolidated financial statements.

During 2004, the Emerging Issues Task Force (“EITF”) reached consensus on EITF 02-14: “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock”. Under the guidance of EITF 02-14, an investor that has the ability to exercise significant influence over the operating and financial policies of the investee should apply the equity method of accounting only when it has an investment(s) in common stock and/or an investment that is in-substance common stock. Under the EITF guidance, in-substance common stock is an investment in an entity that has risk and reward characteristics that are substantially similar to that entity’s common stock. The conclusions reached in this EITF are consistent with the accounting treatment applied to our investments in Legacy Village and 111 Sutter Street. We expect EITF 02-14 will have an impact on future acquisitions.

During 2004, the EITF reached a consensus on EITF 03-13: “Applying the Conditions in Paragraph 42 of FASB Statement 144 in Determining Whether to Report Discontinued Operations”. EITF 03-13 establishes an approach for evaluating whether the criteria in paragraph 42 of Statement 144 have been met for purposes of classifying the results of operations of a component of an entity that either has been disposed of or is classified as held for sale as discontinued operations. The guidance introduces a new concept of “direct” and “indirect” cash flows when considering the significance of continuing cash flows under Statement 144 and stipulates that continuing involvement in the operations of the disposed component under Statement 144 provides the ongoing entity with the ability to influence the operating and/or financial policies of the disposed component. The consensuses in EITF 03-13 have been applied in our financial statements for the year ended December 31, 2005. EITF 03-13 did not have a significant impact on our consolidated financial statements.

During 2004, the EITF reached consensus on EITF 03-16: “Accounting for Investments in Limited Liability Companies”. Under the guidance of EITF 03-16, an investment in a limited liability company (“LLC”) that maintains a “specific ownership account” for each investor (similar to a partnership capital account structure) should be viewed as similar to an investment in a limited partnership for purposes of determining whether a noncontrolling investment in an LLC should be accounted for using the cost method or the equity method. The guidance does not apply to investments in LLCs that are required to be accounted for as debt securities pursuant to

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

paragraph 14 of FASB Statement 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. The consensuses in EITF 03-16 have been applied in our financial statements for the year ended December 31, 2005. EITF 03-16 did not have a significant impact on our consolidated financial statements.

In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Asset Retirement Obligations. FIN 47 provides clarification of the term “conditional asset retirement obligation” as used in SFAS 143, defined as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Under this standard, an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 became effective in our fiscal year ended December 31, 2005. The adoption of FIN 47 did not have a material effect on our consolidated financial statements, but may have an impact in the future depending upon the types of investments made by the Fund. One of our unconsolidated properties contains a small amount of asbestos. The asbestos has been appropriately contained, in accordance with current environmental regulations. The unconsolidated real estate affiliate has determined that the asset meets the criteria specified in FIN 47 for conditional asset retirement obligations and has recorded a liability of approximately $53,000 on its balance sheet at December 31, 2005.

In June 2005, the EITF reached a consensus on EITF 04-5: “Determining Whether a General Partner, or General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”. EITF 04-5 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. A general partner is assumed to control the limited partnership unless the limited partners have substantive kick-out rights or substantive participation rights. The consensus applies to new and modified agreements as of June 29, 2005 and will be applied to existing agreements beginning January 1, 2006. We do not expect EITF 04-5 to have a significant impact on our consolidated financial statements.

In July 2005, the FASB issued FASB Staff Position (“FSP”) SOP 78-9-1: “Interaction of AICPA Statement of Position 78-9 and EITF Issue No. 04-5.” This FSP eliminates the concept of “important rights” in paragraph .09 of SOP 78-9 and replaces it with the concepts of “kick-out rights” and “substantive participating rights” as defined in Issue 04-5. This FSP also amends paragraph .07 of SOP 78-9 to be consistent with revised paragraph .09. The Board believes that the effect of the rights held by minority partners on the assessment of control, and therefore consolidation, of a general partnership should be the same as the evaluation of limited partners’ rights in a limited partnership. The consensus applies to new and modified agreements as of June 29, 2005 and will be applied to existing agreements beginning January 1, 2006. We do not expect FSP SOP 78-9-1 to have a significant impact on our consolidated financial statements.

In April 2006, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-6: “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)”. This FSP addresses how reporting entities should determine the variability to be considered in applying FIN 46(R), which will affect calculations of expected losses and expected residual returns, if such a calculation is necessary. FSP FIN 46(R)-6 will be applied prospectively to all variable interest entities beginning the first day of the first reporting period after June 15, 2006. We have disclosed TNT Logistics and the Pacific Medical Office Portfolio as variable interest entities. We expect FSP FIN 46(R)-6 to have an impact on future acquisitions.

NOTE 12—DISTRIBUTIONS PAYABLE

On December 15, 2005, our Board of Directors declared a $1.75 per share distribution to Stockholders of record as of December 15, 2005, payable on February 3, 2006.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13—QUARTERLY FINANCIAL INFORMATION

EXCELSIOR LASALLE PROPERTY FUND, INC.

QUARTERLY FINANCIAL INFORMATION

(UNAUDITED)

	Three Months Ended March 31, 2005	Three Months Ended June 30, 2005	Three Months Ended September 30, 2005	Three Months Ended December 31, 2005
Total revenues	$2,976,368	$3,100,702	$3,890,467	$5,035,530
Operating income	$1,248,549	$882,595	$1,158,920	$1,079,175
Net income (loss)	$575,102	$(267,397)	$212,586	$(497,075)

Income (loss) per share-basic and diluted	$0.61	$(0.25)	$0.16	$(0.28)

Weighted average common stock outstanding-basic and diluted	936,100	1,066,873	1,345,983	1,757,809

	For the Period From May 28, 2004 (Inception) Through June 30, 2004	Three Months Ended September 30, 2004	Three Months Ended December 31, 2004
Total revenues	$—	$—	$1,517,883
Operating income (loss)	$—	$(101,904)	$855,617
Net loss	$—	$(50,276)	$(12,127)

Loss per share-basic and diluted	$—	$(50.28)	$(0.13)

Weighted average common stock outstanding-basic and diluted	451	1,000	92,477

All significant fluctuations within the quarters are attributable to acquisitions made by us during 2004 and 2005.

NOTE 14—SUBSEQUENT EVENTS

On January 9, 2006, Havertys Furniture took occupancy and began paying rent on approximately 156,000 square feet of the 297,000 square foot property expansion.

On February 3, 2006, we sold 7,313 shares of Common Stock for approximately $762,000 in conjunction with the dividend reinvestment plan.

On February 6, 2006, we entered into a purchase agreement to acquire Metropolitan Park North, a 186,000 square foot multi-tenant office building with a five level parking garage located in Seattle, Washington. We placed into escrow a $5.0 million non-refundable deposit on the acquisition, funded by borrowings on our line of credit. On March 28, 2006, we acquired the property for a gross purchase price of approximately $89.2 million including closing costs and acquisition fees.

On February 7, 2006, we placed a $1.2 million non-refundable deposit, funded by borrowings on our line of credit, on a $61.0 million mortgage loan to be secured by Metropolitan Park North, maturing in seven years at a

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fixed-rate of 5.73%, interest-only for the first four years. The acquisition and related financing closed on March 28, 2006. The loan requires that on or before April 1, 2009, we are obligated to post a $3.9 million reserve in escrow to cover costs of certain tenant improvements, leasing commissions, rent concessions, and lost rental income in connection with re-leasing space to a major tenant of the building. If the tenant provides written notice of its intent to exercise its lease renewal option by September 30, 2010, the lender will return the $3.9 million deposit to us. If the tenant fails to provide notice of its renewal, we are obligated to post an additional $2.8 million deposit into the escrow. The lender will return the reserve to us if the following conditions are met: (1) no default has occurred and remains outstanding; and (2) either the tenant has exercised its renewal options or the space has been re-leased to a new tenant(s).

On February 15, 2006, Havertys Furniture took occupancy and began paying rent on approximately 36,000 square feet of the 297,000 square foot property expansion.

On February 27, 2006, we sold 202,082 shares of Common Stock for $21.8 million. Proceeds of the stock issuance were used to pay back borrowings on our line of credit of approximately $9.0 million. Excess proceeds were used to fund the acquisition of Metropolitan Park North.

On February 28, 2006, we extended the maturity date on the mortgage loan receivable for TNT Logistics to March 31, 2006 to allow the seller of the property to complete physical issues on the property and work through an existing legal dispute with the tenant. During 2005, homeowners adjacent to the TNT Logistics property filed a complaint with the Illinois Pollution Control Board (“IPCB”) against TNT Logistics North America, Inc. (the “tenant”), alleging excessive noise pollution. The IPCB has not ruled on the homeowners’ complaint as of June 1, 2006. On December 27, 2005, the tenant filed a lawsuit against the developer of the property claiming, among other things, that the developer has the obligation to indemnify the tenant against damages attributable to the complaint filed by the homeowners. The lawsuit has not been ruled on by the Federal District Court. The developer of the property is unrelated to us and we are neither a party to the complaint with the IPCB or the lawsuit. We hired legal counsel to evaluate the IPCB complaint and lawsuit prior to our acquiring the property to evaluate any potential risks to the Fund. Based on consultations with counsel, we concluded that the Fund had limited exposure from those claims. The value of this property could, however, be diminished if it were determined that the tenant could no longer use the property pursuant to its lease agreement. On March 30, 2006, we acquired the TNT Logistics property for the outstanding loan balance plus the $500,000 option payment.

On March 1, 2006, Havertys Furniture took occupancy and began paying rent on approximately 32,000 square feet of the 297,000 square foot property expansion.

On March 2, 2006, we borrowed an additional $2.3 million on the Havertys Furniture construction loan for construction costs incurred on the expansion.

On March 22, 2006, our Board of Directors declared a $1.75 distribution per Share to stockholders of record as of February 24, 2006, payable on May 5, 2006.

On March 27, 2006, we borrowed $7.0 million on our line of credit to fund the Metropolitan Park North acquisition.

On April 10, 2006, we completed the 297,000 square foot property expansion at Havertys Furniture, which took occupancy and began paying rent on approximately 73,000 square feet of the remaining expansion area on that date.

EXCELSIOR LASALLE PROPERTY FUND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 12, 2006, $30.6 million of subscription commitments were placed in an escrow account with the Manager. Shares will be issued and these funds will be brought into the Fund as needed for investment activities, but no later than July 20, 2006. Subscription commitments for the issuance of new Shares held in escrow are not included in our balance sheets. Such funds held in escrow were brought into the Fund on May 19, 2006 (see below).

On May 5, 2006, we borrowed an additional $3.0 million on our line of credit to fund working capital needs.

On May 5, 2006, we sold 8,198 shares of Common Stock for approximately $886,000 in conjunction with the dividend reinvestment plan.

On May 11, 2006, we borrowed an additional $1.1 million on the Havertys Furniture construction loan.

On May 15, 2006, we repaid $1.0 million on our line of credit from the proceeds of the Havertys Furniture construction loan draw.

On May 19, 2006, we sold 277,256 shares of Common Stock for $30.7 million. Proceeds of the sale were used to pay off the remaining $9.0 million balance on the line of credit and pay off the $5.0 of variable rate mortgage debt on May 25, 2006. The remaining $16.7 million was invested in cash and cash equivalents and will be used to fund future acquisitions.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Members of

Legacy Village Investors, LLC:

We have audited the accompanying balance sheet of Legacy Village Investors, LLC (the “Company”) as of December 31, 2005, and the related statements of operations, members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Cleveland, Ohio

February 28, 2006

LEGACY VILLAGE INVESTORS, LLC

BALANCE SHEET

AS OF DECEMBER 31, 2005 AND 2004 (UNAUDITED)

	2005	2004
		(Unaudited)
ASSETS

ASSETS:
Real Estate Assets—net	$115,102,636	$117,325,235
Cash	1,431,769	1,144,172
Restricted cash	78,385	—
Escrow deposits	1,438,685	1,749,828
Accounts receivable (Net of allowance of $173,372 in 2005 and $0 (unaudited) in 2004)	1,420,170	1,102,941
Deferred rental income receivable	1,115,322	329,148
Deferred loan and leasing costs (net of accumulated amortization of $650,701 in 2005 and $147,812 (unaudited) in 2004)	3,566,255	3,990,042
Prepaid expenses	95,045	66,255

TOTAL	$124,248,267	$125,707,621

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES:
Mortgages payable	$104,199,637	$106,313,386
Accrued interest	488,436	463,026
Real estate taxes payable	3,418,158	1,422,168
Accounts payable and accrued expenses	763,147	406,804
Security deposits and prepaid rent	308,168	197,789
Members’ distributions payable	739,058	648,998
Capital leases payable	446,108	416,485
Due to affiliate	632,585	2,310,936

	110,995,297	112,179,592

COMMITMENTS AND CONTINGENCIES (Note 11)

MEMBERS’ EQUITY	13,252,970	13,528,029

TOTAL	$124,248,267	$125,707,621

See notes to financial statements.

LEGACY VILLAGE INVESTORS, LLC

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005 AND THE PERIOD

AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

	2005	2004
		(Unaudited)
REVENUES:
Rental income	$12,604,148	$4,456,535
Recoverable tenant income	6,225,034	1,719,589
Other property related income	11,344	11,488

	18,840,526	6,187,612

OPERATING EXPENSES:
Property operating expenses	3,639,469	1,543,267
Management fees	722,010	208,768
Real estate taxes	3,418,158	1,002,512
General and administrative expenses	207,640	28,305
Depreciation and amortization	4,439,441	1,438,303

	12,426,718	4,221,155

OPERATING INCOME	6,413,808	1,966,457

OTHER INCOME (EXPENSE):
Interest income	48,263	9,495
Other income	13,338	493
Interest expense	(6,053,827)	(1,953,089)

	(5,992,226)	(1,943,101)

NET INCOME	$421,582	$23,356

See notes to financial statements.

LEGACY VILLAGE INVESTORS, LLC

STATEMENT OF MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2005 AND THE PERIOD

AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

	Legacy Village Partners LLC (Managing Member / Class A Member)	Legacy Village Holdings LLC (Class B Member)	National Electrical Benefit Fund (Class A Member)	The Northern Ohio Building and Construction Trades Real Estate Investment Group Trust (Class A Member)	Total
August 25, 2004 (Inception)	$—	$—	$—	$—	$—
Capital contributions (Unaudited)	6,439,126	11,042,344	6,003,608	261,898	23,746,976
Special cash flow contributions (Unaudited)	107,000	186,000	102,520	4,480	400,000
Distributions—return of capital contributions (Unaudited)	(2,990,719)	(4,523,577)	(2,121,289)	(92,538)	(9,728,123)
Distribution—preferred return (Unaudited)	—	(914,180)	—	—	(914,180)
Net income (Unaudited)	—	23,356	—	—	23,356

BALANCE—December 31, 2004 (Unaudited)	3,555,407	5,813,943	3,984,839	173,840	13,528,029
Capital contributions	463,309	805,380	443,911	19,398	1,731,998
Distributions	(6,981)	(72,724)	(71,359)	(5,331)	(156,395)
Distribution—preferred return	—	(2,272,244)	—	—	(2,272,244)
Net income	—	421,582	—	—	421,582
BALANCE—December 31, 2005	$4,011,735	$4,695,937	$4,357,391	$187,907	$13,252,970

Ownership percentage	26.75%	46.50%	25.63%	1.12%	100.00%

See notes to financial statements.

LEGACY VILLAGE INVESTORS, LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

	2005	2004
		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$421,582	$23,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,907,717	1,318,601
Amortization	628,890	147,812
Deferred rent	(786,174)	(329,148)
Changes in other operating accounts:
Accounts receivable	(317,229)	(518,092)
Accounts payable and accrued expenses	725,786	791,254
Other assets and liabilities—net	81,589	107,793

Net cash provided by operating activities	4,662,161	1,541,576

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate assets	(1,547,303)	—
Additions to deferred leasing costs	(231,497)	—
Change in restricted cash	(78,385)	—
Change in escrow account	311,143	—

Net cash used in investing activities	(1,546,042)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage payable	—	10,000,000
Principal payments on mortgages payable	(2,113,749)	(623,376)
Principal payments on capital lease obligations	(108,192)	(38,846)
Contributions	1,731,998	400,000
Distributions	(2,338,579)	(9,993,305)
Financing fees paid	—	(141,877)

Net cash used in financing activities	(2,828,522)	(397,404)

NET INCREASE IN CASH	287,597	1,144,172
CASH—Beginning of year	1,144,172	—

CASH—End of year	$1,431,769	$1,144,172

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:
Interest paid	$5,931,251	$1,461,412

Taxes paid	$1,422,168	$—

See notes to financial statements.

LEGACY VILLAGE INVESTORS, LLC

STATEMENT OF CASH FLOWS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

	2005	2004
		(Unaudited)
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of real estate:
Land	$—	$(23,371,768)
Building	—	(67,841,504)
Land improvements	—	(26,194,212)
Personal property	—	(781,021)
Financing fees	—	(759,016)
Lease acquisitions costs	—	(3,236,961)
Assumption of mortgage	—	96,936,762
Assumption of real estate tax liability	—	1,500,744
Acquisition of tenant receivable	—	(561,108)
Increase in due to affiliate	—	561,108
Acquisition of escrows, net	—	(1,749,828)
Increase in due to affiliate	—	1,749,828

Capital contributions	$—	$(23,746,976)

Other:
Acquisition of equipment under capital leases	$137,815	$(455,331)
Increase in capital lease payable	(137,815)	455,331
Distributions to member	(90,000)	(648,998)
Increase in distributions payable	90,000	648,998

Total	$—	$—

See notes to financial statements.

LEGACY VILLAGE INVESTORS, LLC

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

1. ORGANIZATION

Legacy Village Investors, LLC (the “Company”) was formed as a limited liability company under the laws of the State of Delaware on May 24, 2004, and amended on August 25, 2004 to own and operate a shopping center known as Legacy Village (the “Project”). On August 25, 2004, Legacy Village Holdings LLC, which is owned by Excelsior LaSalle Property Fund, Inc. (“LaSalle”), was admitted to the Company. The Project, which opened on October 24, 2003, contains approximately 595,000 square feet and is located in Lyndhurst, Ohio.

On August 25, 2004, Legacy Village shopping center (“Center”) was contributed to the Company by the Managing Member.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Depreciation and Amortization—Land and building is carried at its net book value to the Managing Member as of the date the property was contributed to the Company. Additions to the building are carried at cost. Depreciation is provided for in amounts sufficient to relate the value of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes. Useful lives are as follows:

Building and building and land improvements	16–40 years
Tenant allowances	Life of lease
Equipment and capitalized leases	6–10 years

Revenue Recognition—Fixed minimum base rents are recorded on a straight-line basis over the life of the lease and reimbursements are recorded on an accrual basis. Accounts receivable include billed and unbilled receivables. Unbilled receivables consist of tenant charges of $283,000 and $142,766 (unaudited) at December 31, 2005 and 2004, respectively. The excess of minimum base rents recognized on a straight-line basis over the amounts currently billable are $1,115,322 and $329,148 (unaudited), as of December 31, 2005 and 2004, respectively, and are recorded as deferred rental income receivable. Reimbursements and recoveries from tenants for certain operating expenses and real estate taxes are recognized in the period the applicable costs are incurred.

Deferred Loan Costs—These costs represent the costs of obtaining financing and are amortized over the term of the loan.

Deferred Leasing Costs—These costs represent the costs of leasing the shopping center and are amortized over the lives of the related leases.

Income Taxes—No provision has been made for federal and state income taxes since these taxes are the responsibility of the members.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LEGACY VILLAGE INVESTORS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

3. RELATED-PARTY TRANSACTIONS

The Company entered into a management agreement with First Interstate Properties, Ltd. (“FIP”), an affiliate of the Managing Member, on August 25, 2004, to provide property management services for the Project. The term of the management agreement is 10 years commencing August 25, 2004, and may be terminated as set forth in the management agreement. FIP receives 4% of gross monthly collections. Management fees incurred were $722,010 in 2005 and $208,768 (unaudited) for the period August 25, 2004 (inception) through December 31, 2004. Accrued management fees were $11,693 and $46,644 (unaudited) as of December 31, 2005 and 2004, respectively.

The Company leases office space to an affiliate under a noncancelable operating lease which expires in March 2019. Rental income totaled $344,800 in 2005 and $133,676 (unaudited) during the period August 25, 2004 (inception) through December 31, 2004. Total annual minimum rental payments range from $304,000 to $446,500 through 2019.

The Company is provided a variety of other services by affiliated entities including marketing, administrative, legal, and construction management. Fees for these services are based on hourly rates for actual hours worked by employees of the affiliates and costs incurred. Total amounts charges for these services were $848,928 in 2005 and $161,442 (unaudited) for the period August 25, 2004 (inception) through December 31, 2004.

Due to affiliate is comprised of the funds due to the Managing Member, which is predominately related to the assumption of the tenant accounts receivable from the Management Member in the amounts of $632,585 and $561,108 (unaudited) as of December 31, 2005 and 2004, respectively. In addition, the amount due to affiliate as of December 31, 2004, includes tenant improvement escrows, as described in Note 5.

4. REAL ESTATE ASSETS

Real estate assets at cost consist of the following:

	2005	2004
		(Unaudited)
Land	$23,371,768	$23,371,768
Building and building and land improvements	95,455,051	94,035,716
Equipment	614,815	455,331
Personal property	887,320	781,021

	120,328,954	118,643,836
Less accumulated depreciation	(5,226,318)	(1,318,601)

	$115,102,636	$117,325,235

LEGACY VILLAGE INVESTORS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

5. MORTGAGE NOTES PAYABLE

The non-recourse mortgage notes are collateralized by the mall facilities and assignment of all leases. The terms of the mortgage notes are summarized as follows:

Mortgagee	TIAA Tranche #1		TIAA Tranche #2	Total
Original date	December 4, 2003		December 23, 2004
Maturity	January 1, 2014		January 1, 2014
Original amount (a)	$98,000,000	(b)	$10,000,000	$108,000,000
Present balance	94,371,747		9,827,890	104,199,637
Monthly payment	600,144		62,157
Interest rate	5.625%		5.625%

(a)	On August 25, 2004, an Assignment and Assumption Agreement was executed whereby the Company assumed the obligations as the new borrower and the Managing Member assigned its rights as the old borrower for the $98 million mortgage note payable to Teachers Insurance and Guaranty Association (“TIAA”). The mortgage note payable matures on January 1, 2014, at which time a final payment of $73,949,189 is due.
(b)	On December 23, 2004, the Company executed a mortgage note payable to TIAA for $10 million. The mortgage note payable matures on January 1, 2014, at which time a final payment of $7,857,693 is due.

The mortgages are secured by a lien on the real property and an assignment of rents and leases. The mortgages have a prepayment penalty as defined in the promissory note. Additionally, affiliates of the Managing Member have a guarantee to reimburse TIAA for certain liabilities (as defined) that may occur in the event of foreclosure. Interest paid was $5,891,666 for the year ended December 31, 2005 and $1,461,412 (unaudited) for the period August 25, 2004 (inception) through December 31, 2004. Interest expense includes deferred loan fee amortization of $97,166 in 2005 and $28,112 (unaudited) for the period August 25, 2004 (inception) through December 31, 2004. Interest on capital lease obligations was $39,585 in 2005 and $0 (unaudited) for the period ended December 31, 2004.

Upon closing of the original mortgage, escrow accounts were established to disburse monies for tenant allowances and commissions. These escrows were assumed by the Company upon the execution of the Assignment and Assumption Agreement and an equal amount was recorded as a liability to the Managing Member and is included in due to affiliate. As the work is completed, the funds are drawn from the escrows and paid to the Managing Member. Total escrows held by the lender were $0 and $1,749,828 (unaudited) at December 31, 2005 and 2004, respectively.

During 2005, pursuant to the provisions of the $98,000,000 note, real estate taxes are being deposited into an interest-bearing escrow account.

LEGACY VILLAGE INVESTORS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

Aggregate annual maturities of the mortgage payable over each of the next five years and thereafter as of December 31, 2005, will be as follows:

Year Ended December 31
2006	$2,251,846
2007	2,381,829
2008	2,519,315
2009	2,664,739
2010	2,570,568
Thereafter	91,811,340

$104,199,637

6. MEMBERS’ EQUITY

The Class B Member is entitled to receive a 7.5% preferred return on their share of the Project value as defined in the Operating Agreement. As of December 31, 2005, the cumulative preferred return was $3,186,423 of which $2,531,038 was paid. The balance due of $655,385 is recorded as a distribution payable at December 31, 2005, which was paid in January 2006.

Capital contributions during 2005 represent project construction costs committed under leases as of the date the Center was contributed to the Company, and were escrowed and funded by Legacy Village Partners, LLC, a member. Contributions have been allocated in accordance with the ownership percentages as defined in the Operating Agreement.

Pursuant to the Operating Agreement, cash distributions shall be determined at the end of each quarter. Distributable cash shall be paid to the members within twenty (20) days, after each quarter in accordance with the allocation provisions as set forth in the Operating Agreement. Distributions payable at December 31, 2005 consist of a $655,385 payable in the Class B Member for their preferred return and $83,673 of excess refinancing proceeds payable to the Class A Members.

As of December 31, 2004, distributions of $9,993,305 (unaudited) were paid, of which $265,182 (unaudited) was distributed from operations as a preferred return and $9,728,123 (unaudited) was from the finance proceeds received in December 2004 as a return of capital. As of December 31, 2004, $648,998 (unaudited) is payable to the Class B member as a preferred return.

7. CONCENTRATION OF CREDIT RISK

The Company maintains its cash, restricted cash, and security deposit balances in one bank. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 by the bank per account. The uninsured portion of these cash balances held by the bank at December 31, 2005, was $1,305,813 and $1,133,923 (unaudited) at December 31, 2005 and 2004, respectively.

8. LEASING ARRANGEMENTS

Capital leases—The Company leases various vehicles and equipment used in the repair, maintenance, and retail leasing of the shopping center under capital leases. The economic substance of the leases are that the Company is financing the acquisition of the assets through the lease, and accordingly it is recorded in the Company’s assets and liabilities. The lease agreements each contain a bargain purchase option at the end of the lease.

LEGACY VILLAGE INVESTORS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

Minimum future payments required under the leases together with their present value as of December 31, 2005, are as follows:

Year Ended December 31
2006	$150,571
2007	149,714
2008	134,063
2009	75,979
2010	2,794

Total minimum lease payments	513,121

Less amount representing interest	67,013

Present value of minimum lease payments	$446,108

The Company’s operations consist of leasing retail and office space in a lifestyle center. The leases are operating leases expiring in various years through 2044.

Minimum future rental income receivable pursuant to the noncancelable leases as of December 31, 2005, is as follows:

Year Ended December 31
2006	$10,832,451
2007	11,011,383
2008	11,076,261
2009	10,843,049
2010	10,584,585
Thereafter	96,936,096

$151,283,825

9. MAJOR TENANTS

As of December 31, 2005, three tenants, Expo Design Center, Dick’s Sporting Goods, and Giant Eagle, accounted for approximately 42.7% of space and 28.9% of rental income of the Company as follows.

	Space	Rental Income
Expo Design Center	15.5%	8.9%
Dick’s Sporting Goods	13.7%	8.1%
Giant Eagle	13.5%	11.9%

During August 2005, Expo Design Center closed its Legacy Village store. Expo Design Center is still required to pay full rent through 2044. The store closure triggered co-tenancy provisions in the leases of two tenants of the center, which reduced rent revenue as of December 31, 2005 in the amount of $310,635 and could allow these tenants to terminate their leases early until the center’s occupancy reaches certain thresholds.

LEGACY VILLAGE INVESTORS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD AUGUST 25, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

Minimum future rental income receivable (included in the amounts in Note 7) pursuant to the leases for noncancelable leases as of December 31, 2005, from major tenants, is as follows:

Year Ended December 31
2006	$2,446,534
2007	2,446,534
2008	2,446,534
2009	2,446,534
2010	2,446,534
Thereafter	56,354,503

$68,587,173

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments.” The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Mortgage notes payable—The carrying value of the notes payable are a reasonable estimate of their fair value as the interest rate of 5.625% approximates the value that is currently available to the Company for debt with similar terms and remaining maturities.

Cash, restricted cost, escrow deposits, accounts receivable, prepaid expenses, accounts payable and accrued expenses, security deposits and prepaid rent, capital leases payable and other liabilities—The carrying amounts of these items are a reasonable estimate of their fair values due to their short-term nature.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2005 and 2004 (unaudited). Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

11. COMMITMENTS AND CONTINGENCIES

Certain tenants are disputing the calculation of their common area maintenance and real estate tax participation, and the Company has been named as a defendant in two lawsuits in the ordinary course of business. Management cannot make a determination at this time as to the likelihood of an unfavorable outcome or an estimate of the amounts or ranges of potential losses which may result upon resolution of these items.

* * * * * *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

CEP Investors XII LLC:

We have audited the accompanying balance sheet of CEP Investors XII LLC (a Delaware limited liability company) (the “Company”) as of December 31, 2005, and the related statements of operations, members’ capital, and cash flows for the period March 29, 2005 (date of reorganization) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CEP Investors XII LLC as of December 31, 2005, and the results of its operations and its cash flows for the period March 29, 2005 (date of reorganization) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

San Francisco, California

March 15, 2006

CEP INVESTORS XII LLC

(A Delaware Limited Liability Company)

BALANCE SHEET

AS OF DECEMBER 31, 2005

ASSETS

INVESTMENTS IN REAL ESTATE:
Land	$21,983,762
Building and building improvements	42,159,244
Tenant improvements	6,156

Total investments in real estate	64,149,162

Less accumulated depreciation	(786,353)

Investments in real estate—net	63,362,809

CASH AND CASH EQUIVALENTS	634,080
TENANT ACCOUNTS RECEIVABLE, Net of allowance of $362	296,078
DEFERRED CHARGES—NET	725,288
ACQUIRED ABOVE-MARKET LEASES—NET	9,830,076
ACQUIRED IN-PLACE LEASES—NET	10,138,699
DEFERRED RENT RECEIVABLE	606,483
PREPAID EXPENSES AND OTHER ASSETS	98,740

TOTAL	$85,692,253

LIABILITIES AND MEMBERS’ CAPITAL

MORTGAGE NOTE	$56,000,000
ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES	241,885
SECURITY DEPOSITS	101,668
PREPAID RENTS	222,636
ACQUIRED BELOW-MARKET LEASES—NET	1,411,058
OTHER LIABILITIES	52,952

TOTAL LIABILITIES	58,030,199

MEMBERS’ CAPITAL	27,662,054

TOTAL	$85,692,253

See notes to financial statements.

CEP INVESTORS XII LLC

(A Delaware Limited Liability Company)

STATEMENT OF OPERATIONS

FOR THE PERIOD MARCH 29, 2005 (DATE OF REORGANIZATION)

THROUGH DECEMBER 31, 2005

REVENUES:
Rental	$6,576,291
Tenant reimbursements	728,700

Total revenues	7,304,991

OPERATING EXPENSES:
Real estate taxes	735,268
Property operating	2,228,558
General and administrative	250,535
Depreciation and amortization	2,168,492

Total operating expenses	5,382,853

OPERATING INCOME	1,922,138

OTHER INCOME (EXPENSE):
Interest expense	(2,294,089)
Other income	40,720

Total other income (expense)	(2,253,369)

NET LOSS	$(331,231)

See notes to financial statements.

CEP INVESTORS XII LLC

(A Delaware Limited Liability Company)

STATEMENT OF MEMBERS’ CAPITAL

FOR THE PERIOD MARCH 29, 2005 (DATE OF REORGANIZATION)

THROUGH DECEMBER 31, 2005

	ELPF/111 Sutter Holdings, LLC	EPI Investors XII LLC	Total
MEMBERS’ CAPITAL—March 29, 2005 (date of reorganization)	$24,645,520	$5,992,711	$30,638,231
Net loss	(264,985)	(66,246)	(331,231)
Distributions	(1,917,177)	(727,769)	(2,644,946)

MEMBERS’ CAPITAL—December 31, 2005	$22,463,358	$5,198,696	$27,662,054

See notes to financial statements.

CEP INVESTORS XII LLC

(A Delaware Limited Liability Company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD MARCH 29, 2005 (DATE OF REORGANIZATION) THROUGH DECEMBER 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(331,231)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,168,492
Amortization of intangible assets	1,331,423
Amortization of financing fees	33,687
Deferred rent receivable	(559,193)
Bad debt expense	362
Net changes in assets and liabilities:
Tenant accounts receivable	(296,440)
Prepaid expenses and other assets	211,444
Accounts payable and other accrued expenses	(244,564)
Prepaid rent	132,335

Net cash provided by operating activities	2,446,315

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of real estate investments	(2,038,740)
Leasing costs paid	(74,794)

Net cash used in investing activities	(2,113,534)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage note	56,000,000
Proceeds from note payable	433,421
Repayment of note payable	(49,296,835)
Repayment of bridge loan	(5,981,551)
Payment of loan fees	(572,066)
Distributions to members	(2,644,946)

Net cash used in financing activities	(2,061,977)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,729,196)

CASH AND CASH EQUIVALENTS—Beginning of the period	$2,363,276

CASH AND CASH EQUIVALENTS—End of the period	$634,080

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Interest paid	$2,258,443

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Accrued capital expenditures, beginning of period	$1,819,570

Asset retirement obligation	$52,952

See notes to financial statements.

CEP INVESTORS XII LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD MARCH 29, 2005 (DATE OF REORGANIZATION)

THROUGH DECEMBER 31, 2005

1. ORGANIZATION

CEP Investors XII LLC, a Delaware limited liability company (the “Company”), was formed on January 29, 1999, for the purpose of acquiring, managing, owning, leasing, and renovating a 22-story office building located at 111 Sutter Street, San Francisco, California (the “Property”). The members, EPI Investors XII LLC, a California limited liability company (“EPI”) and CFSC Capital Corp. LIV, a Delaware corporation (“CFSC”), held 1.88% and 98.12% interests, respectively.

On March 29, 2005, EPI and ELPF/111 Sutter Holdings, LLC, a Delaware limited liability company which is owned by Excelsior LaSalle Property Fund, Inc. (“ELPF”), entered into a purchase agreement with CFSC to acquire 100% of CFSC’s interest in the Company. ELPF and EPI paid $24,645,510 and $2,975,046, respectively and the Company paid $4,083,174 to CFSC resulting in a 100% acquisition of CFSC’s interest.

Simultaneously, the limited liability agreement was amended and restated with EPI and ELPF as the members of the Company with 20% and 80% membership interests, respectively. EPI remained the managing member.

The Company will remain in existence until terminated by written approval of the members, the sale or disposition of all assets, or judicial dissolution.

Member contributions, profits, losses, and cash distributions are allocated among the members in accordance with the LLC agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The financial statements are presented for the period March 29, 2005 (date of reorganization) through December 31, 2005, which represents the period subsequent to the acquisition of CFSC’s partnership interest.

Use of Estimates—The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include purchase price allocations, the realizability of accounts and deferred rent receivable, useful lives of property for purposes of determining depreciation expense, and assessments as to whether there is impairment in the value of long-lived assets. Actual results could differ from those estimates.

Reorganization—The acquisition of CFSC’s 98.12% member interest is accounted for utilizing the purchase method as prescribed by Statement of Financial Accounting Standards (“SFAS”) 141 Business Combinations and SFAS 142 Goodwill and other Intangible Assets. All assets and liabilities have been stepped up to 98.12% of their fair value, using methodologies described below. The existing 1.88% member interest is carried at historical cost. The Company uses estimates of future cash flows and other valuation techniques to allocate the purchase price of acquired property among land, building, and other identifiable asset and liability intangibles. The Company records land and building values using an as-if-vacant methodology. The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between

CEP INVESTORS XII LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD MARCH 29, 2005 (DATE OF REORGANIZATION)

THROUGH DECEMBER 31, 2005

(1) the contractual amounts to be paid pursuant to the in-place leases and (2) the Company’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining noncancelable term of the lease. The Company amortizes the capitalized above-market lease values as a reduction of minimum rents over the remaining noncancelable terms of the respective leases. The Company amortizes the capitalized below-market lease values as an increase to rental revenues over the term of the respective leases. Should a tenant terminate its lease prior to the contractual expiration, the unamortized portion of the above-market and below-market in-place lease value is immediately charged to rental revenues.

The Company measures the aggregate value of other intangible assets acquired based on the difference between (1) the property valued with existing in-place leases and (2) the property valued as if vacant. The Company’s estimates of value are made using methods similar to those used by independent appraisers, primarily discounted cash flow analysis. Factors considered by the Company in its analysis include an estimate of carrying costs during the hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. The Company also considers information obtained about each property as a result of the pre-reorganization due diligence, marketing, and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, the Company includes estimates of lost rentals during the expected lease-up periods depending on specific local market conditions and costs to execute similar leases including leasing commissions, legal, and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction. The Company amortizes the value of in-place leases to expense over the remaining initial terms of the respective leases, which generally range from 3 to 15 years.

The Company allocated the purchase price to acquired intangible assets which include acquired in-place lease intangibles and acquired above-market in-place lease intangibles, which are reported net of accumulated amortization of $1,370,095 and $1,500,914, respectively, at December 31, 2005, on the accompanying balance sheet. The acquired intangible liabilities represent acquired below-market in-place leases which are reported net of accumulated amortization of $169,491 at December 31, 2005, on the accompanying balance sheet.

Cash and Cash Equivalents—The Company maintains a portion of its cash in bank deposit accounts, which, at times, may exceed the federally insured limits. No losses have been experienced related to such accounts. The Company believes it places its cash with quality financial institutions and is not exposed to any significant concentration of credit risk. Cash equivalents include all cash and liquid investments with an initial maturity of three months or less.

Investments in Real Estate—Investments in real estate are recorded at cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements, which improve and/or extend the useful life of the asset, are capitalized at cost and depreciated over their estimated useful life.

Depreciation of the building and improvements is provided by the straight-line method over the useful life of 39 years. Tenant improvements are recorded at cost and depreciated by the straight-line method over the lesser of lives of the related leases, ranging from 5 to 15 years, or over the estimated useful life of the improvements.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its carrying amount. There was no impairment loss recognized as of December 31, 2005.

CEP INVESTORS XII LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD MARCH 29, 2005 (DATE OF REORGANIZATION)

THROUGH DECEMBER 31, 2005

Deferred Charges—Net—Deferred charges include deferred leasing commissions, leasing incentive fees, and deferred loan costs. Deferred leasing commissions and leasing incentive fees are recorded at cost and amortized over the lives of the related leases. Deferred loan costs are recorded at cost and amortized, using the straight-line method, over the life of the note payable. Accumulated amortization of deferred leasing commissions, leasing incentive fees, and deferred loan costs was $2,384, $9,661, and $35,646, respectively, at December 31, 2005.

Revenue Recognition—Rental revenue is recognized using the straight-line method over the terms of the related lease agreements including free rent periods. Differences between rental revenue earned and amounts due under the respective lease agreements are credited or charged, as applicable, to deferred rent receivable. Rental payments received prior to their recognition as income are classified as prepaid rents. In addition, tenants are required to pay contingent rentals based on the Property’s operating expenses and/or other factors, and the Company recognizes such contingent rentals as tenant reimbursements revenue when earned. Tenants are billed for operating expenses in accordance with lease agreements.

Income Taxes—The Company is organized as a limited liability company and therefore is treated as a partnership for federal and state income tax purposes. The results of operations of the Company are included in the income tax returns of the members and, consequently, no provisions for income taxes have been made at the Company level.

New Accounting Principle—In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Asset Retirement Obligations. FIN 47 provides clarification of the term “conditional assets retirement obligation” as used in SFAS 143, defined as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the company. Under this standard, a company must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 became effective for fiscal years ending after December 15, 2005. Certain areas of the Property contain asbestos. Although the asbestos is appropriately contained, in accordance with current environmental regulations, the Company’s practice is to remediate the asbestos upon the renovation or redevelopment of the Property. Accordingly, the Company has determined that the Property meets the criteria for recording a liability and has recorded an asset retirement obligation aggregating $52,952, which is included in “Other Liabilities” on the accompanying balance sheet as of December 31, 2005.

3. MORTGAGE NOTE

On May 30, 2000, the Company entered into a note payable agreement with Key Bank (“Key Note”). The maximum borrowing under the Key Note was $50,000,000 and was secured by the Property and all of the assets. The Key Note bore interest at LIBOR plus 2.25%. Interest was payable monthly. The amount outstanding at March 29, 2005 (date of reorganization) was $48,863,415. Principal and any unpaid interest were due on June 1, 2005.

On March 29, 2005, the Company entered into a bridge note payable with ELPF (“Bridge Loan”) for a maximum borrowing of $6,900,000. The Company borrowed $5,981,551 in conjunction with the redemption of the CSFC member interest. The Bridge Loan was secured by the Property and all of its assets and bore interest at 8.0%. Interest was payable monthly and all outstanding interest and principal was due April 1, 2006.

On June 17, 2005, the Company entered into a mortgage note agreement (“Mortgage Note”) for $56,000,000. The Company simultaneously repaid the interest payable and entire outstanding principal balance

CEP INVESTORS XII LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD MARCH 29, 2005 (DATE OF REORGANIZATION)

THROUGH DECEMBER 31, 2005

for both the Key Note and Bridge Loan. The Mortgage Note is secured by the Property and all of its assets and bears interest at a fixed rate of 5.58%. Interest only payments of $260,400 are required for the first 60 months and interest and principal payments of $320,778 are required for the last 60 months. The Mortgage Note matures on July 1, 2015, and the Company may elect to prepay the entire principal balance, for a fee as defined in the Mortgage Note, beginning July 1, 2006. The Company was in compliance with all financial covenants under the Mortgage Note as of December 31, 2005.

Future minimum principal payments to be paid under the Mortgage Note extending past December 31, 2005, are as follows:

2010	$304,712
Thereafter	55,695,288

Total	$56,000,000

4. FUTURE MINIMUM LEASE PAYMENTS

Future minimum lease payments to be received under noncancelable operating leases extending past December 31, 2005, are as follows:

2006	$10,599,096
2007	10,728,746
2008	10,467,993
2009	9,621,982
2010	5,687,993
Thereafter	10,139,284

Total	$57,245,094

The building is 94% leased and occupied by 17 tenants at December 31, 2005, four of whom account for 65% of the total rental revenue.

5. RELATED-PARTY TRANSACTIONS

Ellis Partners LLC (“EPL”), an affiliate of EPI, has been retained as the asset manager for the Company. As provided for in the management agreement, the Company is required to pay an annual asset management fee of $250,000. The first $150,000 of the fee is earned and payable in monthly installments of $12,500. The remaining $100,000 is earned in equal monthly installments and payable after the members have earned a cumulative 9% preferred return. Asset management fees of $187,500 were earned and paid during the period March 29, 2005 (date of reorganization) through December 31, 2005, and are included in general and administrative expense in the accompanying statement of operations. The Company pays EPL a project management fee based on 4% of hard construction costs. EPL earned and was paid $5,680 for the period ended December 31, 2005, which was capitalized and included in building and building improvements in the accompanying balance sheet.

ELPF extended a Bridge Loan payable to the Company on March 29, 2005 (see Note 3). ELPF earned and was paid $115,643 of interest for the period March 29, 2005 (date of reorganization) through December 31, 2005.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee of

Excelsior LaSalle Property Fund, Inc.:

We have audited the accompanying statement of revenues and certain expenses (the “Statement”) of ELPF Cobb, LLC (the “Property”) for the year ended December 31, 2004. The Statement is the responsibility of Excelsior LaSalle Property Fund, Inc.’s management. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. The Property is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2 to the Statement. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Statement presents fairly, in all material respects, the revenues and certain expenses as described in Note 2, of the Property for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Chicago, Illinois

October 18, 2005

ELPF Cobb, LLC

Statements of Revenues and Certain Expenses

For the Period from January 1, 2005 through February 9, 2005 (unaudited)

and the Year Ended December 31, 2004

	Period from January 1, 2005 through February 9, 2005	Year ended December 31, 2004
	(unaudited)
Revenues:
Minimum rents	$69,680	$632,766
Tenant recoveries	10,352	94,008

Total revenues	80,032	726,774

Certain expenses:
Real estate taxes	9,457	86,094
Property operating	1,075	36,267
Management fees	1,537	13,684

Total certain expenses	12,069	136,045

Revenues in excess of certain expenses	$67,963	$590,729

See accompanying notes to the statements of revenues and certain expenses.

ELPF Cobb, LLC

Period from January 1, 2005 through February 9, 2005 (unaudited)

and the Year Ended December 31, 2004

Notes to Statements of Revenues and Certain Expenses

1. Organization

On February 10, 2005, Excelsior LaSalle Property Fund, Inc. (the “Fund”) acquired ELPF Cobb, LLC, (“Georgia Door” or the “Property”) a 254,000 square-foot, single-tenant industrial building located in suburban Atlanta, Georgia built in 1994 and expanded in 1996. The tenant has four years remaining on the non-cancelable lease term. Aggregate purchase price for the Property was approximately $8.3 million funded by two mortgage loans, a $5.4 million, 5.31% fixed-rate, 10-year loan, interest-only for five years and a $0.8 million variable-rate loan at LIBOR plus 140 basis points maturing in five years with an option to extend the term two additional years at a market rate. The remaining balance was funded by cash on hand.

2. Basis of Presentation.

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations for Georgia Door for the periods presented. The statements exclude certain expenses such as interest, depreciation and amortization, professional fees, and other costs not directly related to the future operations of Georgia Door that may not be comparable to the expenses expected to be incurred in future operations. Management is not aware of any material factors relating to these properties which would cause the reported financial information not to be necessarily indicative of future operating results.

The unaudited statement of revenues and certain expenses for the period from January 1, 2005 through February 9, 2005 includes the operations during the period for which Georgia Door was not owned by the Fund and reflects, in the opinion of the Fund, all adjustments necessary for a fair presentation of the interim statement. All such adjustments are of a normal and recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year of operations of the Property.

3. Summary of Significant Accounting Policies.

Revenue and Expense Recognition

Rental revenue is recorded when due from the tenant based upon the lease terms and is recognized on a straight-line basis over the term of the lease. Tenant recoveries include payments from the tenant for taxes and other property operating expenses and is recognized as revenue in the same period the related expenses are incurred.

Property operating expenses represent the direct expenses of operating Georgia Door and include repairs and maintenance, insurance, and other property expenses that are expected to continue in the ongoing operation of Georgia Door. Expenditures for maintenance and repairs are charged to operations as incurred.

Use of Estimates

The preparation of the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires the Fund to make estimates and assumptions that affect the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

ELPF Cobb, LLC

Period from January 1, 2005 through February 9, 2005 (unaudited)

and the Year Ended December 31, 2004

Notes to Statements of Revenues and Certain Expenses—(Continued)

3. Future Rental Revenues

Georgia Door is leased to a single tenant under a net operating lease. Minimum lease payments receivable, excluding tenant reimbursement of expenses, under the non-cancelable operating lease in effect as of December 31, 2004 are as follows:

Year ended December 31:
2005	$697,776
2006	697,776
2007	697,776
2008	697,776
2009	232,592
Thereafter	—

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee of

Excelsior LaSalle Property Fund, Inc:

We have audited the accompanying statement of certain revenues and certain expenses (the “Statement”) of 111 Sutter Street (the “Property”) for the year ended May 31, 2004. The Statement is the responsibility of Excelsior LaSalle Property Fund, Inc.’s management. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. The Property is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2 to the Statement. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Statement presents fairly, in all material respects, the certain revenues and certain expenses as described in Note 2, of the Property for the year ended May 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

San Francisco, California

December 21, 2005

111 SUTTER STREET

STATEMENTS OF CERTAIN REVENUES AND CERTAIN EXPENSES

PERIOD FROM JUNE 1, 2004 THROUGH MARCH 29, 2005 (UNAUDITED)

AND YEAR ENDED MAY 31, 2004

	Period from June 1, 2004 through March 29, 2005	Year Ended May 31, 2004
	(Unaudited)
CERTAIN REVENUES:
Rental revenues	$7,777,776	$8,298,681
Tenant recoveries	412,742	361,107
Other income	25,800	13,270

Total certain revenues	8,216,318	8,673,058

CERTAIN EXPENSES:
Operating expenses	2,123,294	2,254,243
Property tax expense	441,594	737,008
Asset management fees	189,113	150,000

Total certain expenses	2,754,001	3,141,251

CERTAIN REVENUES IN EXCESS OF CERTAIN EXPENSES	$5,462,317	$5,531,807

See accompanying notes to the statements of certain revenues and certain expenses.

111 SUTTER STREET

NOTES TO STATEMENTS OF CERTAIN REVENUES AND CERTAIN EXPENSES

PERIOD FROM JUNE 1, 2004 THROUGH MARCH 29, 2005 (UNAUDITED)

AND YEAR ENDED MAY 31, 2004

1. ORGANIZATION

On March 29, 2005, Excelsior LaSalle Property Fund, Inc. (the “Fund”) acquired an 80% membership interest in CEP Investors XII LLC, a Delaware limited liability company, which owns 111 Sutter Street in San Francisco, California (“111 Sutter” or the “Property”), a 284,000 square-foot, multi-tenant office building built in 1926 and renovated in 2001. EPI Investors XII LLC, a third party, owns the remaining 20% membership interest in CEP Investors XII LLC. The aggregate consideration paid for the 80% membership interest was approximately $24.6 million. Additionally, the Fund extended a $6.0 million short-term second mortgage loan to the LLC, which will be repaid upon closing a long-term loan with a lending institution. The purchase price was funded by cash on hand of $18.9 million and borrowings on the Fund’s line of credit of $11.7 million. 111 Sutter is encumbered by an existing $48.9 million variable-rate mortgage loan at LIBOR plus 185 basis points.

2. BASIS OF PRESENTATION

The accompanying statements of certain revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations for the Property for the periods presented. The statements exclude certain revenues and certain expenses such as termination fee income, interest, depreciation and amortization, professional fees, and other income and costs not directly related to the future operations of the Property that may not be comparable to the revenue or expenses expected to be incurred in future operations. Management is not aware of any material factors relating to the Property which would cause the reported financial information not to be necessarily indicative of future operating results.

The unaudited statement of certain revenues and certain expenses for the period from June 1, 2004 through March 29, 2005, includes the operations during the period for which the Property was not owned by the Fund and reflects, in the opinion of the Fund, all adjustments necessary for a fair presentation of the interim statement. All such adjustments are of a normal and recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year of operations of the Property.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue and Expense Recognition—Rental income is recorded when due from the tenant based upon the lease terms. Base rent is recognized on a straight-line basis over the term of the lease. Tenant recoveries include payments from the tenant for taxes and other property operating expenses and are recognized as revenue in the same period the related expenses are incurred.

Property operating expenses represent the direct expenses of operating 111 Sutter and include real estate taxes, repairs and maintenance, insurance, and other property expenses that are expected to continue in the ongoing operation of 111 Sutter. Expenditures for maintenance and repairs are charged to operations as incurred.

Use of Estimates—The preparation of the statements of certain revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and certain expenses during the reporting period. Actual results could differ from those estimates.

111 SUTTER STREET

NOTES TO STATEMENTS OF CERTAIN REVENUES AND CERTAIN EXPENSES

PERIOD FROM JUNE 1, 2004 THROUGH MARCH 29, 2005 (UNAUDITED)

AND YEAR ENDED MAY 31, 2004—(Continued)

4. FUTURE MINIMUM LEASE PAYMENTS

Future minimum lease payments to be received under noncancelable operating leases extending past May 31, 2004, are as follows:

Year Ended May 31
2005	$8,766,696
2006	9,150,574
2007	9,444,523
2008	9,406,643
2009	8,833,221
Thereafter	13,767,819

Total	$59,369,476

The building is 80% leased and occupied by twelve tenants as of May 31, 2004, four of whom account for 72% of the total rental revenue.

5. RELATED PARTY TRANSACTIONS

An affiliate of EPI Investors XII LLC, has been retained as the asset manager for the Property. As provided for in the management agreement, the Property is required to pay an asset management fee of $12,500 per month. Asset management fees of $150,000 were earned during the year ended May 31, 2004.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee of

Excelsior LaSalle Property Fund, Inc.:

We have audited the accompanying statement of certain revenues and certain expenses (the “Statement”) of Waipio Shopping Center (the “Property”) for the year ended December 31, 2004. The Statement is the responsibility of Excelsior LaSalle Property Fund, Inc.’s management. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. The Property is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2 to the Statement. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Statement presents fairly, in all material respects, the certain revenues and certain expenses, as described in Note 2, of the Property for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Chicago, Illinois

January 4, 2006

Waipio Shopping Center

Statements of Certain Revenues and Certain Expenses

For the Period from January 1, 2005 through July 31, 2005 (unaudited)

and the Year Ended December 31, 2004

	Period from January 1, 2005 through July 31, 2005	Year ended December 31, 2004
	(unaudited)
Certain revenues:
Rental revenue	$1,011,850	$1,520,675
Tenant recoveries	620,665	801,359
Percentage rents	60,632	112,627

Total certain revenues	1,693,147	2,434,661

Certain expenses:
Real estate taxes	146,049	241,628
Property operating	389,311	552,163
Management fees	71,789	81,703

Total certain expenses	607,149	875,494

Certain revenues in excess of certain expenses	$1,085,998	$1,559,167

See accompanying notes to the statements of certain revenues and certain expenses.

Waipio Shopping Center

For the Period from January 1, 2005 through July 31, 2005 (unaudited)

and the Year Ended December 31, 2004

Notes to Statements of Certain Revenues and Certain Expenses

1. Organization

On August 1, 2005, Excelsior LaSalle Property Fund, Inc. (the “Fund”) acquired Waipio Shopping Center (“Waipio” or the “Property”) a 86,165 square-foot, multi-tenant, grocery anchored shopping center located in Waipahu, Oahu, Hawaii built in 1986 and expanded in 2005. An additional 49,650 square-foot parcel of land is subject to a ground lease to a church. Aggregate purchase price for the Property was approximately $30.5 million funded by a loan on a previously unencumbered property of $13.3 million at 4.92%, a borrowing on the Fund’s line of credit of $15.0 million and the remaining balance was funded by cash on hand.

2. Basis of Presentation.

The accompanying statements of certain revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations for Waipio for the periods presented. The statements exclude certain revenues and certain expenses such as interest, depreciation and amortization, professional fees, and other revenue and expenses not directly related to the future operations of Waipio that may not be comparable to the revenue or expenses expected to be incurred in future operations. Management is not aware of any material factors relating to the Property which would cause the reported financial information not to be necessarily indicative of future operating results.

The unaudited statement of certain revenues and certain expenses for the period from January 1, 2005 through July 31, 2005 includes the operations during the period for which Waipio was not owned by the Fund and reflects, in the opinion of the Fund, all adjustments necessary for a fair presentation of the interim statement. All such adjustments are of a normal and recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year of operations of the Property.

3. Summary of Significant Accounting Policies.

Revenue and Expense Recognition

Rental revenue is recognized on a straight-line basis over the terms of the tenant leases. Percentage rents are recognized on an accrual basis once tenant sales revenues exceed contractual tenant lease thresholds. Tenant recoveries include payments from the tenants for taxes and other property operating expenses and are recognized as revenue in the same period the related expenses are incurred.

Property operating expenses represent the direct expenses of operating Waipio and include real estate taxes, repairs and maintenance, insurance, and other property expenses that are expected to continue in the ongoing operation of Waipio. Expenditures for maintenance and repairs are charged to operations as incurred.

Use of Estimates

The preparation of the statements of certain revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires the Fund to make estimates and assumptions that affect the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Waipio Shopping Center

For the Period from January 1, 2005 through July 31, 2005 (unaudited)

and the Year Ended December 31, 2004

Notes to Statements of Certain Revenues and Certain Expenses—(Continued)

4. Future Rental Revenues

Waipio is leased to tenants under operating leases. Minimum lease payments receivable, excluding tenant reimbursement of expenses and percentage rents, under the non-cancelable operating leases in effect as of December 31, 2004 are as follows:

Year ended December 31,
2005	$1,578,332
2006	1,564,739
2007	1,316,828
2008	1,129,411
2009	974,940
Thereafter	5,174,061

Total	$11,738,311

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee of

Excelsior LaSalle Property Fund, Inc:

We have audited the accompanying statement of certain revenues and certain expenses (the “Statement”) of PMB Acquisition #1 Partners LLC (the “Portfolio”) for the period from January 1, 2005 through December 20, 2005. The Statement is the responsibility of Excelsior LaSalle Property Fund, Inc.’s management. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. The Portfolio is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2 to the Statement. It is not intended to be a complete presentation of the Portfolio’s revenues and expenses.

In our opinion, the Statement presents fairly, in all material respects, the certain revenues and certain expenses as described in Note 2, of the Portfolio for the period from January 1, 2005 through December 20, 2005, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Chicago, Illinois

April 24, 2006

PMB ACQUISITION #1 PARTNERS LLC

STATEMENT OF CERTAIN REVENUES AND CERTAIN EXPENSES

PERIOD FROM JANUARY 1, 2005 THROUGH DECEMBER 20, 2005

Period from January 1, 2005 through December 20, 2005
CERTAIN REVENUES:
Rental revenues	$13,693,293
Tenant recoveries	2,834,728

Total certain revenues	16,528,021

CERTAIN EXPENSES:
Operating	4,762,111
Real estate tax	1,618,513
Property management fees	646,872
General and administrative	467,860
Interest	4,786,018

Total certain expenses	12,281,374

CERTAIN REVENUES IN EXCESS OF CERTAIN EXPENSES	$4,246,647

See accompanying notes to the statement of certain revenues and certain expenses.

PMB ACQUISITION #1 PARTNERS LLC

NOTES TO STATEMENT OF CERTAIN REVENUES AND CERTAIN EXPENSES

PERIOD FROM JANUARY 1, 2005 THROUGH DECEMBER 20, 2005

1. ORGANIZATION

On December 21, 2005, Excelsior LaSalle Property Fund, Inc. (the “Fund”) acquired a 95% membership interest in PMB Acquisition #1 Partners LLC, a Delaware limited liability company, which owns a portfolio of leasehold interests in fifteen medical office buildings located in the southern California and the Phoenix, Arizona metropolitan area (the “Portfolio”) totaling 755,000 square-foot of office space. Two unrelated third parties own the remaining 5% membership interest in PMB Acquisition #1 Partners LLC (the “5% Members”). The aggregate consideration paid by the Fund for the 95% interest in the Portfolio was approximately $134.1 million. The Fund’s purchase price was funded with cash on hand plus the assumption of existing mortgage loan debt of $84.3 million at a weighted average interest rate of 5.77%.

2. BASIS OF PRESENTATION

The accompanying Statement of Certain Revenues and Certain Expenses (“the Statement”) has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the actual operations of the Portfolio for the period presented. The Statement excludes certain revenues and certain expenses such as termination fee income, depreciation and amortization, professional fees, and other income and costs not directly related to the future operations of the Portfolio that may not be comparable to the revenue or expenses expected to be incurred in future operations. Interest expense has been included in the Statement since the existing mortgage debt will continue with the Portfolio. Management is not aware of any material factors relating to the Portfolio which would cause the reported financial information not to be necessarily indicative of future operating results.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue and Expense Recognition—Rental revenue is recognized on a straight-line basis over the terms of the tenant leases. Tenant recoveries include amounts due from tenants for taxes and other property operating expenses and are recognized as revenue in the same period the related expenses are incurred.

Property operating expenses represent the direct expenses of operating the properties in the Portfolio and include real estate taxes, repairs and maintenance, insurance, and other property expenses that are expected to continue in the ongoing operations of the Portfolio. Expenditures for maintenance and repairs are charged to operations as incurred.

Use of Estimates—The preparation of the Statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain revenues and certain expenses during the reporting period. Actual results could differ from those estimates.

4. FUTURE MINIMUM LEASE PAYMENTS

Future minimum lease payments to be received under noncancelable operating leases extending past December 31, 2005, are as follows:

Year Ending December 31,
2006	$9,520,504
2007	7,835,598
2008	5,988,448
2009	4,623,378
2010	3,580,300
Thereafter	6,485,934

Total	$38,034,162

PMB ACQUISITION #1 PARTNERS LLC

NOTES TO STATEMENT OF CERTAIN REVENUES AND CERTAIN EXPENSES

PERIOD FROM JANUARY 1, 2005 THROUGH DECEMBER 20, 2005—(Continued)

The Portfolio is 94% leased and occupied by approximately 200 tenants as of December 20, 2005, none of whom account for more than 10% of the rental revenue during the period from January 1, 2005 through December 20, 2005.

5. MORTGAGE NOTES PAYABLE

The four nonrecourse mortgage notes are collateralized by the medical office properties within each pool and assignment of all rents and leases. The terms of the mortgage notes as of December 20, 2005 are as follows:

Pool	Maturity Date	Rate	Principal Balance
Pool 1 (secured by 3 properties)	11/1/2013	5.75%	$17,832,000
Pool 2 (secured by 3 properties)	11/1/2013	5.75%	15,520,000
Pool 3 (secured by 4 properties)	11/1/2013	5.75%	16,072,000
Pool 4 (secured by 5 properties)	3/1/2014	5.79%	34,880,000

			$84,304,000

Minimum future principal payments for the mortgage notes are as follows:

Year ending December 31,
2006	$63,906
2007	1,202,254
2008	1,414,435
2009	1,498,186
2010	1,586,897
Thereafter	78,538,322

Total	$84,304,000

The mortgages have a prepayment penalty as defined in the respective promissory notes.

6. RELATED PARTY TRANSACTIONS

An affiliate of the 5% Members has been retained to perform property management services for the Portfolio. As provided for in the management agreement, the Portfolio is required to pay property management fees of 4% of gross monthly receipts. Property management fees of $646,872 were incurred during the period from January 1, 2005 through December 20, 2005.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee of

Excelsior LaSalle Property Fund, Inc.:

We have audited the accompanying statement of certain revenues and certain expenses (the “Statement”) of Marketplace at Northglenn (the “Property”) for the year ended December 31, 2004. The Statement is the responsibility of Excelsior LaSalle Property Fund, Inc.’s management. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. The Property is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2 to the Statement. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Statement presents fairly, in all material respects, the certain revenues and certain expenses, as described in Note 2, of the Property for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Chicago, Illinois

January 4, 2006

Marketplace at Northglenn

Statements of Certain Revenues and Certain Expenses

For the Period from January 1, 2005 through September 30, 2005 (unaudited)

and the Year Ended December 31, 2004

	Period from January 1, 2005 through September 30, 2005	Year ended December 31, 2004
	(unaudited)
Certain revenues:
Rental revenue	$4,334,859	$5,712,204
Tenant recoveries	1,496,146	1,788,092

Total certain revenues	5,831,005	7,500,296

Certain expenses:
Real estate taxes	822,438	1,164,498
Property operating	586,847	836,961
Management fees	164,778	213,422

Total certain expenses	1,574,063	2,214,881

Certain revenues in excess of certain expenses	$4,256,942	$5,285,415

See accompanying notes to the statements of certain revenues and certain expenses.

Marketplace at Northglenn

Period from January 1, 2005 through September 30, 2005 (unaudited)

and the Year Ended December 31, 2004

Notes to Statements of Certain Revenues and Certain Expenses

1. Organization.

On December 21, 2005, Excelsior LaSalle Property Fund, Inc. (the “Fund”) acquired Marketplace at Northglenn (“Northglenn” or the “Property”) a 439,273 square-foot, multi-tenant, retail power center located in Northglenn, Colorado built in 1999 and expanded in 2001. Aggregate purchase price for the Property was approximately $91.0 million funded by a $65.0 million mortgage loan, a $10.0 million borrowing on the Fund’s line of credit and cash on hand.

2. Basis of Presentation.

The accompanying statements of certain revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations for the Property for the periods presented. The statements exclude certain revenues and certain expenses such as sales tax revenue sharing income, interest, depreciation and amortization, professional fees, and other revenues and expenses not directly related to the future operations of the Property that may not be comparable to the revenue or expenses expected to be incurred in future operations. Management is not aware of any material factors relating to the Property which would cause the reported financial information not to be necessarily indicative of future operating results.

The unaudited statement of certain revenues and certain expenses for the period from January 1, 2005 through September 30, 2005 includes the operations during the period for which the Property was not owned by the Fund and reflects, in the opinion of the Fund, all adjustments necessary for a fair presentation of the interim statement. All such adjustments are of a normal and recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year of operations of the Property.

3. Summary of Significant Accounting Policies.

Revenue and Expense Recognition

Rental revenue is recognized on a straight-line basis over the terms of the tenant leases. Percentage rents are recognized on an accrual basis once tenant sales revenues exceed contractual tenant lease thresholds and are included in rental revenue. Tenant recoveries include payments from the tenants for taxes and other property operating expenses and are recognized as revenue in the same period the related expenses are incurred.

Property operating expenses represent the direct expenses of operating the Property and include real estate taxes, repairs and maintenance, insurance, and other property expenses that are expected to continue in the ongoing operations of the Property. Expenditures for maintenance and repairs are charged to operations as incurred.

Use of Estimates

The preparation of the statements of certain revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires the Fund to make estimates and assumptions that affect the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Marketplace at Northglenn

Period from January 1, 2005 through September 30, 2005 (unaudited)

and the Year Ended December 31, 2004

Notes to Statements of Certain Revenues and Certain Expenses—(Continued)

4. Future Rental Revenues.

Northglenn is leased to tenants under operating leases. Minimum lease payments receivable, excluding tenant reimbursement of expenses and percentage rents, under the non-cancelable operating leases in effect as of December 31, 2004 are as follows:

Year ended December 31,
2005	$5,822,070
2006	5,772,583
2007	5,306,600
2008	4,971,987
2009	4,138,868
Thereafter	14,492,654

Total	$34,682,692

* * * * * *

Summary Financial Information for the Lease Guarantor for 105 Kendall Park Lane

On June 30, 2005, we acquired 105 Kendall Park Lane, a 409,000 square-foot, single-tenant industrial building in suburban Atlanta, Georgia built in 2002. The tenant’s lease expires in 2017. The gross purchase price was approximately $18.8 million.

Because 105 Kendall Park Lane is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the lease guarantor, Acuity Brands, Inc., is more relevant to investors than the financial statements of the property acquired. As a result, pursuant to guidance provided by the SEC, we have not provided audited financial statements of the property acquired. Acuity Brands, Inc. files its financial statements in reports filed with the SEC, and the following summary financial data regarding Acuity Brands, Inc. are taken from its previously filed public reports.

Summary Financial Statements of Acuity Brands, Inc.

General

The building is leased to a single-tenant, Acuity Specialty Products Group, Inc., a wholly-owned subsidiary of Acuity Brands, Inc., the guarantor under the lease. The building serves as a distribution center for Acuity Specialty Products Group, Inc.

Lease

The lease began on May 1, 2002 and expires on April 30, 2017. The minimum base rent through the end of the lease is as follows:

Rental Period	Annual Base Rent
September 1, 2003 – April 30, 2007	$1,193,112
May 1, 2007 – April 30, 2012	1,329,993
May 1, 20012 – April 30, 2017	1,483,984

The lease contains renewal options for two additional five-year periods, at a market rate equal to no less than the rent immediately prior to the option term and no more than 125% of the rent immediately prior to the option term. The tenant is responsible for paying the property taxes, utilities, general liability insurance, common area maintenance charges and a monthly administrative fee.

Lease Guaranty

The 105 Kendall Park Lane lease is Guaranteed by Acuity Brands, Inc. The guaranty is an unconditional and absolute guaranty of payment and performance.

Guarantor

Acuity Brands, Inc., is a holding company that owns and manages two businesses that serve distinctive markets—lighting equipment and specialty products. The lighting equipment segment designs, produces, and distributes a broad array of indoor and outdoor lighting fixtures for commercial and institutional, industrial, infrastructure, and residential applications for various markets throughout North America and select international markets. The specialty products segment formulates, produces, and distributes specialty chemical products including cleaners, deodorizers, sanitizers, and pesticides for industrial and institutional, commercial, and residential applications primarily for various markets throughout North America and Europe. Acuity Brands, Inc. with its principal office in Atlanta, Georgia, employs approximately 10,000 people worldwide.

Tenant

Acuity Specialty Products Group, Inc. is a leading producer of specialty chemical products including cleaners, deodorizers, sanitizers, and pesticides for industrial and institutional, commercial, and residential applications primarily for various markets throughout North America and Europe. Acuity Specialty Products Group, Inc. sells over 9,000 catalog-listed products and over 6,000 other products through its salaried and commissioned direct sales force, operates six plants, and serves over 300,000 customers through a network of distribution centers and warehouses.

Acuity Brands, Inc.

Summary Historical Financial Information of Lease Guarantor

As of August 31, 2005 and 2004 and February 28, 2006

Consolidated Summary Balance Sheet

(Dollars in Thousands)

	February 28, 2006 (B)	August 31, 2005 (A)	August 31, 2004 (A)
	(Unaudited)
Cash and cash equivalents	$69,812	$98,533	$14,135
Accounts receivable, net	324,399	345,770	331,157
Inventories	216,816	215,590	222,260
Property, plant and equipment, net of accumulated depreciation	210,199	219,194	226,299
Other assets	565,328	563,128	562,601

Total assets	$1,386,554	$1,442,215	$1,356,452

Current liabilities	$342,077	$399,472	$366,883
Long-term debt	371,464	371,736	390,210
Other liabilities	132,041	129,214	121,382

Total liabilities	845,582	900,422	878,475

Stockholders’ equity	540,972	541,793	477,977

Total liabilities and stockholders’ equity	$1,386,554	$1,442,215	$1,356,452

Acuity Brands, Inc.

Summary Historical Financial Information of Lease Guarantor

As of August 31, 2005, 2004 and 2003 and February 28, 2006 and 2005

Consolidated Summary Statement of Operations

(Dollars in Thousands)

	For the six months ended February 28,		For the year ended August 31,
	2006 (B)	2005 (B)	2005 (A)	2004 (A)	2003 (A)
	(Unaudited)	(Unaudited)
Net sales	$1,115,407	$1,030,323	$2,172,854	$2,104,167	$2,049,308
Cost of products sold	674,929	626,624	1,324,311	1,253,380	1,235,900

Gross profit	440,478	403,699	848,543	850,787	813,408
Operating expenses	368,287	379,981	741,798	712,860	703,132

Operating profit	72,191	23,718	106,745	137,927	110,276
Other expenses	35,708	18,990	54,516	70,713	62,494

Net income	$36,483	$4,728	$52,229	$67,214	$47,782

(A)	Financial information as of August 31, 2005 and 2004 and for the year ended December 31, 2005, 2004 and 2003 has been summarized from the audited financial statements of Acuity Brands, Inc. as filed with the Securities Exchange Commission on Form 10-K.
(B)	Financial information as of February 28, 2006 and for the six months ended February 28, 2006 and 2005 has been summarized from the unaudited financial statements of Acuity Brands, Inc. as filed with the Securities Exchange Commission on Form 10-Q.

* * * * * *

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been presented as a result of acquisitions made during 2005 and 2006. In our opinion, all significant adjustments necessary for a fair presentation of the pro forma financial information for the period have been included. The pro forma condensed consolidated statement of operations for the three months ended March 31, 2006 includes adjustments for the acquisition of Metropolitan Park North that occurred on March 28, 2006, as if such acquisition had been made on January 1, 2006. The pro forma condensed consolidated statement of operations for the year ended December 31, 2005 includes adjustments for the acquisitions made during 2005 and 2006 as if such acquisitions had been made on January 1, 2005. The 2005 acquisitions include Georgia Door Sales Distribution Center, 111 Sutter Street, 105 Kendall Park Lane, Waipio Shopping Center, Marketplace at Northglenn and the Pacific Medical Office Portfolio. The Metropolitan Park North acquisition took place in 2006. The pro forma condensed consolidated balance sheet at December 31, 2005 includes adjustments for the acquisition made during 2006 as if such acquisition had been made at the balance sheet date. The pro forma information is based upon the historical consolidated statement of operations and balance sheet and does not purport to present what actual results would have been had the acquisitions, and related transactions, in fact, occurred on January 1, 2006 or January 1, 2005, or to project results for any future period.

EXCELSIOR LASALLE PROPERTY FUND, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005

	Historical Consolidated Balance Sheet	2006 Acquisition Adjustments		Total Consolidated Pro Forma
ASSETS
Investments in real estate:
Land	$42,875,193	$10,900,000	(a)	$53,775,193
Buildings and equipment	299,193,596	64,006,368	(a)	363,199,964
Development in progress	8,115,005	—		8,115,005
Less accumulated depreciation	(2,710,200)	—		(2,710,200)

Net property and equipment	347,473,594	74,906,368		422,379,962
Investments in unconsolidated real estate affiliates	51,708,531	—		51,708,531

Net investments in real estate	399,182,125	74,906,368		474,088,493
Cash and cash equivalents	8,161,608	297,446	(d)	8,824,197
Restricted cash	3,934,211	—		3,934,211
Tenant accounts receivable	313,160	—		313,160
Deferred expenses, net	2,725,893	365,143	(b)	2,725,893
Acquired intangible assets, net	78,207,106	14,461,222	(a)	92,668,328
Deferred rent receivable	1,096,446	—		1,096,446
Prepaid expenses and other assets	8,723,377	—		8,723,377

TOTAL ASSETS	$502,343,926	$90,030,179		$592,374,105

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes and other debt payable	$280,361,461	$68,000,000	(c)	$348,361,461
Accounts payable and other accrued expenses	15,240,840	—		15,240,840
Distributions payable	3,028,174	—		3,028,174
Acquired intangible liabilities, net	14,846,412	188,530	(a)	15,034,942

TOTAL LIABILITIES	313,476,887	68,188,530		381,665,417

Minority interest	2,812,126	—		2,812,126

Commitments and contingencies	—	—		—

Stockholders’ Equity:

Common stock: $0.01 par value; 5,000,000 shares authorized; 1,937,943 and 936,100 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	19,379	2,021	(d)	21,400
Additional paid-in capital	196,258,031	21,839,628	(d)	218,097,659
Distributions to stockholders	(10,183,310)	—		(10,183,310)
Accumulated deficit	(39,187)	—		(39,187)

Total stockholders’ equity	186,054,913	21,841,649		207,896,562

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$502,343,926	$90,030,179		$592,374,105

See notes to unaudited pro forma condensed consolidated balance sheet.

NOTE 1—PRO FORMA BASIS OF PRESENTATION

This unaudited pro forma condensed consolidated balance sheet of Excelsior LaSalle Property Fund, Inc. (“we”, “us”, “our” and the “Fund”) is presented as if the acquisition of Metropolitan Park North that occurred on March 28, 2006, had occurred on December 31, 2005. In our opinion, all adjustments necessary to reflect this transaction have been included.

The cost of the acquired assets and liabilities described in this report have been allocated based on their respective fair values. Upon acquisition of the property described below, the aggregate fair value of the tangible and intangible assets acquired was approximately $89.4 million and the liabilities assumed was approximately $188,530 related to acquired below-market in-place leases. The purchase price allocation adjustments made in connection with the preparation of the unaudited pro forma condensed consolidated balance sheet are based on information available. Subsequent adjustments and refinements to the allocations may be made as additional information becomes available.

NOTE 2—ACQUISITION ADJUSTMENTS

(a)	Investments in real estate

Asset Additions:
Metropolitan Park North acquisition		$89,179,060

Allocation to:
Land		$10,900,000
Building and equipment		64,006,368
Acquired intangible assets:
In-place lease intangible assets	$11,610,362
Above-market in-place leases	2,580,859

Total acquired intangible assets		14,461,222
Acquired intangible liabilities (below-market in-place leases)		(188,530)

		$89,179,060

Acquired intangible assets and liabilities are amortized over the remaining term of the respective leases, which range from 1 to 10 years for this property.

(b)	Deferred expenses have been adjusted to reflect financing fees of $365,143 paid at closing related to debt issuance costs, which are amortized over the term of the loan (7 years) as a component of interest expense.

(c)	Mortgage notes and other debt payable

Additional debt obtained to fund the acquisition of Metropolitan Park North:
Mortgage note	$61,000,000
Line of credit	7,000,000

$68,000,000

(d)	On February 27, 2006, we sold 202,081 shares of Common Stock for approximately $21.8 million. A majority of the proceeds were used to fund the acquisition of Metropolitan Park North.

EXCELSIOR LASALLE PROPERTY FUND, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006

	Historical Consolidated Statement of Operations	Historical Metropolitan Park North (1)	2006 Acquisition Pro Forma Adjustments		Total Condensed Consolidated Pro Forma
Revenues:
Minimum rents	$9,126,566	$2,568,339	$(113,034	) (a)	$11,581,871
Tenant recoveries and other rental income	2,225,316	352,090	—		2,577,406

Total revenues	11,351,882	2,920,429	(113,034)		14,159,277
Operating expenses:
Real estate taxes	1,183,924	99,797	—		1,283,721
Property operating	1,825,774	377,451	—		2,203,225
Fund level expenses	451,287	—	52,836	(b)	504,123
General and administrative	1,132,536	—	223,373	(c)	1,355,909
Depreciation and amortization	4,151,884	—	734,688	(d)	4,886,572

Total operating expenses	8,745,405	477,248	1,010,897		10,233,550

Operating income	2,606,477	2,443,181	(1,123,931)		3,925,727
Operating income and (expenses):
Interest income	263,868	—	—		263,868
Interest expense	(3,961,174)	—	(989,056	)(e)	(4,950,230)
Loss allocated to minority interests	22,876	—	—		22,876
Equity in income (loss) of unconsolidated affiliates	(64,763)	—	—		(64,763)

Total other income and (expenses):	(3,739,193)	—	(989,056)		(4,728,249)

Net income (loss)	$(1,132,716)	$2,443,181	(2,112,987)		(802,522)

Income (loss) per share—basic and diluted	$(0.56)				$(0.37)

Weighted average common stock outstanding—basic and diluted	2,014,345				2,147,338 (h)

(1)	The Historical Metropolitan Park North column includes the historical results of operations for Metropolitan Park North from January 1, 2006 through March 27, 2006.

See notes to unaudited pro forma condensed consolidated statement of operations.

EXCELSIOR LASALLE PROPERTY FUND, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical Consolidated Statement of Operations	Historical Marketplace at Northglenn (1)	Historical Pacific Medical Office Portfolio (2)	Historical 2005 Other Acquisitions (3)	2005 Acquisitions Pro Forma Adjustments		2005 Condensed Consolidated Pro Forma	Historical Metropolitan Park North (4)	2006 Acquisition Pro Forma Adjustments		Total Condensed Consolidated Pro Forma
Revenues:
Minimum rents	$13,246,485	$5,795,400	$13,693,293	$1,764,792	$1,240,538	(a)	$35,740,508	$10,624,972	$(452,135	) (a)	$45,913,345
Tenant recoveries and other rental income	1,756,582	1,771,399	2,834,728	766,056	—		7,128,765	1,527,840	—		8,656,605

Total revenues	15,003,067	7,566,799	16,528,021	2,530,848	1,240,538		42,869,273	12,152,812	(452,135)		54,569,950
Operating expenses:
Real estate taxes	1,616,554	1,005,202	1,618,513	229,913	—		4,470,182	411,472	—		4,881,654
Property operating	652,433	830,279	5,408,983	471,920	—		7,363,615	1,429,840	—		8,793,455
Fund level expenses	937,109	—	—	—	225,525	(b)	1,162,634	—	—		1,162,634
General and administrative	2,633,470	163,677	467,860	—	1,965,338	(c)	5,230,345	—	933,901	(c)	6,164,246
Depreciation and amortization	4,794,262	—	—	—	12,046,534	(d)	16,840,796	—	2,938,751	(d)	19,779,547

Total operating expenses	10,633,828	1,999,158	7,495,356	701,833	14,237,397		35,067,572	1,841,312	3,872,652		40,781,536

Operating income	4,369,239	5,567,641	9,032,665	1,829,015	(12,996,859)		7,801,701	10,311,500	(4,324,787)		13,788,414

Operating income and (expenses):
Interest income	898,256	401,760	—	—	—		1,300,016	—	—		1,300,016
Interest expense	(5,371,190)	—	(4,786,018)	—	(4,390,864	)(e)	(14,548,072)	—	(3,495,300	)(e)	(18,043,372)
Loss allocated to minority interests	10,844	—	—	—	190,582	(f)	201,426	—	—		201,426
Equity in income (loss) of unconsolidated affiliates	116,067	—	—	—	(276,477	)(g)	(160,410)	—	—		(160,410)

Total other income and (expenses):	(4,346,023)	401,760	(4,786,018)	—	(4,476,759)		(13,207,040)	—	(3,495,300)		(16,702,340)

Net income (loss)	$23,216	$5,969,401	$4,246,647	$1,829,015	$(17,473,618)		(5,405,339)	$10,311,500	(7,820,087)		(2,913,926)

Income (loss) per share—basic and diluted	$0.02						$(2.79)				$(1.36)

Weighted average common stock outstanding—basic and diluted	1,276,388						1,937,943 (h)				2,147,338 (h)

(1)	The Historical Marketplace at Northglenn column includes the historical results of operations of Marketplace at Northglenn from January 1, 2005 through December 20, 2005 and has been separately presented as the Fund’s investment in this property is significant.
(2)	The Historical Pacific Medical Office Portfolio column includes the historical results of operations of the Pacific Medical Office Portfolio from January 1, 2005 through December 20, 2005 and has been separately presented as the Fund’s investment in this portfolio of properties is significant.
(3)	The Historical 2005 Other Acquisitions column summarizes the historical results of operations for Georgia Door Sales Distribution Center, 105 Kendall Park Lane and Waipio Shopping Center from January 1, 2005 through the date of acquisition. These acquisitions have been combined as the Fund’s investment in these properties is not individually significant.
(4)	The Historical Metropolitan Park North column includes the historical results of operations for Metropolitan Park North for the entire year of 2005.

See notes to unaudited pro forma condensed consolidated statement of operations.

NOTE 1–—PRO FORMA BASIS OF PRESENTATION

This unaudited pro forma condensed consolidated statement of operations of Excelsior LaSalle Property Fund, Inc. (“we”, “us”, “our” and the “Fund”) is presented as if (i) the acquisitions made in 2005 (Georgia Door Sales Distribution Center, the 80% interest in 111 Sutter Street, 105 Kendall Park Lane, Waipio Shopping Center, Marketplace at Northglenn and the 95% interest in the Pacific Medical Office Portfolio) and (ii) the acquisition made in 2006 (Metropolitan Park North) had all occurred on January 1, 2005. The total pro forma consolidated statement of operations reflects these transactions. In our opinion, all adjustments necessary to reflect these transactions have been included. The pro forma condensed consolidated statement of operations is based upon the historical financial information of the Fund and the historical financial information of each of the above-mentioned entities for the year ended December 31, 2005. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with Statements of Certain Revenues and Certain Expenses for Georgia Door, 111 Sutter, Waipio Shopping Center, Northglenn Shopping Center and PMB Acquisition #1 Partners LLC (the “Pacific Medical Office Portfolio”) included elsewhere in this Form 10. Such pro forma financial information may not necessarily be indicative of what actual results of the Fund would have been if such transactions had been completed as of January 1, 2005, nor does it purport to represent the results of operations for the future periods.

NOTE 2—ACQUISITIONS

2005 Acquisitions

On February 10, 2005, we acquired a 100% interest in Georgia Door Sales Distribution Center, a 254,000 square-foot, single-tenant industrial building in suburban Atlanta, Georgia built in 1994 and expanded in 1996. The tenant’s lease expires in 2009. The gross purchase price was approximately $8.5 million funded by two mortgage loans, a $5.4 million, 5.31% fixed-rate, 10-year loan, interest-only for five years, and a $0.8 million variable-rate loan at LIBOR plus 140 basis points (5.69% at December 31, 2005) maturing in five years with an option to extend the term two additional years at a market rate. The remaining balance was funded by cash on hand.

On March 29, 2005, we acquired an 80% membership interest in a limited liability company that owns 111 Sutter Street in San Francisco, California, a 284,000 square-foot, multi-tenant office building built in 1926 and renovated in 2001. The aggregate consideration paid for the 80% membership interest was approximately $24.6 million. Additionally, we extended a $6.0 million short-term second mortgage loan to the limited liability company. The purchase price was funded by cash on hand of $18.9 million and a borrowing on our line of credit of $11.7 million. 111 Sutter Street was encumbered by an existing $48.9 million variable-rate mortgage loan at LIBOR plus 185 basis points. On June 22, 2005, the limited liability company finalized a $56.0 million fixed-rate mortgage loan maturing in 10 years at 5.58%. The majority of the proceeds from the loan were used to replace the existing mortgage loan debt on 111 Sutter Street and pay back the $6.0 million second mortgage loan to the Fund.

On June 30, 2005, we acquired a 100% interest in 105 Kendall Park Lane, a 409,000 square-foot, single-tenant industrial building in suburban Atlanta, Georgia built in 2002. The tenant’s lease expires in 2017. The gross purchase price was approximately $18.8 million, funded at closing by borrowings on our line of credit of $12.0 million and cash on hand. On August 15, 2005, we obtained a $13.0 million fixed-rate mortgage loan maturing in seven years at 4.92%, interest-only for the first four years.

On August 1, 2005, we acquired a 100% interest in Waipio Shopping Center, a 137,000 square-foot, multi-tenant retail center in Hawaii, built in 1986 with lease expirations through 2034. The gross purchase price was approximately $30.5 million, funded at closing with borrowings on our line of credit of $15.0 million and cash on hand. On October 27, 2005, we obtained a $20.0 million fixed-rate mortgage loan, interest-only, maturing in five years at 5.15%.

On December 21, 2005, we acquired a 100% interest in Marketplace at Northglenn, a 439,000 square-foot, multi-tenant retail center located ten miles north of downtown Denver, Colorado, that was redeveloped between 1999 and 2001 with lease expirations through 2020. The gross purchase price was approximately $91.5 million, funded at closing with a $64.5 million fixed-rate mortgage loan maturing in ten years at 5.50%, interest-only for the first two years, a $7.0 million borrowing on our line of credit and cash on hand. The acquisition included a $3.6 million Enhanced Sales Tax Incentive Program (“ESTIP”) note receivable from the local government that allows us to share in sales tax revenue generated by the retail center, which is expected to be repaid to us in full during 2008. The ESTIP note receivable is included in prepaid and other assets at December 31, 2005.

On December 21, 2005, we acquired a 95% membership interest in a limited liability company that owns a portfolio of leasehold interests in fifteen medical office buildings encompassing over 755,000 square-feet of space located throughout Southern California and the greater Phoenix metropolitan area Pacific Medical Office Portfolio. The buildings were built between 1979 and 1997 and have lease expirations through 2016 and are all subject to ground leases expiring in 2078. The total aggregate consideration paid for our 95% membership interest was approximately $132.8 million. Pacific Medical Office Portfolio was encumbered by four existing fixed-rate mortgage loans totaling $84.3 million maturing in 2013 and 2014 at a weighted average interest rate of 5.77%, interest-only until November 2006. The remaining purchase price was funded with cash on hand. The other member, owning a 5% interest, is an unrelated third party who performs property management services for the portfolio of buildings. Pacific Medical Office Portfolio was consolidated into the Fund based on the provisions of FIN 46(R).

2006 Acquisitions

On March 28, 2006, we acquired a 100% interest in Metropolitan Park North, a 186,000 square-foot, multi-tenant office building with a five level parking garage located in Seattle, Washington with lease expirations through 2016. The gross purchase price was approximately $89.2 million including closing costs and acquisition fees, funded at closing with a $61.0 million fixed-rate mortgage loan maturing in seven years at 5.73%, interest-only for the first four years, a $7.0 million borrowing on the line of credit and cash on hand.

NOTE 3—PRO FORMA ADJUSTMENTS

(a)	Revenues

The 2005 Acquisitions Pro Forma Adjustments column includes the impact of accretion of acquired above- and below-market in-place leases at properties acquired during 2005, assuming such acquisitions had occurred on January 1, 2005, of $1.2 million, as a net increase. Also included in the minimum rents adjustment, as an increase, is $77,874 related to straight-line rental income.

The 2006 Acquisition Pro Forma Adjustments column includes the impact of accretion of acquired above- and below-market in-place leases at the property acquired during 2006, assuming such acquisition had occurred on January 1, 2006 and 2005, of $0.1 million and of $0.5 million, respectively, as a net decrease.

(b)	Fund level expenses

Fund level expense adjustment reflects the impact of reimbursing the Manager for the total remaining reimbursable expenses balance of $52,836 and $225,525 as of March 31, 2006 and December 31, 2005, respectively. The reimbursable expenses represent the expenses of the Fund that have been paid for by the Manager, but are subject to reimbursement in future years.

(c)	General and administrative

General and administrative expenses include adjustments to reflect the fixed and variable management and advisory fees related to periods from January 1, 2006 to the date of acquisition for the acquisition made in 2006 and from January 1, 2005 to the dates of acquisition for the acquisitions made in 2005 and for the entire year of 2005 for the acquisition made in 2006.

(d)	Depreciation and amortization

Depreciation and amortization is adjusted to include amounts for consolidated properties we acquired related to periods from January 1, 2006 to the date of acquisition for the acquisition made in 2006 and from January 1, 2005 to the dates of acquisition for the acquisitions made in 2005 and for the entire year of 2005 for the acquisition made in 2006.

(e)	Interest expense

For the three months ended March, 31, 2006, interest expense adjustments are related to the increase in borrowings as a direct result of the 2006 acquisition described above. We assumed or obtained approximately $68.0 million of debt bearing interest at the weighted average rate of 5.82%. The pro forma interest expense on such borrowings was calculated using the effective interest rates of the underlying borrowings at March 31, 2006.

For the year ended December 31, 2005, interest expense adjustments are related to the increase in borrowings as a direct result of the 2005 and 2006 acquisitions described above. We assumed or obtained approximately $265.6 million of debt bearing interest at the weighted average rate of 5.55%. The pro forma interest expense on such borrowings was calculated using the effective interest rates of the underlying borrowings at December 31, 2005.

Since the interest rates on certain loans obtained in conjunction with the acquisitions are based on a spread over LIBOR, the rates will periodically change. The principal balance of variable-rate loans obtained was $750,000. If the interest rate on such variable rate loans increase by 25 basis points, the annual interest expense will increase or decrease by approximately $2,000.

(f)	Loss allocated to minority interest

Loss allocation to minority interest has been adjusted to reflect the allocation of net loss to the minority interest owners of the Pacific Medical Office Portfolio, assuming the portfolio was acquired on January 1, 2005.

(g)	Equity in income (loss) of unconsolidated affiliates

Equity in income (loss) of unconsolidated affiliates reflects our share of the net loss of 111 Sutter Street assuming the property was acquired on January 1, 2005.

(h)	Weighted average common stock outstanding

Weighted average common stock outstanding has been adjusted to reflect total Shares outstanding at December 31, 2005 and March 31, 2006, assuming such shares had been issued and outstanding during the entire year since the proceeds from the Share issuances were used to acquire the 2005 and 2006 acquisitions.

* * * * * *

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2005

Col. A	Col. B	Col. C		Col. D		Col. E
Description	Encumbrances	Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Amounts at which Carried at the Close of Period
		Land	Building and Equipment	Building and Equipment	Carrying Costs	Land	Building and Equipment	Total
Consolidated Properties:
Monument IV at Worldgate—Herndon, VA, Office	$38,000,000	$5,185,895	$57,013,016	$5,500	—	$5,185,895	$57,018,516	$62,204,411
Havertys Furniture—Braselton, GA, Industrial	27,986,602	100	17,474,370	—	—	100	17,474,370	17,474,470
Hagemeyer Distribution Center—Auburn, GA, Industrial	7,500,000	100	6,203,493	—	—	100	6,203,493	6,203,593
TNT Logistics—Monee, IL, Industrial	16,700,000	4,300,000	14,002,927	—	—	4,300,000	14,002,927	18,302,927
Georgia Door Sales Distribution Center—Austell, GA, Industrial	6,150,000	1,650,870	5,569,801	—	—	1,650,870	5,569,801	7,220,671
105 Kendall Park Lane—Atlanta, GA, Industrial	13,000,000	2,655,900	12,835,751	—	—	2,655,900	12,835,751	15,491,651
Waipio Shopping Center—Waipahu, HI, Shopping Center	19,950,000	13,424,686	14,756,055	—	—	13,424,686	14,756,055	28,180,741
Marketplace at Northglenn—Northglenn, CO, Shopping Center	64,500,000	15,657,642	66,217,362	—	—	15,657,642	66,217,362	81,875,004
Pacific Medical Office Portfolio:
1500 S. Central Ave—Glendale, CA, Office	4,664,000	—	5,253,326	—	—	—	5,253,326	5,253,326
18350 Roscoe Blvd—Northridge, CA, Office	8,863,000	—	10,584,319	—	—	—	10,584,319	10,584,319
18546 Roscoe Blvd—Northridge, CA, Office	3,572,000	—	5,580,126	—	—	—	5,580,126	5,580,126
18460 Roscoe Blvd—Northridge, CA, Office	1,500,000	—	2,939,865	—	—	—	2,939,865	2,939,865
14600 Sherman Way—Van Nuys, CA, Office	5,820,000	—	6,347,647	—	—	—	6,347,647	6,347,647
14624 Sherman Way—Van Nuys, CA, Office	5,036,000	—	7,684,623	—	—	—	7,684,623	7,684,623
300 Old River Road—Bakersville, CA, Office	4,054,500	—	5,942,789	—	—	—	5,942,789	5,942,789
500 Old River Road—Bakersville, CA, Office	3,204,500	—	4,395,618	—	—	—	4,395,618	4,395,618
Marian Hancock Medical Building—Santa Maria, CA, Office	2,557,000	—	3,189,644	—	—	—	3,189,644	3,189,644
Marian Medical Plaza—Santa Maria, CA, Office	4,960,000	—	7,510,621	—	—	—	7,510,621	7,510,621
Chandler Medical Office Building—Chandler, AZ, Office	5,409,000	—	6,785,326	—	—	—	6,785,326	6,785,326
1501 N. Gilbert—Gilbert, AZ, Office	4,880,000	—	4,749,952	—	—	—	4,749,952	4,749,952
Atwatukee Foothills Health Center—Chandler, AZ, Office	5,591,000	—	5,345,097	—	—	—	5,345,097	5,345,097
Sun Lakes	4,089,000	—	3,017,285	—	—	—	3,017,285	3,017,285
500 West Thomas Road—Phoenix, AZ, Office	20,104,000	—	25,789,083	—	—	—	25,789,083	25,789,083

Total	$278,090,602	$42,875,193	$299,188,096	$5,500	$—	$42,875,193	$299,193,596	$342,068,789

Col. A	Col. F	Col. G	Col. H	Col. I
Description	Accumulated Depreciation	Date of Construction	Date of Acquisition	Life on which depreciation in latest income statement is computed

Consolidated Properties:
Monument IV at Worldgate— Herndon, VA, Office	$1,368,646	2001	8/27/2004	50 years
Havertys Furniture—Braselton, GA, Industrial	378,581	2002/2005	12/3/2004	50 years
Hagemeyer Distribution Center—Auburn, GA, Industrial	134,280	2001	12/3/2004	50 years
TNT Logistics—Monee, IL, Industrial	280,059	2004	12/31/2004	50 years
Georgia Door Sales Distribution Center—Austell, GA, Industrial	102,247	1994/1996	2/10/2005	50 years
105 Kendall Park Lane—Atlanta, GA, Industrial	128,299	2002	6/30/2005	50 years
Waipio Shopping Center—Waipahu, HI, Shopping Center	153,487	1986/2005	8/1/2005	40 years
Marketplace at Northglenn—Northglenn, CO, Shopping Center	55,103	1999-2001	12/21/2005	50 years
Pacific Medical Office Portfolio:
1500 S. Central Ave—Glendale, CA, Office	5,464	1980	12/21/2005	40 years
18350 Roscoe Blvd—Northridge, CA, Office	11,032	1979	12/21/2005	40 years
18546 Roscoe Blvd—Northridge, CA, Office	5,812	1991	12/21/2005	40 years
18460 Roscoe Blvd—Northridge, CA, Office	3,051	1991	12/21/2005	40 years
14600 Sherman Way—Van Nuys, CA, Office	6,607	1991	12/21/2005	40 years
14624 Sherman Way—Van Nuys, CA, Office	8,006	1981	12/21/2005	40 years
300 Old River Road—Bakersville, CA, Office	6,206	1992	12/21/2005	40 years
500 Old River Road—Bakersville, CA, Office	4,583	1992	12/21/2005	40 years
Marian Hancock Medical Building—Santa Maria, CA, Office	3,317	1995	12/21/2005	40 years
Marian Medical Plaza—Santa Maria, CA, Office	7,831	1995	12/21/2005	40 years
Chandler Medical Office Building—Chandler, AZ, Office	7,060	1984	12/21/2005	40 years
1501 N. Gilbert—Gilbert, AZ, Office	4,939	1997	12/21/2005	40 years
Atwatukee Foothills Health Center—Chandler, AZ, Office	5,561	1994	12/21/2005	40 years
Sun Lakes	3,129	1996	12/21/2005	40 years
500 West Thomas Road— Phoenix, AZ, Office	26,900	1994	12/21/2005	40 years

Total	$2,710,200

Reconciliation of Real Estate

Consolidated Properties	2004	2005
Balance at beginning of year	$—	$104,241,113
Additions	104,241,113	237,827,676
Reductions	—	—
Balance at close of year	104,241,113	342,068,789

Reconciliation of Accumulated Depreciation

Consolidated Properties	2004	2005
Balance at beginning of year	$—	$266,891
Additions	266,891	2,443,309
Reductions	—	—
Balance at close of year	266,891	2,710,200